UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A

(Amendment No. 2)

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SEVEN ARTS ENTERTAINMENT INC.

(Exact name of registrant as specified in its charter)

Nevada	7812	45-3138068
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

8439 Sunset Boulevard, 4th Floor,

West Hollywood, CA 90069

Telephone: 323.372.3080

Facsimile: 323.372.3088

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Katrin M. Hoffman

Chief Executive Officer

Seven Arts Entertainment Inc.

8439 Sunset Boulevard, 4th Floor

West Hollywood, CA 90069

323.372.3080

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Randolf Katz

Baker & Hostetler LLP

600 Anton Boulevard, Suite 900

Costa Mesa, CA 92626

714.966.8807

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value per share	25,000,000	$0.03	$610,410	$83.26

(1)	The proposed maximum aggregate price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

Subject to completion, dated November [__], 2013.

SEVEN ARTS ENTERTAINMENT INC.

SUBJECT TO COMPLETION, DATED JANUARY (22), 2013

$610,410

25,000,000 shares of Common Stock

This Prospectus relates solely to the registration of shares of the Company’s common stock underlying warrants that the Company granted to its record and beneficial stockholders as of the close of the markets on August 31, 2012 (immediately prior to our reverse stock split) issuable on the date registration of Prospectus is effective with the Securities and Exchange Commission.  For each 10 pre-reverse split shares of our common stock that were owned by our stockholders as of such date, we granted one warrant (a “Warrant”) for the purchase of one post-reverse split share of our common stock, exercisable at a price to be determined by our Board of Directors at such time as this Prospectus is deemed effective, per post-reverse split share (a “Warrant Share”).  We did not distribute any Warrants prior to the date of this Prospectus.  The Warrants are non-transferrable and, accordingly, we do not expect that a secondary market for the Warrants will develop or be maintained.

Our common stock is quoted on the OTC BB and the OTC Market Group Inc.’s OTCQB tier under the symbol “SAPX.”  On November 11, 2013 , the last reported sale price of a share of our common stock was $0.0070 .

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 8 of this Prospectus and in any documents incorporated by reference in this Prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is November [__], 2013.

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TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	7
Special Note Regarding Forward-Looking Statements	20
Use of Proceeds	20
Dividend Policy	21
Capitalization	21
Dilution	21
Selected Historical Financial Information	22
Management’s Discussion and Analysis of Financial Condition and Results of Operations	23
Liquidity and Capital Resources	27
Critical Accounting Policies	30
Motion Picture Industry
Recorded Music Industry
Our Business	34
Management	53
Security Ownership of Certain Beneficial Owners	57
Certain Related Transactions	58
Market For Common Equity and Related Shareholder Matters	61
Description of Securities	61
Plan of Distribution	64
Legal Matters	64
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	64
Where You Can Find Additional Information	64
Index to Consolidated Financial Statements	F-1
Consolidated Financial Statements as of June 30, 2013 and 2012	F-2 through F-44

You should rely only on the information contained or incorporated by reference to this prospectus in deciding whether to purchase our shares. We have not authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus. Under no circumstances should the delivery to you of this prospectus or any sale made pursuant to this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus. To the extent that any facts or events arising after the date of this prospectus, individually or in the aggregate, represent a fundamental change in the information presented in this prospectus, this prospectus will be updated to the extent required by law.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Nevertheless, we are responsible for the accuracy and completeness of the historical information presented in this prospectus, as of the date of the prospectus.

As permitted by the rules and regulations of the SEC, the registration statement, of which this prospectus forms a part, includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website or at the SEC’s offices described below under the heading “Where You Can Find Additional Information”.

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PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus but may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire prospectus. In this prospectus, the words “Seven Arts”, “Company”, “we”, “our”, “ours” and “us” refer to Seven Arts Entertainment Inc., our listing predecessor Seven Arts Pictures PLC (“PLC”) and our subsidiaries, unless otherwise stated or the context otherwise requires. The shares of common stock referenced are stated after the 1-for-70 reverse stock split that occurred on August 31, 2012, the 1-for-50 stock split on May 2, 2013, and the 1-for-20 stock split on October 16, 2013. The financial statements and all other financial data included herein are presented in U.S. dollars ($).  In this Prospectus, the word “Group” refers to Seven Arts Entertainment Inc. and its subsidiaries listed in Corporate Organization.

Our Company

We are an independent motion picture production company engaged in developing, financing, producing and licensing theatrical motion pictures with budgets generally in the range of $2 million to $15 million for exhibition in domestic (i.e., the United States and Canada) and foreign theatrical markets and for subsequent post- theatrical worldwide release in other forms of media, including DVD, home video, pay-per-view, and free television. Our motion pictures will either receive only a limited theatrical release, or may even be released directly to post-theatrical markets, primarily DVD. Those pictures that receive either a limited theatrical release or a post-theatrical release typically benefit from lower prints and advertising (“P & A”) costs.

Recent domestic theatrical releases of our motion pictures include Deal (April 2008), Noise (May 2008), Autopsy (January 2009), Night of the Demons (October 2010), The Pool Boys (September 2011) and Drunkboat (July 2012), all of which received limited United States theatrical releases. We released one motion picture in 2013, Nine Miles Down, and expect to release Schism in March of 2014 . We currently have three motion pictures in development that we anticipate will be released within the next two to three years (i.e., 2015 – 2017), Romeo Spy, The Winter Queen and Neuromancer. We may supplement these motion pictures releases with certain lower cost pictures not yet fully developed, as well as with selected third-party acquisitions.

In the last year, we have engaged in development activities on our motion picture projects Winter Queen and Neuromancer (e.g. writing of scripts, preparation of budget, arranging cast and technical, talent, scouting locations), which will have production budgets of approximately $20 million and $60 million, respectfully.  By reason of the production costs, underlying material and creative elements attached (director and actor), we believe these larger budget motion pictures will obtain a substantial theatrical release in the United States and international territories such as United Kingdom, Germany, Japan, France, Spain and Australia but there can be no assurance that we will achieve this objective.  We have also developed three lower budget motion pictures and acquired two as part of our distribution strategy.

We do not yet have firm commitment for the financing and production of the motion picture projects described above.  We have no assurance that we will be able to finance production of these motion pictures but expect to do so within the next 18 months. We are currently negotiating financing and distribution arrangements for each project but none is complete.  No assurance can be made regarding the timing of financing, completion and delivery on any motion picture we seek to finance and distribute. The “pre-sale” licensing market has become increasingly difficult to access as a film financing device and may materially affect our ability to finance and distribute our films.

We currently control copyright interests, directly or through affiliates, for 27 completed motion pictures. An additional 12 motion pictures for which we own distribution rights are now controlled by Arrowhead Target Fund Ltd. (“Arrowhead”), a former hedge fund investor, which receives all of the revenues from these pictures until recoupment of current indebtedness. We are attempting to negotiate an agreement with Arrowhead to re-acquire the licenses of all these 12 motion pictures; however, we cannot provide any assurances that we will be able to reach any such agreement. A substantial portion of our library revenues are derived from only a few of our library titles.

On February 23, 2012, we executed definitive agreements to acquire the music assets of David Michery (dated as of December 19, 2011) and 100% of the stock of Big Jake Music (dated as of September 29, 2011). On February 23, 2012, we gained control of the music assets and BJM, although the transactions were negotiated by our listing predecessor and were agreed as well as publicly announced on the effective dates described. As a result, we are now an independent distributor and producer of sound recordings. Mr. Michery’s assets include (i) 52 completed sound recordings, embodying the performances of established urban recording artist DMX and the right to record and distribute two additional albums embodying DMX’s performance and (ii) up to five albums embodying the performance of established urban act Bone Thugs-N-Harmony, the first of which, Art of War III has been delivered to us. DMX’s first album for Seven Arts Music, Undisputed , was released on September 11, 2012. The Company has obtained an executed record distribution agreement with Fontana Distribution which is now in full force and effect.

The Company recorded total revenues of $1,522,808 and a net loss after tax of $22,062,539 for the fiscal year ended June 30, 2013, compared to total revenues of $4,058,006 (restated) and a net loss of $11,153,464 (restated) for the fiscal year ended June 30, 2012.

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As of July 1, 2010, PLC agreed in an Asset Transfer Agreement of that date to transfer certain of its assets (including ownership of the one operating subsidiary) to us, in exchange for assumption by us of certain of its indebtedness. This transfer was agreed to by PLC’s shareholders at an Extraordinary General Meeting on June 11, 2010. The purpose of this transfer was to eliminate the Group’s status as a foreign private issuer and to assume compliance with all obligations of a U.S. domestic issuer under all applicable state and Federal securities laws. The transfer of assets and liabilities was completed effective January 27, 2011, and NASDAQ trading of our common stock, succeeding to PLC’s ordinary shares, commenced on September 1, 2011.

Trading of our common stock on The NASDAQ Capital Market was suspended at the opening of business on September 14, 2012, due to our not meeting the $1 minimum bid price stock listing requirement of The NASDAQ Stock Market for ten trading days prior to September 20, 2012, the expiration date on the Company’s six-month extension to meet this listing requirement.

On September 14, 2012 our common stock began being quoted on the OTC Market Group Inc.’s OTCQB tier under our historical symbol “SAPX.”

Our Business Strategy

The Company’s current business strategy is:

●	To finance, produce and distribute two to four motion pictures per year with budgets of between $2 million and $15 million each. As previously stated, these pictures will receive only a limited theatrical release. There can be no assurance as to the number of theaters or “print & advertising” expenditures we will be able to arrange on any of these motion pictures. The Company’s next motion picture to be released is expected to be Schism in March 2014.

●	To acquire and distribute sound recordings throughout the world, both as singles .and albums of both established and new recording artists. We expect to release 3 to 4 albums per calendar year, including albums by the established urban artists DMX, the next one early in 2014, and Bone Thugs-N-Harmony, in December 2013.

●	To supplement our core strategy by producing an occasional higher cost motion picture (production budgets of $30 - $60 million). We will seek to license such projects to a major studio to guarantee a studio-wide release and obtain a commitment to cover a portion or all of P&A costs as well as other distribution expenses, although no such agreement has yet been completed.

●	To opportunistically acquire distribution rights to an additional two to five motion pictures produced by others, each year, for distribution in theatrical, video and television markets, as an agent, for a 15%-20% fee. We have acquired three motion pictures in the twelve months pursuant to this strategy.

●	To maximize our current use of tax-preferred financing structures around the world to fund our motion picture productions.

●	To enter into arrangements with theatrical and video distributors, to gain more control over and increase our share of the revenues from distribution of our motion pictures by decreasing distribution fees, approval over distribution strategy and distribution costs, and shorter license terms. We have entered into such arrangements in the United States, United Kingdom and Spain in the last twelve months.

●	To expand our library of completed motion pictures, sound recordings, and musical compositions.

Competitive Strength

The Company’s competitive strengths include:

●	The experience of our management and our relationships with independent motion picture distributors.

●	Our relationships with “key talent” (e.g., writer, director, actor and producer) and with independent motion picture distributors around the world.

●	Our experience in structuring tax-preferred financings.

●	Our exclusive recording agreements with DMX and Bone Thugs-N-Harmony.

Warrants and Exercise Thereof

This Prospectus provides for issuance and re-sale of shares of our common stock to be issued to holders of record on August 31, 2012 of our common stock, on the exercise of warrants (“Warrants”) to be issued to each such holder on the effectiveness of this Prospectus.  Warrants may be exercised at the election in writing of the holder as with payment of the exercise price of $.___ per share at any time on or before December 31, 2014.  As a result, this Offering is a continuous offering until expiration of the warrants.

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We granted the Warrants to our shareholders as of the last trading day (August 31, 2012) prior to our reverse split on August 31, 2012, to compensate shareholders for losses that resulted from that reverse split. We do not believe the Warrants have any intrinsic trading and will have value only if the market price of our common stock exceeds the exercise price of the Warrants after issuance and before expiration of the Warrants. The Board has made and will make no recommendation that any shareholder exercise his or her Warrants. No officer or director who may receive Warrants by reason of common stock ownership on August 31, 2012 is obligated directly or indirectly to exercise such Warrants.

Potential Conflicts of Interest

Our former Chief Executive Officer (who is currently on a leave of absence), Peter Hoffman, controlled several companies that are not part of the Group but from which (prior to January 1, 2012) we obtained or transferred distribution rights or other assets related to our business and which controlled production of our motion pictures. Our agreements with Mr. Hoffman and the companies controlled by him provided that all revenues related to our business payable to Mr. Hoffman or any of these companies is due to us, except Mr. Hoffman’s salary, bonus and stock ownership as described herein. These arrangements have ceased as of December 31, 2011. See Risk Factors – Relating to Our Business and Certain Related Transactions. Through to December 31, 2011, our interests may have conflicted with those of our Chief Executive Officer in that our satisfaction of certain indebtedness may release Mr. Hoffman’s guarantee and pledge of stock to indebtedness, payment of general operating expenses and production costs of motion pictures controlled by us may reduce Mr. Hoffman’s affiliates’ liability for these expenses. At June 30, 2013, we owed Mr. Hoffman $1,665,762 on account of his salary, bonuses and cash advances to us.

Potential Benefits To Affiliates

Prior to January 1, 2012, certain of our affiliates, controlled by Mr. Hoffman were entitled to be reimbursed by us for general overhead incurred by each to conduct business for us in amounts approved by us and then to be reimbursed for certain third-party costs on motion pictures controlled by us and to be indemnified for loss costs or damages arising from the conduct of business on our behalf if approved by us. These agreements terminated on December 31, 2011.

Seven Arts Filmed Entertainment Louisiana LLC (“SAFELA”) will manage our production and post-production facility in New Orleans, Louisiana, with all revenues and profits for the account of the Company. The building housing the post-production facility is owned by the wife of Mr Hoffman as her separate property through her company Seven Arts Pictures Louisiana LLC (“SAPLA”).  All tax credits earned by SAPLA or SAFELA will be payable to or for the account of the Company.  See Certain Related Transactions for further detail and discussion of all transactions with affiliates.

SAPLA entered into a Credit Agreement with Advantage Capital Community Development Fund LLC dated October 11, 2007, for the acquisition and improvement of the production and post-production facility located at 807 Esplanade Avenue in New Orleans, Louisiana (“807 Esplanade”) for aggregate principal advances of up to $3,700,000. This agreement was guaranteed by the Company’s predecessor. Approximately $3,700,000 plus interest has been drawn under the terms of this Credit Agreement, as of June 30, 2012. The Company has now assumed the liability for $1,000,000 of this amount plus a contingent sum of $750,000 (contingent on receipt of at least $5,000,000 in cash proceeds from the disposal of the tax credit revenues) due to an agreement with the now mortgagor Palm Finance Inc. (“Palm”). A construction loan of $1,850,000 by Palm previously guaranteed by the Company has now also been assumed by the Company, through SAFELA, who will control long term management on the property at 807 Esplanade and operate a film production and post-production facility on that site. The current amount outstanding under the facility with Palm as of June 30, 2013 is approximately $3,743,000, including accrued interest. Mr. Hoffman has personally guaranteed all amounts due under the Palm facility.

Loan Agreements

As disclosed in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations – Liquidity and Capital Resources”, we have negotiated arrangements with the following lenders for the following approximate amounts to extend the due date for payment:

Lender	Amount	Due Date	Interest Rate
Palm Finance Corp. (“Palm”)	$7,814,412	Past Due	18%
Palm mortgage and construction loan	$3,743,286		15%
Trafalgar Specialised Fund	$585,729	Past Due	9%

Our aggregate indebtedness for borrowed money as of June 30, 2013, is approximately $15,632,000

Litigation Matters.   We are subject to several claims and lawsuits described in Business- Litigation below.  In particular:

Arrowhead Target Fund

Seven Arts Future Flow I (“SFF”), a limited liability company owned by SAP Inc., a company previously controlled by Mr. Hoffman, obtained financing from the Arrowhead Target Fund, Ltd. (“Arrowhead”) of approximately $8,300,000 (the “Arrowhead Loan”).  SFF secured the Arrowhead Loan with liens on 12 motion pictures. The Company’s only liability is to repay the Arrowhead Loan from the proceeds of the film assets pledged against the Arrowhead Loan. The Company is not required to repay the Arrowhead Loan from any of its other assets or revenues. SAE’s subsidiary, SAFE, Ltd. was the collateral agent of the film assets.

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The Arrowhead Loan became due in February 2009 and SFF has not paid the outstanding principle and interest due thereon. Arrowhead has the right to foreclose on the pledged film assets, but has not done so at the present time. SFF has received a default notice to this effect and as a result Arrowhead is now collecting directly all sums receivable by the Company with respect to these motion pictures, and has appointed a new servicing agent for these motion pictures with the result that the Company no longer controls the licensing of these motion pictures. Failure to repay or refinance the Arrowhead Loan could result in a material disposition of assets through the loss of the Company’s rights to the twelve motion pictures and related loss of revenues in amounts that are difficult to predict.

Arrowhead filed an action on September 22, 2010 in New York Supreme Court, New York, New York, Arrowhead Target Fund v. Hoffman No. 657481/2010, which seeks recovery from the Company of the monies which the Company has retained under its interpretation of the relevant agreements with Arrowhead. In addition, Arrowhead makes substantial additional claims against the Company, Mr. Hoffman and SAP Inc. regarding claimed breaches of the terms of the operative agreements, including failure to properly account, failure to turn over materials, failure to remit monies collected, and similar matters. The claims against the Company for these breaches of warranties for damages are $8,300,000 although Arrowhead states no basis for this amount.

The Company had moved to dismiss the action against all defendants other than Seven Arts Future Flows I LLC, which is not part of the Company. On August 9, 2011, the New York Supreme Court granted the Company’s motion and dismissed all defendants except Seven Arts Filmed Entertainment Limited in its capacity as a collateral agent, which is not a material element of Arrowhead claim. The Company continues to believe that Arrowhead’s claims against the Company are without substantial merit.

Arrowhead has purported to amend its claim against the Company and the other defendants. The Company will seek dismissal of these claims on the same grounds. As of June 30, 2013, and through the date of this filing, there have been no further development.  The Company continues to believe that Arrowhead’s claims against the Company are without substantial merit and will vigorously defend.  The Company has accrued $744,000 as a loss contingency on this matter.

Arrowhead Capital Partners – ACG Loan

PLC, SAP and SAFE, and several special purpose companies formed by SAP were named as defendants in an action by Arrowhead Capital Partners Ltd filed in the Supreme Court of New York County of New York State served on May 24, 2010, seeking to collect $1,000,000 plus interest (the “ACG Loan”) due to Arrowhead Consulting Group LLC (“ACG”) as well as foreclosure on the collateral granted as part of the Cheyne Loan described above in Note 13 under “Production Loans”. Arrowhead Capital Finance v. Seven Arts Pictures, No. 601199/10.  The ACG Loan is fully subordinated to repayment of the Cheyne Loan, which has not been repaid, and a subsidiary of the Company has been assigned all Cheyne’s rights under the subordination provision of the Cheyne Loan.   ACG and the Company filed our motion for summary judgment which resulted in summary judgment in favor of ACG against SAFE, SAP and the special purpose companies.  That summary judgment is on appeal to the New York Court of Appeals.  As of June 30, 2013, and the date of this filing, there has been no decision in the appeal.  The Company plans to vigorously defend this matter and cannot yet determine the probability of the outcome.  The Company has not accrued a loss contingency on this matter and it is not a defendant in this action.  Any claim against SAFE will be subject to the customary liquidation proceedings of SAFE under the law of the United Kingdom.

JOBS Act Qualification and Financing Report Exceptions

We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act of 2012, ("JOBS Act"). For as long as we are deemed an emerging growth company, we may take advantage of specified reduced reporting and other regulatory requirements that are generally unavailable to other public companies. These provisions include:

• an exemption from the auditor attestation requirement in the assessment of the emerging growth company's internal controls over financial reporting;

• an exemption from the adoption of new or revised financial accounting standards until they would apply to private companies;

• an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor's report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer; and

• reduced disclosure about the emerging growth company's executive compensation arrangements pursuant to the rules applicable to smaller reporting companies.

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We may take advantage of these provisions until we are no longer an emerging growth company, which will occur on the earliest of:

i. the last day of the fiscal year following the fifth anniversary of our IPO;

ii. the last day of the fiscal year in which we have more than $1.0 billion in annual revenues;

iii. the date on which we have more than $700 million in market value of our common units held by non-affiliates; or

iv. the date on which we issue more than $1.0 billion of non-convertible debt over a three-year period.

We have elected to adopt the reduced disclosure requirements described above, and have not elected to opt out of the exemption that allows emerging growth companies to extend the transition period for complying with new or revised financial accounting standards.

Corporate Organization

The following is the corporate organization chart of Seven Arts and its subsidiaries:

Corporate Information

Seven Arts is a corporation organized under the laws of Nevada. Our principal executive offices are located at 8439 Sunset Boulevard, 4th Floor, West Hollywood, CA 90069. Our telephone number is (323) 372-3080.

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THE OFFERING

Securities Offered	25,000,000 shares of common stock

Common Stock

Number of shares of common stock outstanding before this offering	20,565,472 shares of common stock
Number of shares of common stock outstanding after this offering	45,565,472 shares of common stock

Use of Proceeds	We intend to use the net proceeds of this exercise of the Warrants (if any) and the resulting issuance of Common Stock for working capital and general corporate purposes
Trading Symbol on OTCQB / OTCBB	SAPX
Risk Factors	The securities offered by this prospectus are speculative and involve a high degree of risk, and investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page 10.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following sets forth a summary of consolidated profit and loss and balance sheet statements for the fiscal years ended June 30, 2013 and June 30, 2012 prepared under United States Generally Accepted Accounting Principles (“US GAAP”). All of the foregoing has been derived from our audited consolidated annual financial statements and related notes included elsewhere in this Prospectus. The summary consolidated historical financial and operating information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto and the other financial information included elsewhere in this prospectus.

The historical results included below and elsewhere in this prospectus are not indicative of our future performance.

Summary Financial Data

(in $000’s, except per share data)

	Year Ended June 30, 2013	Year Ended June 30, 2012
		Restated

Summary Profit and Loss Statements

Total Revenues (1)	$1,525	$4,058

Gross Profit/(Loss)	(10,899)	(10,332)

Net Income/(Loss)	$(22,416)	$(11,153)

Weighted Average Shares Outstanding Basic	169	23

Weighted Average Shares Outstanding Diluted	169	23

Earnings (loss) Per Share – Basic(2)	$(130.28)	$(492.98)

Earnings (loss) Per Share – Diluted (2)	$(130.28)	$(492.98)

Summary Balance Sheet

Total Loans	$15,606	$29,983

Total Assets	$15,632	$13,288

Shareholders’ Equity (3)	$(6,715)	$9,858

(1) Revenues in the period ended June 30, 2012 included $3,235,000 in net fee income earned for services to a related party

(2) The audited Consolidated Financial Statements for the fiscal years ended June 30, 2013 and 2012, show income per-share figures calculated using the weighted average number of shares outstanding in each period. A 1-for-70 reverse stock split was effective August 31, 2012, a 1-for-50 reverse stock split was effective May 2, 2013 and a 1-for-20 reverse stock split was effective October 16, 2013. The income per share figures in the table above have been adjusted from the figures shown in prior financial statements to show the effect of the reverse stock splits as if they had occurred on the first day of the fiscal year ended June 30, 2012.

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RISK FACTORS

You should carefully consider the risks described below, together with all of the other information included in this report, before making an investment decision with regard to our securities. The statements contained in or incorporated into this prospectus that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our shares of common stock could decline, and you may lose all or part of your investment.

Risks Relating to Our Business

Our success depends on certain key employees and Mr. Hoffman has the right to approve all business decisions regarding motion pictures.

Our success depends to a significant extent on the performance of a number of senior management and other key employees, including production and creative personnel. We particularly depend upon our former Chief Executive Officer (who is currently on leave), Peter Hoffman, whose employment agreement grants him the right, as long as he is employed by us, to approve or control all artistic and business decisions regarding motion pictures that we acquire, produce or distribute. As a result, our success depends to a significant extent on Mr. Hoffman’s creative and business decisions regarding the motion pictures we acquire, produce and distribute.

We do not have “key person” insurance on the lives of any of our officers or directors. We have entered into employment agreements with our top executive officers. These agreements entitle us to possible injunctive relief for breach of the agreements. These agreements cannot assure us of the continued services of such employees. In addition, competition for the limited number of business, production and creative personnel necessary to create and distribute our entertainment content is intense and may grow in the future. Our inability to retain or successfully replace where necessary members of our senior management and other key employees could have a material adverse effect on our business, results of operations and financial condition.

Our interests may conflict with those of our former Chief Executive Officer.

We previously had entered into a series of agreements with Mr. Hoffman, our former chief executive officer, and his affiliated companies that may have resulted in our interests differing from theirs (see “Certain Related Transactions”). These arrangements ceased on December 31, 2011.

The failure to repay the Arrowhead Loan may affect our control over certain motion pictures.

Our failure to repay obligations under the Arrowhead Loan and Cheyne Loan has resulted in the loss of control of assets that we pledged Seven Arts Future Flow I (“SFF”), a limited liability company owned by SAP now owned by PLC (in liquidation), obtained financing from the Arrowhead Target Fund, Ltd. (“Arrowhead”) of approximately $8,300,000 (the “Arrowhead Loan”). The Group secured the Arrowhead Loan with liens on 12 motion pictures.

The Arrowhead Loan was due on February 15, 2009, and SFF did not pay the outstanding principal and interest due thereon. Arrowhead had the right to foreclose on the pledged film assets, but has not done so. SFF has, however; received a default notice to that effect, and, as a result, Arrowhead is now collecting directly all sums receivable from us with respect to these motion pictures, and has appointed a new servicing agent for these motion pictures, with the result that we no longer control the licensing of these motion pictures. Failure to repay or refinance the Arrowhead Loan could result in a material disposition of assets through the loss of our rights to v twelve motion pictures and related loss of revenues in amounts that are difficult to predict. Arrowhead continues to have the right to foreclose on the twelve motion pictures, which are Asylum, The Hustle, I’ll Sleep When I’m Dead, Johnny Mnemonic, Never Talk to Strangers, No Good Deed, Popstar, Red Riding Hood, Shattered Image, A Shot At Glory, Stander, and Supercross. PLC also obtained financing of an aggregate of approximately $7,500,000 from Arrowhead Consulting Group LLC (“ACG”) for $1,000,000 (“ACG Loan”) and Cheyne for the $6,500,000 Cheyne Loan at a rate of interest of 19% and 18% per annum, respectively. SAP, SAFE and PLC secured the ACG Loan and the Cheyne Loan with 321,400 of our ordinary shares beneficially owned by Mr. Hoffman, and with liens on six motion pictures, plus a second position security interest in the motion pictures pledged under the Arrowhead Loan. The Cheyne Loan matured on September 30, 2007. SAFE acquired the debt from then due to Cheyne, a sum of approximately $6,500,000, on or about April 2008, and received an assignment from Cheyne of their senior secured position on the film assets, including Cheyne’s subordination agreement with ACG. Management believes that the 321,400 pledged shares were released, and the pledged shares were not passed on to the $1,000,000 subordinated noteholder, ACG. ACG has demanded payment of the ACG Loan of $1,000,000 and has filed suit therefore. The Group is in litigation with the liquidator of ACG regarding the $1,000,000 plus accrued interest as it believes this debt will never be paid due to its subordination to the senior loan. Failure to prevail in this litigation or to repay or refinance the ACG Loan could result in the loss of our rights to six motion pictures.

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We face substantial capital requirements and financial risks.

Our business requires substantial investments of capital. The production, acquisition and distribution of motion pictures require a significant amount of capital. A significant amount of time may elapse between our expenditure of funds and the receipt of commercial revenues or tax credits derived from the production of our motion pictures. This time lapse requires us to fund a significant portion of our capital requirements from various financing sources. We cannot be certain that we can continue to successfully implement these financing arrangements or that we will not be subject to substantial financial risks relating to the production, acquisition, completion and release of future motion pictures. We currently employ a variety of structuring techniques, including debt or equity financing, in efforts to achieve our investment objectives. We cannot be certain that we will be able to negotiate structures that accomplish our objectives. We intend to increase (through internal growth or acquisition) our production slate or our production budgets, and, if we do, we will be required to increase overhead and/or make larger up-front payments to talent and, consequently, bear greater financial risks. Any of the foregoing could have a material adverse effect on our business, results of operations and financial condition.

The costs of producing and marketing feature films have steadily increased and may further increase in the future, making it more difficult for a film to generate a profit. The costs of producing and marketing feature films have generally increased in recent years. These costs may continue to increase in the future, which may make it more difficult for our films to generate a profit or compete against other films. Historically, production costs and marketing costs have risen at a higher rate than increases in either the number of domestic admissions to movie theaters or admission ticket prices. A continuation of this trend would leave us more dependent on other media, such as home video, television, international markets and new media for revenue, which may not be sufficient to offset an increase in the cost of motion picture production. If we cannot successfully exploit these other media, it could have a material adverse effect on our business, results of operations and financial condition.

Budget overruns may adversely affect our business. Our business model requires that we be efficient in the production of our motion pictures. Actual motion picture production costs often exceed their budgets, sometimes significantly. The production, completion and distribution of motion pictures are subject to a number of uncertainties, including delays and increased expenditures due to creative differences among key cast members and other key creative personnel or other disruptions or events beyond our control. Risks such as death or disability of star performers, technical complications with special effects or other aspects of production, shortages of necessary equipment, damage to film negatives, master tapes and recordings or adverse weather conditions may cause cost overruns and delay or frustrate completion of a production. If a motion picture incurs substantial budget overruns, we may have to seek additional financing from outside sources to complete production, which may not be available on suitable terms. We cannot assure you that such financing on terms acceptable to us will be available, and the lack of such financing could have a material adverse effect on our business, results of operations and financial condition.

In addition, if a motion picture production incurs substantial budget overruns, we cannot assure you that we will recoup these costs, which could have a material adverse effect on our business, results of operations and financial condition. Increased costs incurred with respect to a particular film may result in any such film not being ready for release at the intended time and the postponement to a potentially less favorable time, all of which could cause a decline in box office performance, and, thus, the overall financial success of such film. Budget overruns could also prevent a picture from being completed or released. Although none of these events has occurred to us to date, any of the foregoing could have a material adverse effect on our business, results of operations and financial condition.

A substantial number of our motion pictures did not generate enough revenue to satisfy financing obligations related to those motion pictures, and our future motion pictures may not generate enough revenue to satisfy obligations entered into to finance their production.

We have obtained financing for most of our motion pictures and secured those financings with the assets from those and other motion pictures. If we are unable to generate sufficient revenues to repay those obligations under the terms of the financings, we lose those motion picture assets and any future revenues that we could derive from those assets. As noted, the revenues of the 12 and 6 motion pictures securing the Arrowhead Loan and the ACG Loan, respectively, have not met our estimates, and, as a result, we have not been able to repay those loans in the periods set out in those loans. If we are unable to amend the terms of those loans or satisfy them otherwise, we could lose those motion picture assets.

Additionally, our net revenues from a certain tax advantaged transaction after accounting for expenses for that transaction were not sufficient to enable us to satisfy a £1,000,000 ($1,651,000) convertible debenture from Trafalgar Capital Special Investment Fund (“Trafalgar”) that came due on June 30, 2009, which we had expected to repay from that funding source even though that funding source was not pledged to repay the Trafalgar loan. As a result, we defaulted on a payment of £1,000,000 plus interest to Trafalgar Capital Special Investment Fund in June 2009.

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On September 2, 2009 the Group repaid Trafalgar $1,000,000 as a partial payment against this loan, with the remaining balance subject to repayment in cash or convertible to the shares of common stock of the Group at the conversion terms as agreed between Trafalgar and the Group. On June 22, 2010 an amended agreement was entered into with Trafalgar for an extension of the due date of the convertible debentures to December 31, 2010, and the Group agreed to issue 49 shares of common stock to settle a portion of the debt. Trafalgar agreed to reduce the loan amount from the proceeds it received from selling the 49 shares of common stock. The transaction was consummated subsequent to the date of the financial statements and all 49 had been sold by December 31, 2010. Subsequent to June 30, 2010, a further amended agreement was entered into with Trafalgar for an extension of the due date of the convertible debentures to March 31, 2011, and the Group agreed to issue

61 shares of common stock to settle a portion of the debt. Trafalgar agreed to reduce the loan amount from the proceeds it received from selling the 61shares of common stock. There have been no subsequent extensions and the loan remains past due. Interest is being accrued accordingly.

We entered into two senior financing loan and security agreements with Palm to finance the production costs of The Pool Boys, Autopsy and Nine Miles Down dated May 7, 2007 and December 17, 2007. These loans are secured by the revenues to be collected from these motion pictures. The revenues so far collected have been insufficient to repay the majority of these loans, primarily as result of management’s decision to delay the release of these films. We have entered into a forbearance agreement with Palm extending the due date of these loans to December 31, 2012. The original principal amounts of the Palm loans for The Pool Boys and Autopsy are $5,250,000, including a $500,000 interest reserve, and for Nine Miles Down was $4,000,000, including a $750,000 interest reserve.

We cannot assure you that a failure to repay these obligations will not make the terms of future financings more onerous or prohibitive. We also cannot assure you that our estimates of revenues from motion pictures securing any other current or future financings will be accurate, and that we will be able to satisfy those financings with the revenues from the motion pictures securing those financings. The loss of motion picture or other assets as a result of any such default would adversely affect our business.

We may not receive the proceeds of certain tax credits due to us for services performed with respect to our post-production facility in New Orleans and may be affected by any action against our former chief executive officer related thereto.

The United States Attorney is undertaking an investigation of certain audits (now withdrawn) of the expenses incurred at an early stage in the rehabilitation and construction of our post-production facility at 807 Esplanade Avenue in New Orleans. These audits were not prepared by us or our listing predecessor, but Mr. Hoffman, as our former chief executive officer, was involved in these audits on behalf of companies controlled by his wife or by him. The tax credits claimed by one of these affiliates, Seven Arts Pictures Louisiana LLC (“SAPLA”), proceeds of which are payable to us, may be affected by this investigation and any charges against Mr. Hoffman may adversely affect our collection of the proceeds of the tax credits.

Our revenues and results of operations may fluctuate significantly.

Revenues and results of operations are difficult to predict and depend on a variety of factors. Our revenues and results of operations depend significantly upon the performance of the motion pictures that we license for distribution, which we cannot predict with certainty. Accordingly, our revenues and results of operations may fluctuate significantly from period to period, and the results of any one period may not be indicative of the results for any future periods. Furthermore, largely as a result of these predictive difficulties, we may not be able to achieve the earnings projected by any analysts that follow our stock. Revisions to projected earnings could cause investors to lose confidence in us, which in turn could materially and adversely affect our business, our financial condition and the market value of our securities.

Accounting practices used in our industry may accentuate fluctuations in operating results. In addition to the cyclical nature of the entertainment industry, industry accounting practices may accentuate fluctuations in our operating results. While such fluctuations have not occurred to date, we may in the future experience such fluctuations due to industry-wide accounting practices. In accordance with U.S. generally accepted accounting principles and industry practice, we amortize film and television programming costs using the “individual-film-forecast” method, whereby these costs are amortized and participations and residuals costs are accrued in the proportion that current year’s revenue bears to management’s estimate of ultimate revenue at the beginning of the current year expected to be recognized from the exploitation, exhibition or sale of the films. The great majority of a film’s costs (80% or more) are generally amortized within three years of the picture’s initial release.

Ultimate revenue includes estimates over a period not to exceed ten years following the date of initial release. Film costs are stated at the lower of amortized cost or the film’s estimated fair value. Individual film costs are reviewed on a title-by-title basis, when an event or change in circumstances indicates that the fair value of a film is less than its unamortized cost. The fair value of the film is determined using management’s future revenue and cost estimates and a discounted cash flow approach. Additional amortization is recorded in the amount by which the unamortized costs exceed the estimated fair value of the film. Estimates of future revenue involve measurement uncertainty and it is therefore possible that reductions in the carrying value of investment in films may be required as a consequence of changes in management’s future revenue estimates.

We depend on a limited number of projects, and the loss or failure of a major project could have a material adverse effect on our business. Our revenue is generated from a limited number of films, principally Autopsy, Nine Miles Down, Deal, Noise, Drunkboat, and Night of the Demons.

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Films that we develop, finance, or license for distribution vary due to the opportunities available to us and to targeted audience response, both of which are unpredictable and subject to change. The loss or failure of a major project could have a material adverse effect on our results of operations and financial condition as well as on the market price of our securities. We cannot assure you that any project we undertake or participate in will be successful.

We rely upon pre-sales, advances and guarantees.

We attempt to minimize some of the financial risks normally associated with motion picture production by obtaining, at various stages prior to release of our motion pictures, advances and guarantees from distributors in exchange for distribution rights to such pictures in particular territories. Advances and guarantees paid by a distributor for distribution rights to a film generally represent a minimum purchase price for such rights. While advances and guarantees reduce some of the financial risk of our motion pictures, they do not assure the profitability of our motion pictures or our Company’s operations and, it may also result in our receiving lower revenues with respect to successful films. We believe that international “pre-sales” have become increasingly difficult to obtain resulting in fewer “pre-sales” with lower minimum guarantees, and this situation may continue for the indefinite future. As the international marketplace demands increasingly costly motion pictures, we cannot be certain that the amount of advances and guarantees which we anticipate generating on a given film project will exceed our cost of producing such motion picture.

In today’s rapidly changing and competitive marketplace for motion pictures, it is possible that the amount of such advances and guarantees alone, after payment of our operating expenses, even if greater than our direct cost of producing a specific film, will not be sufficient to provide us with a significant return on our invested capital. Should we incur higher than expected overhead or production expenses, that amount may not be sufficient to provide a return of all or substantially all of our invested capital. To the extent that we do not produce one or more films that generate overages for us, there may be a material adverse effect upon our Company and the potential for returns on, and even the return of, our capital.

We rely on tax preference and tax credit transactions for a substantial portion of our revenues and recovery of film costs.

We have received substantial money as revenues and recovery of investments in motion picture production and distribution costs from tax preference and tax credit transactions in the United States and other countries, which transactions have provided between 25% to 50% of film production costs on our pictures (approximately $1,000,000 to $3,500,000 per film). We cannot be certain that such revenues and cost recoveries will be available to us in future periods. These benefits accrue pursuant principally by means of statutes in Louisiana, the United Kingdom, Canada and Hungary, which could be repealed or amended based on general income tax considerations or political changes. We are aware of no such changes proposed or threatened at the present time.

We have a limited operating history.

Our predecessor was formed in 1992, and later transferred all its motion picture assets to SAP in October, 2002. SAP acquired control of our Company in September 2004 by a transfer of all its motion picture rights to Seven Arts Filmed Entertainment Limited, which is now a wholly owned subsidiary of SAE. Although our predecessors have a more extensive operating history, our immediate listing predecessor began operations in its current form and business strategy in October 2004.

We currently lack a credit facility.

We do not have any credit facility with respect to financing production of our motion pictures. We have primarily depended upon financing arrangements tied to specific motion pictures for the funding of our productions. Given the tightening of credit markets, we are seeking to establish a credit facility to provide us with more flexibility in the funding of our productions or operations. We cannot assure you that we can secure a credit facility or that, if we secure a credit facility, the terms will be favorable to us. Without a credit facility, we will not have the same flexibility with our financing arrangements as some of our competitors and will need to continue to rely upon financing arrangements tied to specific motion pictures for the funding of our productions.

We face risks from doing business internationally.

We distribute motion pictures outside the United States through third-party licensees and derive revenues from these sources. As a result, our business is subject to certain risks inherent in international business, many of which are beyond our control. These risks include:

●	laws and policies affecting trade, investment and taxes, including laws and policies relating to the repatriation of funds and withholding taxes, and changes in these laws,

●	changes in local regulatory requirements, including restrictions on content,

●	differing cultural tastes and attitudes,

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●	differing degrees of protection for intellectual property,

●	financial instability and increased market concentration of buyers in foreign television markets, including in European pay television markets,

●	the instability of foreign economies and governments and

●	War and acts of terrorism.

Events or developments related to these and other risks associated with international trade could adversely affect our revenues from non-U.S. sources, which could have a material adverse effect on our business, financial condition and results of operations.

Amendments to current laws and regulations governing our operations could have a material adverse impact on our business.

Our operations are subject to substantial government regulation, particularly regulations governing the use of tax credits granted during film production in Louisiana, the United Kingdom, Canada and Hungary. We receive a substantial portion of the financing for our motion picture production from tax credits and other tax-preferred financings. Amendments to current laws and regulations governing these tax credits or other aspects of our business, including intellectual property and censorship laws, could increase our costs of operations, reduce our revenues, jeopardize the ownership of certain assets or increase the cost of financing our motion pictures. Tax regulations, intellectual property laws or other rules and regulations affecting our business may be changed in a manner which may adversely affect us and our ability to operate our business plan.

The production of a larger budget motion picture may adversely affect our operating results.

Historically, we have primarily produced motion pictures with budgets of between $2 million and $15 million. We may occasionally produce a motion picture with a larger budget of between $30 million and $60 million. To produce such a motion picture, we believe that we will need to co-produce such motion pictures with major studios and ensure a studio-wide release and a commitment to cover P&A costs or with one or more other independent production companies. To date, we have not produced or co-produced a motion picture with a budget in that range. We cannot assure you that we can successfully produce and distribute motion pictures in that budgetary range, that we can find a major studio to co-produce such motion pictures or that we can secure a studio-wide release or a commitment from a studio to cover P&A costs.

Risks Relating to Motion Pictures

Our success depends on external factors in the motion picture industry.

Our success depends on the commercial success of motion pictures, which is unpredictable. Operating in the motion picture industry involves a substantial degree of risk. Each motion picture is an individual artistic work, and inherently unpredictable audience reactions primarily determine commercial success. Generally, the popularity of our motion pictures depends on many factors, including public reception, the formats of their initial releases, for example, theatrical or direct-to-video, the actors and other key talent, their genre and their specific subject matter. The commercial success of our motion pictures also depends upon the quality and acceptance of motion pictures that our competitors release into the marketplace at or near the same time, critical reviews, the availability of alternative forms of entertainment and leisure activities, general economic conditions and other tangible and intangible factors, many of which we do not control and all of which may change. We cannot predict the future effects of these factors with certainty, any of which factors could have a material adverse effect on our business, results of operations and financial condition.

In addition, because a motion picture’s performance in ancillary markets, such as home video and pay and free television, is often directly related to its box office performance or television ratings, poor box office results or poor television ratings may negatively affect future revenue streams. Our success will depend on the experience and judgment of our management to select and develop new investment and production opportunities. We cannot assure you that our motion pictures will obtain favorable reviews or ratings, or that our motion pictures will perform well at the box office or in ancillary markets. The failure to achieve any of the foregoing could have a material adverse effect on our business, results of operations and financial condition.

Changes in the United States, global or regional economic conditions could adversely affect the profitability of our business. The current severe decrease in economic activity in the United States or in other regions of the world in which we do business could adversely affect demand for our films, thus reducing our revenue and earnings. A decline in economic conditions could reduce performance of our theatrical, television and home entertainment releases. In addition, an increase in consumer costs generally, or consumer costs in a particular sector of the entertainment industry, could result in a shift in consumer demand away from the entertainment we offer, which could also adversely affect our revenues and, at the same time, increase our costs.

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Distributors’ failure to promote our programs may adversely affect our business. Licensed distributors’ decisions regarding the timing of release and promotional support of our motion pictures and related products are important in determining the success of these pictures and products. We do not control the timing and manner in which our licensed distributors distribute our motion pictures. Any decision by those distributors not to distribute or promote one of our motion pictures or related products or to promote our competitors’ motion pictures or related products to a greater extent than they promote ours could have a material adverse effect on our business, results of operations and financial condition.

We could be adversely affected by strikes, potential strikes or other union job actions. We directly or indirectly depend upon highly specialized union members who are essential to the production of motion pictures. A strike by, or a lockout of, one or more of the unions that provide personnel essential to the production of motion pictures could delay or halt our on-going production activities. In November 2007, the members of the Writer’s Guild of America went on strike, and a new agreement was not approved until February 2008. Additionally, the Directors Guild of America and Screen Actors Guild (“SAG”) collective bargaining agreements expired in 2008. An agreement has now been reached with the Directors Guild and SAG. A SAG or other union strike or action, depending on the length of time, could cause a delay or interruption in our production and release of new motion pictures, which could have a material adverse effect on our business, results of operations and financial condition.

Almost all financing of the production of motion pictures by independent production companies involves third parties providing film production completion bonds to guarantee the repayment of the financings upon the abandonment of production if certain conditions are met. Such film completion bonds do not provide for the repayment of the financing if a production is abandoned due to a strike. Without such waivers and in view of a potential strike, there may be dramatically less financing of the production of motion pictures by independent production companies as it will be difficult or impossible to obtain a film production completion bond, and it may be too risky to start films where production could be interrupted by a strike.

We face substantial competition in all aspects of our business.

We are smaller and less diversified than many of our competitors. As an independent distributor and producer, we constantly compete with major U.S. and international studios and independent producers and distributors. Most of the major U.S. studios are part of large diversified corporate groups with a variety of other operations, including television networks and cable channels, which can provide both the means of distributing their products and stable sources of earnings that may allow them better to offset fluctuations in the financial performance of their motion picture operations. In addition, the major studios and larger independent producers and distributors have more resources with which to compete for ideas, storylines and scripts created by third parties as well as for actors, directors and other personnel required for production. The resources of the major studios and larger independent producers and distributors may also give them an advantage in acquiring other businesses or assets, including film libraries, that we might also be interested in acquiring. Our inability to compete successfully could have a material adverse effect on our business, results of operations and financial condition.

The motion picture industry is highly competitive and at times may create an oversupply of motion pictures in the market. The number of motion pictures released by our competitors may create an oversupply of product in the market, reduce our share of box office receipts and make it more difficult for our films to succeed commercially. Oversupply may become most pronounced during peak release times, such as school holidays and national holidays, when theater attendance is expected to be highest. For this reason, and because of our more limited production and advertising budgets, generally provided by third-party distributors, we typically do not release our films during peak release times, which may also reduce our potential revenues for a particular release. Moreover, we cannot guarantee that we can release all of our films when they are otherwise scheduled. In addition to production or other delays that might cause us to alter our release schedule, a change in the schedule of a major studio may force us to alter the release date of a film because we cannot always compete with a major studio’s larger promotion campaign. Any such change could adversely impact a film’s financial performance. In addition, if we cannot change our schedule after such a change by a major studio because we are too close to the release date, the major studio’s release and its typically larger promotion budget may adversely impact the financial performance of our film. The foregoing could have a material adverse effect on our business, results of operations and financial condition.

The limited supply of motion picture screens compounds this product oversupply problem. Currently, a substantial majority of the motion picture screens in the United States typically are committed at any one time to only ten to fifteen films distributed nationally by major studio distributors. In addition, as a result of changes in the theatrical exhibition industry, including reorganizations and consolidations and the fact that major studio releases occupy more screens, the number of screens available to us when we want to release a picture may decrease. If the number of motion picture screens decreases, box office receipts, and the correlating future revenue streams, such as from home video and pay and free television, of our motion pictures may also decrease, which could have a material adverse effect on our business, results of operations and financial condition.

DVD sales have been declining, which may adversely affect our growth prospects and results of operations.

Several factors, including weakening economic conditions, the deteriorating financial condition of major retailers, the maturation of the DVD format, increasing competition for consumer discretionary spending and leisure time, piracy and increased competition for retailer shelf space, are contributing to an industry-wide decline in DVD sales both domestically and internationally. The high definition format war between the HD DVD and Blu-ray formats ended in February 2008 with Toshiba Corporation’s announcement of its decision to discontinue its HD DVD businesses; however, reduced consumer discretionary spending in a challenging economic environment, may slow widespread adoption of the Blu-ray format or lead consumers to forego adopting a high definition DVD format altogether, which would adversely affect DVD sales. DVD sales also may be negatively affected as consumers increasingly shift from consuming physical entertainment products to digital forms of entertainment. The motion picture industry faces a challenge in managing the transition from physical to electronic formats in a manner that continues to support the current DVD business and its relationships with large retail customers and yet meets the growing consumer demand for delivery of motion pictures in a variety of electronic formats. We cannot assure you that home video wholesale prices can be maintained at current levels, due to aggressive retail pricing, digital competition and other factors. In addition, in the event of a protracted economic downturn, reduced consumer discretionary spending could lead to further declines in DVD sales. A decline in DVD sales may have a disproportionate effect on us and our results of operations as a number of our releases only have a limited theatrical release or are released direct-to-DVD.

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We must successfully respond to rapid technological changes and alternative forms of delivery or storage to remain competitive.

Advances in technologies or alternative methods of product delivery or storage or certain changes in consumer behavior driven by these or other technologies and methods of delivery and storage could have a negative effect on our business. Examples of such advances in technologies include video-on-demand, new video formats and downloading and streaming from the internet. An increase in video-on-demand could decrease home video rentals. Similarly, further increases in the use of portable digital devices that allow users to view content of their own choosing while avoiding traditional commercial advertisements could adversely affect our revenues. Other larger entertainment distribution companies will have larger budgets to exploit these growing trends. We cannot predict how we will financially participate in the exploitation of our motion pictures through these emerging technologies or whether we have the right to do so for certain of our library titles. If we cannot successfully exploit these and other emerging technologies, it could have a material adverse effect on our business, results of operations and financial condition.

Protecting and defending against intellectual property claims may have a material adverse effect on our business.

Our ability to compete depends, in part, upon successful protection of our intellectual property. We do not have the financial resources to protect our rights to the same extent as major studios. We are not a member of the Motion Picture Association of America (“MPAA”) as are the major studios and as a result we cannot rely on MPAA resources to prevent piracy and copyright infringements. We attempt to protect proprietary and intellectual property rights to our productions through available copyright and trademark laws and licensing and distribution arrangements with reputable international companies in specific territories and media for limited durations. Despite these precautions, existing copyright and trademark laws afford only limited practical protection in certain countries. We also distribute our products in other countries in which there is no copyright or trademark protection. As a result, it may be possible for unauthorized third parties to copy and distribute our productions or certain portions or applications of our intended productions, which could have a material adverse effect on our business, results of operations and financial condition.

Litigation may also be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Any such litigation could result in substantial costs and the diversion of resources and could have a material adverse effect on our business, results of operations and financial condition. We cannot assure you that infringement or invalidity claims will not materially adversely affect our business, results of operations and financial condition. Regardless of the validity or the success of the assertion of these claims, we could incur significant costs and diversion of resources in enforcing our intellectual property rights or in defending against such claims, which could have a material adverse effect on our business, results of operations and financial condition.

Others may assert intellectual property infringement claims against us.

One of the risks of the film production business is the possibility that others may claim that our productions and production techniques misappropriate or infringe the intellectual property rights of third parties with respect to their previously developed films, stories, characters, other entertainment or intellectual property. We may receive in the future claims of infringement or misappropriation of other parties’ proprietary rights, although we have had to date been served with only one such claim which was settled on favorable terms. Any such assertions or claims may materially adversely affect our business, financial condition or results of operations. Irrespective of the validity or the successful assertion of such claims, we could incur significant costs and diversion of resources in defending against them, which could have a material adverse effect on our business, financial condition or results of operations. If any claims or actions are asserted against us, we may seek to settle such claim by obtaining a license from the plaintiff covering the disputed intellectual property rights. We cannot assure you, however, that under such circumstances a license, or any other form of settlement, would be available on reasonable terms or at all.

Our business involves risks of liability claims for media content, which could adversely affect our business, results of operations and financial condition.

As a licensor of media content, we may face potential liability for:

●	defamation,

●	invasion of privacy,

●	negligence,

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●	copyright or trademark infringement (as discussed above), and

●	Other claims based on the nature and content of the materials distributed.

These types of claims have been brought, sometimes successfully, against producers and licensors of media content. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on our business, results of operations, and financial condition.

Piracy of motion pictures, including digital and internet piracy, may reduce the gross receipts from the exploitation of our films.

Motion picture piracy is extensive in many parts of the world and is made easier by technological advances and the conversion of motion pictures into digital formats. This trend facilitates the creation, transmission and sharing of high quality unauthorized copies of motion pictures in theatrical release, on videotapes and DVDs, from pay-per-view through set top boxes and other devices and through unlicensed broadcasts on free television and the internet. The proliferation of unauthorized copies of these products has had and will likely continue to have an adverse effect on our business, because these unauthorized pirated copies reduce the revenue we receive from our products. Additionally, to contain this problem, we may have to implement elaborate and costly security and anti-piracy measures, which could result in significant expenses and losses of revenue. We cannot assure you that even the highest levels of security and anti-piracy measures will prevent piracy.

In particular, unauthorized copying and piracy are prevalent in countries outside of the United States, Canada and Western Europe, whose legal systems may make it difficult for us to enforce our intellectual property rights. While the U.S. government has publicly considered implementing trade sanctions against specific countries that, in its opinion, do not make appropriate efforts to prevent copyright infringements of U.S. produced motion pictures, we cannot assure you that any such sanctions will be enacted or, if enacted, will be effective. In addition, if enacted, such sanctions could impact the amount of revenue that we realize from the international exploitation of motion pictures. If no embargoes or sanctions are enacted, or if other measures are not taken, we may lose revenue as a result of motion picture piracy.

There is a potential for disputes and litigation in the motion picture business.

There are risks of disputes and litigation with financiers, competitors, putative rights owners, unions, producers and other talent, and with distributors. We cannot assure you that we will prevail in the event of any disputes or litigation. We have failed to prevail in full arbitration regarding 9 ½ Weeks II, which has resulted in a judgment against our listing predecessor. In addition, we have substantial claims pending against us in action filed by Arrowhead Target Fund Limited and Arrowhead Consulting Group, Inc. regarding financing transactions entered into by our listing predecessor. Parallel Media Inc. a purported creditor of our listing predecessor has filed suit against us claiming our acquisition of our film assets from our listing predecessor as a fraudulent transfer. Finally, we may have liability for substantial legal fees in our pending action against Content Media in the United Kingdom.

Risks related to the Recorded Music Business

The music industry has been declining and may continue to decline, which may adversely affect our prospects and our results of operations.

Illegal downloading of music from the internet, piracy, economic recession, and growing competition for consumer discretionary spending and retail shelf space may all be contributing to declines in the recorded music industry. Additionally, the period of growth in recorded music sales driven by the introduction and penetration of the CD format has ended. New formats for selling recorded music product have been created, including the legal downloading of digital music using the Internet, physical format product innovations and the distribution of music on mobile devices, and revenue streams from these new channels are beginning to emerge. These new digital revenue streams are important to offset declines in physical sales and represent the fastest growing area of our business. While it is believed within the recorded music industry that growth in digital sales will re-establish a growth pattern for all recorded sales, the timing cannot be established with accuracy nor can we determine the impact of how these changes will affect individual markets. There can be no assurance that the Company will ever achieve any revenues or profitable operations through these new digital revenue streams.

We may be unable to manage our growth or implement our expansion strategy.

We may not be able to expand our product and service offerings, our client base and markets, or implement the other features of our business strategy at the rate or to the extent presently planned. Our projected growth will place a significant strain on our administrative, operational and financial resources. If we are unable to successfully manage our future growth, establish and continue to upgrade our operating and financial control systems, recruit and hire necessary personnel or effectively manage unexpected expansion difficulties, our financial condition and results of operations could be materially and adversely affected. Furthermore, our growth depends upon our ability to attract new talent and commercially develop existing talent. There can be no assurance that our efforts to attract and develop talent can be accomplished on a profitable basis, if at all. Our expansion of our record distribution and promotions will depend on a number of factors, most notably the timely and successful promotion and sale of our products by the Company and our regional distributors. Our inability to expand sales in a timely manner would have a material adverse effect on our business, operating results and financial condition.

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Our prospects and financial results may be adversely affected if we fail to identify, sign and retain artists that have consumer appeal

We are dependent on identifying, signing and retaining artists with long-term potential, whose debut albums are well received on release, whose subsequent albums are anticipated by consumers and whose music will continue to generate sales as part of our catalogue for years to come. The competition among record companies for such talent is intense. Competition among record companies to sell records is also intense and the marketing expenditures necessary to compete are significant and have increased as well. Our competitive position is dependent on our continuing ability to attract and develop talent whose work can achieve a high degree of public acceptance. Our financial results may be adversely affected if we are unable to identify, sign and retain such artists under terms that are economically attractive to us. There can be no assurance that we will be able to successfully and profitably obtain and market such talent in the near term or in the future.

The urban and dance genres of the music industry, where we intend to focus, are highly competitive and characterized by changing consumer preferences and continuous introduction of new artists. Our goal is to maintain and improve the recording artists currently under contract with us and to seek out and recruit additional talent that will appeal to various consumer preferences. We believe that our future growth will depend, in part, on our ability to anticipate changes in consumer preferences and develop and introduce, in a timely manner, artists and products which adequately address such changes. There can be no assurances that we will be successful in recruiting, developing, and marketing such artists and products on a timely and regular basis. Our failure successfully to introduce such artists or products, or the failure of the retail markets to accept them, would have a materially adverse effect on our ability to operate profitably.

No assurance can be given that consumer demand for the urban and dance genres of the music industry, such as those products intended to be produced by us, will continue in the future or, if such demand does continue, that we will be able to satisfy consumer preferences. Changes in consumer spending can affect both the quantity sold and the price of our products and may therefore affect our operating results.

If we fail to obtain necessary funds for our operations, we will be unable to maintain and develop and commercialize our products.

Our present and future capital requirements depend on many factors, including:

•	our ability and willingness to enter into new agreements with strategic partners, and the terms of these agreements;

•	our ability to enter into new agreements to expand the distribution of our talents records, and the terms of such agreements; the costs of recruiting and retaining qualified personnel; and the time and costs involved in finding and maintaining talent.

•	Our ability to continue as a going concern ultimately depends on our ability to increase sales and reduce expenses to a level that will allow us to operate profitably and sustain positive operating cash flows.

Additional financing will be necessary for the implementation of our growth strategy.

We may require additional debt and/or equity financing to pursue our growth strategy. Given our operating history and existing losses, there can be no assurance that we will be successful in obtaining additional financing. Lack of additional funding could force us to curtail substantially our growth plans. Furthermore, the issuance by us of any additional securities pursuant to any future fundraising activities undertaken by us would dilute the ownership of existing stockholders and may reduce the price of our common stock.

Furthermore, debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on our operating flexibility. Our failure successfully to obtain additional future funding may jeopardize its ability to continue its business and operations.

We are dependent upon key personnel.

Our success is heavily dependent on the continued active participation of our current executive officers listed under “Management.” Loss of the services of one or more of these officers could have a material adverse effect upon our business, financial condition or results of operations. Further, our success and achievement of our growth plans depend on our ability to recruit, hire, train and retain other highly qualified technical and managerial personnel. Competition for qualified employees among companies in the music industry is intense, and the loss of any of such persons, or an inability to attract, retain and motivate any additional highly skilled employees required for the expansion of our activities, could have a materially adverse effect on us. Our inability to attract and retain the necessary personnel and consultants and advisors could have a material adverse effect on our business, financial condition or results of operations. We do not carry “key person” insurance covering any members of our senior management.

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We face significant competition.

Our recorded products will be marketed and sold to a segment of the market that is highly competitive. The principal competitive factors affecting the market for our products include product quality, packaging, brand recognition, brand and artist acceptance, price and distribution capabilities. There can be no assurance that we will be able to compete successfully against current and future competitors based on these and other factors. We also compete with a variety of domestic and international producers and distributors, many of whom have substantially greater financial, production, distribution and marketing resources and have achieved a higher level of brand recognition than ours. In the event we become successful in our marketing, promotion and distribution of products bearing our name, it is likely we will experience additional competition in the industry from major labels, each of which is capable of marketing products designed to compete directly in the R&B, rap, pop, country and Latin segments. We compete with other music producers and distributors not only for market share, brand acceptance and loyalty, but also for display space in retail establishments and, more importantly, for marketing focus by our distributors and retailers, all of which distribute and sell other manufacturers products. Future competition could result in price reductions, reduced margins and loss of market share, all of which could have a material adverse effect on our business, financial condition and results of operations.

Any Inability to adequately protect our intellectual property could harm our ability to compete.

Our future success and ability to compete depends in part upon our intellectual property, which we attempt to protect with a combination of copyright and trademark laws, as well as with contractual provisions. These legal protections afford only limited protection and are time- consuming and expensive to obtain and/or maintain. Further, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property.

Any trademarks that are issued to us could be invalidated, circumvented or challenged. While we diligently intend to protect our intellectual property rights, the monitoring of any infringement and/or misappropriation of our intellectual property can be difficult, and there is no guarantee that we would detect any infringement or misappropriation of our intellectual property rights. Even if we detect infringement or misappropriation of our intellectual property rights, litigation to enforce these rights could cause us to divert financial and other resources away from our business operations.

Our involvement in intellectual property litigation could adversely affect our business.

Our business and recognition in the music industry is highly dependent upon intellectual property, a field that has encountered increasing litigation in recent years. If we are alleged to infringe the intellectual property rights of a third party, any litigation to defend the claim could be costly and would divert the time and resources of management, regardless of the merits of the claim. There can be no assurance that we would prevail in any such litigation. If we were to lose a litigation relating to intellectual property, we could, among other things, be forced to pay monetary damages and/or to cease the sale or use of certain products. Any of the foregoing may adversely affect our business.

Current uncertainty in global economic conditions could adversely affect our prospects and our results of operations.

Current uncertainty in global economic conditions poses a risk to the overall economy as consumers and businesses may defer purchases in response to tighter credit and negative financial news, which could negatively affect product demand and other related matters. The current volatility and disruption to the capital and credit markets have reached unprecedented levels and have adversely impacted global economic conditions, resulting in significant recessionary pressures and lower consumer confidence and lower retail sales in general, which has negatively impacted our business. In addition, although we believe our cash provided by operations will provide us with sufficient liquidity through the current credit crisis, the impact of this crisis on our major customers and suppliers, including those who provide our manufacturing, packaging and physical distribution requirements, cannot be predicted and may be quite severe. The inability of major manufacturers to ship our products could impair our ability to meet delivery date requirements of our customers. A disruption of the ability of our significant customers to access liquidity could cause disruptions or an overall deterioration of their businesses which could lead to reductions in their future orders of our products or the failure on their part to meet their payment obligations to us. Consequently, demand could be different from our expectations due to factors including changes in business and economic conditions, including conditions in the credit market that could affect consumer confidence, customer acceptance of our and competitors’ products, changes in the level of inventory at retailers and changes in the global advertising business, any of which could have a material adverse effect on our results.

There may be downward pressure on our pricing and our profit margins and reductions in shelf space.

There are a variety of factors that could cause us to reduce our prices and reduce our profit margins. They are, among others, price competition from the negotiating leverage of mass merchandisers, big-box retailers and distributors of digital music, the increased costs of doing business with mass merchandisers and big-box retailers as a result of complying with operating procedures that are unique to their needs and any changes in costs associated with new digital formats. In addition, we are currently dependent on a small number of leading online music stores, which allows them to significantly influence the prices we can charge in connection with the distribution of digital music. Over the course of the last decade, U.S. mass-market and other stores’ share of U.S. physical music sales has continued to grow. While we cannot predict how future competition will impact music retailers, as the music industry continues to transform it is possible that the share of music sales by mass-market retailers such as Wal-Mart and Target and online music stores such as Apple’s iTunes will continue to grow as a result of the decline of specialty music retailers, which could further increase their negotiating leverage. The declining number of specialty music retailers may not only put pressure on profit margins, but could also impact catalogue sales as mass-market retailers generally sell top chart albums only, with a limited range of back catalogue. We are substantially dependent on a limited number of online music stores, in particular Apple’s iTunes Music Store, for the online sale of our music recordings and they are able to significantly influence the pricing structure for online music stores.

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Organized industrial piracy may lead to decreased sales.

The global organized commercial pirate trade is a significant threat to the music industry. The IIPA estimates that trade losses due to physical piracy of records and music in 47 key countries/territories around the world with copyright protection and/or enforcement deficiencies totalled $2 billion in 2008. Unauthorized copies and piracy have contributed to the decrease in the volume of legitimate sales and put pressure on the price of legitimate sales. They have had, and may continue to have, an adverse effect on our business.

Our involvement in intellectual property litigation could adversely affect our business.

Our business is highly dependent upon intellectual property, an area that has encountered increased litigation in recent years. If we are alleged to infringe the intellectual property rights of a third party, any litigation to defend the claim could be costly and would divert the time and resources of management, regardless of the merits of the claim. There can be no assurance that we would prevail in any such litigation. If we were to lose a litigation relating to intellectual property, we could be forced to pay monetary damages and to cease the sale of certain products or the use of certain technology. Any of the foregoing may adversely affect our business.

Due to the nature of our business, our results of operations and cash flows may fluctuate significantly from period to period.

Our net sales, operating income and profitability, like those of other companies in the music business, are largely affected by the number and quality of albums that we release or that include musical compositions published by us, timing of our release schedule and, more importantly, the consumer demand for these releases. We also make advance payments to recording artists and songwriters, which impact our operating cash flows. The timing of album releases and advance payments is largely based on business and other considerations and is made without regard to the timing of the release of our financial results. We report results of operations quarterly and our results of operations and cash flows in any reporting period may be materially affected by the timing of releases and advance payments, which may result in significant fluctuations from period to period.

We may be unable to compete successfully in the highly competitive markets in which we operate and we may suffer reduced profits as a result.

The industry in which we operate is highly competitive, is based on consumer preferences and is rapidly changing. Additionally, the music industry requires substantial human and capital resources. We compete with other recorded music companies and music publishers to identify and sign new recording artists and songwriters who subsequently achieve long-term success and to renew agreements with established artists and songwriters. In addition, our competitors may from time to time reduce their prices in an effort to expand market share and introduce new services, or improve the quality of their products or services. We may lose business if we are unable to sign successful recording artists or songwriters or to match the prices or the quality of products and services, offered by our competitors.

Our business operations in some countries subject us to trends, developments or other events in foreign countries which may affect us adversely.

Our results can be affected not only by general industry trends, but also by trends, developments or other events in individual countries, including:

●	limited legal protection and enforcement of intellectual property rights;

●	restrictions on the repatriation of capital;

●	fluctuations in interest and foreign exchange rates;

●	differences and unexpected changes in regulatory environment, including environmental, health and safety, local planning, zoning and labor laws, rules and regulations;
●	varying tax regimes which could adversely affect our results of operations or cash flows, including regulations relating to transfer pricing and withholding taxes on remittances and other payments by subsidiaries and joint ventures;

●	exposure to different legal standards and enforcement mechanisms and the associated cost of compliance;

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●	difficulties in attracting and retaining qualified management and employees or rationalizing our workforce;

●	tariffs, duties, export controls and other trade barriers;
●	longer accounts receivable settlement cycles and difficulties in collecting accounts receivable;

●	recessionary trends, inflation and instability of the financial markets;
●	higher interest rates; and

●	political instability.

We may not be able to insure or hedge against these risks, and we may not be able to ensure compliance with all of the applicable regulations without incurring additional costs. Furthermore, financing may not be available in countries with less than investment-grade sovereign credit ratings. As a result, it may be difficult to create or maintain profit-making operations in developing countries.

In addition, our results can be affected by trends, developments and other events in individual countries. There can be no assurance that in the future other country-specific trends, developments or other events will not have such a significant adverse effect on our business, results of operations or financial condition. Unfavorable conditions can depress sales in any given market and prompt promotional or other actions that affect our margins.

Our business may be adversely affected by competitive market conditions and we may not be able to execute our business strategy.

We intend to increase revenues and cash flow through a business strategy which requires us, among other things, to continue to maximize the value of our music assets, to significantly reduce costs to maximize flexibility and adjust to new realities of the market, to continue to act to contain digital piracy and to diversify our revenue streams into growing segments of the music business by entering into expanded-rights deals with recording artists and by operating our artist services businesses and to capitalize on digital distribution and emerging technologies.

Each of these initiatives requires sustained management focus, organization and coordination over significant periods of time. Each of these initiatives also requires success in building relationships with third parties and in anticipating and keeping up with technological developments and consumer preferences and may involve the implementation of new business models or distribution platforms. The results of our strategy and the success of our implementation of this strategy will not be known for some time in the future. If we are unable to implement our strategy successfully or properly react to changes in market conditions, our financial condition, results of operations and cash flows could be adversely affected.

A significant portion of our music publishing revenues are subject to rate regulation either by government entities or by local third-party collection societies throughout the world and rates on other income streams may be set by arbitration proceedings, which may limit our profitability.

Mechanical royalties and performance royalties are the two largest sources of income to our Music Publishing business and mechanical royalties are a significant expense to our Recorded Music business. In the U.S., mechanical rates are set pursuant to an arbitration process under the U.S. Copyright Act unless rates are determined through voluntary industry negotiations and performance rates are set by performing rights societies and subject to challenge by performing rights licensees. Outside the United States., mechanical and performance rates are typically negotiated on an industry-wide basis. The mechanical and performance rates set pursuant to such processes may adversely affect us by limiting our ability to increase the profitability of our Music Publishing business. If the mechanical rates are set too high it may also adversely affect us by limiting our ability to increase the profitability of our Recorded Music business. In addition, rates our recorded music business receives in the United States for, among other sources of income and potential income, webcasting and satellite radio are set by an arbitration process under the United States Copyright Act unless rates are determined through voluntary industry negotiations. It is important as sales shift from physical to diversified distribution channels that we receive fair value for all of the uses of our intellectual property as our business model now depends upon multiple revenue streams from multiple sources. If the rates for Recorded Music income sources that are established through legally prescribed rate-setting processes are set too low, it could have a material adverse impact on our recorded music business or our business prospects.

 If we acquire or invest in other businesses, we will face certain risks inherent in such transactions.

We may acquire, make investments in, or enter into strategic alliances or joint ventures with, companies engaged in businesses that are similar or complementary to ours. If we make such acquisitions or investments or enter into strategic alliances, we will face certain risks inherent in such transactions. For example, gaining regulatory approval for significant acquisitions or investments could be a lengthy process and there can be no assurance of a successful outcome and we could increase our leverage in connection with acquisitions or investments. We could face difficulties in managing and integrating newly acquired operations. Additionally, such transactions would divert management resources and may result in the loss of recording artists or songwriters from our rosters. If we invest in companies involved in new businesses or develop our own new business opportunities, we will need to integrate and effectively manage these new businesses before any new line of business can become successful, and as such the progress and success of any new business is uncertain. In addition, investments in new business may result in an increase in capital expenditures to build infrastructure to support our new initiatives. We cannot assure you that if we make any future acquisitions, investments, strategic alliances or joint ventures that they will be completed in a timely manner, that they will be structured or financed in a way that will enhance our credit-worthiness or that they will meet our strategic objectives or otherwise be successful. We also may not be successful in implementing appropriate operational, financial and management systems and controls to achieve the benefits expected to result from these transactions. Failure to effectively manage any of these transactions could result in material increases in costs or reductions in expected revenues, or both. In addition, if any new business in which we invest or which we attempt to develop does not progress as planned, we may not recover the funds and resources we have expended and this could have a negative impact on our businesses or our Company as a whole.

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Risks Relating to this Offering and Our Shares

We have not paid dividends to date and do not intend to pay any dividends in the near future.

We have never paid dividends on our shares of common stock and presently intend to retain any future earnings to finance the operations of our business. You may never receive any dividends on our shares.

If you purchase shares of common stock, you will incur immediate and substantial dilution from the price you pay.

The offering price of our shares of common stock will be substantially higher than the net tangible book value per share of our outstanding shares of common stock immediately after the offering. If you purchase shares of common stock in this offering, you will incur immediate and substantial dilution in the net tangible book value per share of common stock from the price you pay. At an offering price of $0.03 per share, you will experience a net asset value dilution per share of common stock of $3.08 in comparison to our net asset value per share at June 30, 2013, of $(3.05).

The exercise of stock options, the conversion of convertible notes or the later sales of our shares of common stock may further dilute your shares of shares of common stock.

As of June 30, 2013, we have outstanding 11,429 options for the purchase of our common stock and 124,408 warrants for the purchase of our common stock.

As of June 30, 2013 we had approximately $4,162,000 outstanding convertible notes, which convert at different rates into shares of our common stock. We may in the future issue additional shares of common stock to finance our operations.

Our Board of Directors is authorized to sell additional shares of common stock or securities convertible into shares of common stock, if in their discretion they determine that such action would be beneficial to us. Any such issuance below the offering price of the shares of common stock in this prospectus would dilute the interest of persons acquiring shares of common stock in this offering.

Our Articles of Incorporation and our by-laws provide indemnification for officers, directors and employees.

Our governing instruments provide that officers, directors, employees and other agents and their affiliates shall only be liable to our Company for losses, judgments, liabilities and expenses that result from the negligence, misconduct, fraud or other breach of fiduciary obligations. Thus, certain alleged errors or omissions might not be actionable by us. The governing instruments also provide that, under the broadest circumstances allowed under law, we must indemnify our officers, directors, employees and other agents and their affiliates for losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by them in connection with our Company, including liabilities under applicable securities laws.

Our share price may be volatile, and you may not be able to sell your shares of common stock at or above the public offering price.

The stock market in general, and the market for motion picture stocks in particular, has experienced extreme price and volume fluctuations. These broad market and industry fluctuations may adversely affect the market price of our shares of common stock, irrespective of our actual operating performance. Additional factors which could influence the market price of our shares of common stock include statements and claims made by us and other participants in our industry and public officials. The public offering price for the shares of common stock may not be above that which will subsequently prevail in the market.

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If large amounts of our shares held by existing stockholders are sold in the future, the market price of our shares of common stock could decline.

The market price of our shares of common stock could fall substantially if our existing stockholders or existing creditors who levy on or convert into one share of common stock sell large amounts of our shares of common stock in the public market following this offering. These sales, or the possibility that these sales may occur, could also make it more difficult for us to sell equity or equity-related securities if we need to do so in the future to address then-existing financing needs. U.S. federal securities laws requiring the registration or exemption from registration in connection with the sale of securities limit the number of shares of common stock available for sale in the public market. In addition, lock-up agreements that restrict us, our directors and officers and certain of our existing stockholders from selling or otherwise disposing of any shares of common stock for a period of 180 days after the date of this prospectus without the prior written consent of the underwriters’ representative also restrict sales of our shares of common stock. The underwriters’ representative may, however, in its sole discretion and without notice, release all or any portion of the shares of common stock from the restrictions in the lock-up agreements.

We are an “emerging growth company,” and may elect to comply with reduced public company reporting requirements applicable to emerging growth companies, which could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined by the JOBS Act. For as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various public company reporting requirements. These exemptions include, but are not limited to:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act,

•	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements, and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We could be an emerging growth company for up to five years after the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.0 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we would cease to be an emerging growth company prior to the end of such five-year period. As a result, the information that we provide to our stockholders may be different than information you might receive from other public reporting companies in which you hold equity interests. We cannot predict if investors will find our common stock less attractive as a result of our reliance on these exemptions. If some investors find our common stock less attractive as a result of any choice we make to reduce disclosure, there may be a less active trading market for our common stock and our stock price may be more volatile.

Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards that have different effective dates for public and private companies until such time as those standards apply to private companies. We currently intend to take advantage of such extended transition period. Since we are not required to comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies, our financial statements may not be comparable to the financial statements of companies that comply with public company effective dates. If we were to elect to comply with these public company effective dates, such election would be irrevocable pursuant to Section 107 of the JOBS Act.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These forward-looking statements include information about possible or assumed future results of our operations or our performance. Words such as “expects,” “intends,” “plans,” “believes,” “anticipates,” “estimates,” and variations of such words and similar expressions are intended to identify the forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. Actual results may differ materially from those expressed or implied by such forward-looking statements. Although we have attempted to identify important factors that could cause actual results to differ materially from expected results, such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or other future events, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements contained in this prospectus, or the documents to which we refer you in this prospectus, to reflect any change in our expectations with respect to such statements or any change in events, conditions or circumstances on which any statement is based.

USE OF PROCEEDS

We estimate the gross proceeds from the offering, prior to the estimated offering expenses payable by us, will be approximately $610,410, if all Warrants are exercised and all common stock is acquired by holders of the Warrants. This estimate is based on an exercise price of $0.03 per Warrant for each of the 20,346,990 Warrants to be issued, and the exercise of each Warrant.  Inasmuch as we do not expect that all of the Warrants will be exercised, and we cannot provide any assurance that any of the Warrants will be exercised, you should expect that our gross proceeds may be materially less than the estimate set forth above.  Noting the cautionary language of the immediately preceding sentence, and our estimated expenses in connection with this offering of approximately  $50,000,  consisting of legal, accounting, printing costs, transfer agent fees, and fees of The Depository Trust & Clearing Corporation (“DTCC”) and your brokerage firm.

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	Application of Net Proceeds	Percentage of Net Proceeds

Working capital	$610,410-	100%
Total	$610,410-	100%

The amounts actually spent by us for any specific working capital purpose may vary significantly from budget from time-to-time. Accordingly, our management has broad discretion to allocate the net proceeds. Pending their use, we intend to deposit the net proceeds of this offering in one or more bank accounts or invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities.

DIVIDEND POLICY

As of the date of this prospectus, we have not paid any cash dividends to stockholders.  We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business, and we do not expect to pay cash dividends in the foreseeable future.  Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions, future prospects and other factors that the board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2013 and 2012.

You should read this table together with Management’s Discussion and Analysis of Financial Condition and Results of Operations and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	June 30, 2013	June 30, 2012 (Restated)
Indebtedness:
Convertible loans	4,073,901	4,162,460
Mortgage and construction loans	3,743,286	3,001,271
Film and production loans	7,814,412	6,124,428

Stockholders’ Equity(Deficit)	(7,068,843)	9,857,840

Shares of Common Stock
Total Shares Issued and Outstanding	2,316,165	1,740
Total Shares Authorized	249,000,000	249,000,000

Shares of Series A Preferred Stock
Total Shares Issued and Outstanding	125,125	125,125
Total Shares Authorized	125,125	125,125

Shares of Series B Preferred Stock
Total Shares Issued and Outstanding	43,850	180,000
Total Shares Authorized	200,000	200,000

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DILUTION

As of June 30, 2013, we had a net tangible book value of $(7,068,843) or $(3.05) per share, based on shares outstanding on June 30, 2013 of 2,316,165 which represents all shares issued by us on or before that date, but does not assume conversion of any convertible debentures or exercise of any stock options. Net tangible book value represents our total tangible assets (including investment in film rights and materials as per note 1 below), less all liabilities, and net tangible book value per share of common stock represents the net tangible book value divided by the number of shares of common stock outstanding. Without taking into account any changes in such net tangible book value after June 30, 2013, other than to give effect to our sale of shares offered hereby, the pro forma net tangible book value per share at June 30, 2013 would have been $(6,457,433). This amount represents an immediate increase in tangible net book value of $(2.82) per share to our current stockholders and an immediate dilution in net book value of $(0.26) per share to our Warrant holders exercising their Warrants in this offering as illustrated in the following table:

Public offering price per share	$0.03
Net tangible book value per share before the offering (1)	$(3.05)
Increase in tangible net book value per share attributable to exercising Warrant holders (after deduction of the estimated offering expenses)	$(2.82)
Pro forma net tangible book value per share after the offering )	$(0.23)
Dilution per share to exercising Warrant holders (determined by subtracting the adjusted net tangible book value after the offering from the amount of cash paid by an exercising Warrant holder for one share)	$(0.26)

______________________

(1)	Investment in film rights and materials are sometimes considered intangible assets for accounting purposes. However, our directors believe that these rights can be sold separately from our business and that the recovery of the book value of these assets is not subject to significant uncertainty or illiquidity. As a result, the investment in film rights and materials are considered tangible assets for dilution purposes which is consistent with US GAAP.

The following table sets forth, on a pro forma basis as of June 30, 2013, the average price per share paid by the exercising Warrant holders at the Warrant exercise price of $0.03 and before deductions of the offering expenses:

	Shares Purchased	Percent	Total Consideration Amount (in 000’s)	Percent		Average Price Per Share (1)

New Investors	20,346,990	39.62%	$610,410		%	$0.03
Total	51,353,526	100%	$—	100%		$—

SELECTED HISTORICAL FINANCIAL INFORMATION

The following sets forth a summary of our consolidated profit and loss and balance sheet information for the fiscal years ended June 30, 2013 and 2012 all of which have been derived from our audited consolidated financial statements and related notes included elsewhere in this Prospectus,.  The summary consolidated historical financial and operating information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto and the other financial information included elsewhere in this Prospectus.

The historical results included below and elsewhere in this Prospectus are not necessarily indicative of our future performance.

Selected Financial Data

(in $000’s, except per share data)

	Year	Year
	Ended	Ended
	June 30	June 30
	2013	2012
		(Restated)
Summary Profit and Loss Statements
Total Revenues	$1,523	$4,058
Cost of Sales	(12,422)	(14,390)
Gross Profit/(Loss)	(10,899)	(10,332)
Other operating expenses	(7,290)	(2,559)
Other income	-	4,490
Net interest expense	(4,227)	(2,752)
Profit/(Loss) Before Taxes	(22,416)	(11,153)
Taxes	-	-
Net Profit/(Loss)	(22,416)	(11,153)
Less: Net loss attributable to non-controlling interests	(354)	-
Net loss attributable to Seven Arts Entertainment, Inc.	(22,062)	(11,153)
Foreign exchange translation loss	-	(14)
Comprehensive income/(loss)	$(22,062)	$(11,167)

Weighted average Primary Shares, Outstanding (in ‘000’s)	169	23

Weighted average Fully Diluted Shares, Outstanding (in ‘000’s)	169	23

Weighted Average Earnings Per Share	$(130.28)	$(492.98)

Weighted Average Fully Diluted Earnings Per Share	$(130.28)	$(492.98)

Summary Balance Sheet
Total Loans	$15,632	$13,288

Total Assets	$15,606	$29,983

Shareholders’ Equity (Deficit)	$(6,715)	$9,858

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the preceding financial statements and footnotes thereto contained in this report. This discussion contains forward-looking statements, which are based on our assumptions about the future of our business. Our actual results may differ materially from those contained in the forward-looking statements.

Company Overview:

The following discussion should be read in conjunction with the preceding financial statements and footnotes thereto contained in this report. This discussion contains forward-looking statements, which are based on our assumptions about the future of our business. Our actual results may differ materially from those contained in the forward-looking statements.

We are an independent motion picture production company engaged in developing, financing, producing and licensing theatrical motion pictures with budgets in the range of $2 million to $15 million for exhibition in domestic ( i . e . the United States and Canada) and foreign theatrical markets and for subsequent post-theatrical worldwide release in other forms of media, including DVD, home video, pay-per-view, and free television. Our pictures have in the last few years received only a limited theatrical release (50-300 theaters in the United States), or may even be released directly to post-theatrical markets, primarily DVD. Our pictures that receive limited theatrical release or post-theatrical release typically benefit from lower prints and advertising (“P & A”) cost and, in turn, improved gross profit margins.

We determine the size of a theatrical release in the United States based on distributor and our estimates of the commercial prospects of theatrical box office and our own evaluation of the level of expected theatrical release costs as opposed to our estimation of potential theatrical box office in the United States.

No one picture had a principal or controlling share of gross revenues or operating profits in these periods.

We also are now in the business of producing and distributing recorded music and, as of July 1 2012, our post-production facility at 807 Esplanade in New Orleans commenced operations.

Film Company

We license distribution rights in our motion pictures in the United States and in most foreign territories prior to and during the production or upon the acquisition of rights to distribute a picture. We share in the commissions generated by the sales of the pictures. Sale of a license to distribute a motion picture prior to its delivery is termed a “pre-sale” and may occur at any time during the development and production process. In a typical license agreement, we license a picture to a distributor before it is produced or completed for an advance from the licensee, which advance is recoverable by the distributor from our share of the revenues generated by the distribution of the picture in the licensee’s territory, after deduction of the distributor’s expenses and distributor fee. The advance usually is in the form of a cash deposit plus a letter of credit or “bank letter” for the balance payable 10-20% on execution ( i . e ., the cash deposit) and the balance on delivery ( i . e ., the letter of credit or “bank letter”). The license grants the distributor the right to the post-theatrical release of the picture in all or certain media in their territory for a predetermined time period. After this time, the distribution rights revert back to us and we are then free to re-license the picture. The license specifies that the distributor is entitled to recoup its advance from the revenue generated by the release of the picture in all markets in its territory, as well as its release costs and distribution fees.

After the distributor has recouped its advance, costs, and fees, any remaining revenue is shared with us according to a predetermined formula. This is known as an “overage” and can be a significant source of revenue for us from successful films. However, a film’s poor reception in one market does not preclude it from achieving success in another market and generating significant additional revenue for us in the form of an “overage” in that territory. In all of our licensing arrangements, we retain ownership of our films and maintain our control of each copyright. We intend to continue the practice of retaining underlying rights to our film projects in order to continue to build our motion picture library to license or sell in the future.

We create a separate finance plan for each motion picture we produce. Accordingly, the sources of the funds for production of each motion picture vary according to each finance plan. We utilize financing based on state and foreign country tax credits (e. g ., Louisiana, United Kingdom and Hungary) and direct subsidies, “mezzanine” or “gap” funds, which are senior to our equity, and senior secured financing with commercial banks or private lenders, together in certain cases with a limited investment from us, which is customarily less than 10% of the production budget. Since each finance plan is unique to each motion picture, we cannot generalize as to the amount we will utilize any of these sources of funds for a particular motion picture. We generally obtain some advances or guarantees prior to commitment to production of a motion picture project, but those amounts may not be substantial on smaller budgeted motion picture ( e . g ., under $10,000,000), and in certain cases we have committed to production with an insubstantial amount of advances and guarantees. Unless we can manage the risks of production through the use of these financing techniques, we will not likely commit to production of larger budget motion pictures ( e . g ., over $15,000,000), and we have never in the past committed to such productions, without substantial advances or guarantees from third-party distributors, or the equivalent in “non-recourse” financings.

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Music Company

Seven Arts Music Inc. (“SAM”) became a wholly owned subsidiary of the Company on February 23, 2012, although start -up costs had been incurred as early as September 2011. The delivery of the first of the DMX albums acquired from David Michery was released on September 11, 2012 and initial costs in creating the first album for Bone Thugs-N-Harmony are being incurred for delivery in February, 2013. Several other new artists are being considered by SAM. The agreements under which SAM acquired its music assets were effective as of September 29, 2011 (Big Jake Music) and December 19, 2011 (Michery Assets) publicly announced and business activities commenced on those dates, but definitive agreements were not executed until February 23, 2012.

Post-Production Facility

As of June 30, 2012, SAFELA was transferred to the Company. SAFELA, which is 60% owned by the Company, has a 30 year lease to run a production and post-production facility at 807 Esplanade Avenue in New Orleans. The facility commenced operations on July 1, 2012.

Company Outlook

The principal factors that affected our results of operations have been:

1.	the number of motion pictures and recorded music delivered in a fiscal period,
2.	the distribution rights of motion pictures and recorded music produced by others acquired in a fiscal period,
3.	the choice of motion pictures and recorded music produced or acquired by us,
4.	management’s and talents’ execution of the screenplay and production plan for each picture and recorded music the distribution and market reactions to the motion pictures and recorded music once completed,
5.	management’s ability to obtain financing and to re-negotiate financing on beneficial terms,
6.	the performance of our third-party distributors and
7.	our ability to take advantage of tax-incentivized financing.

These factors will continue to be, in our opinion, the principal factors affecting future results of operation and our future financial condition. No particular factor has had a primary or principal effect on our operations and financial condition in the periods discussed below.

Our revenues principally consist of amounts we earned from third-party distributors of our motion pictures and recorded music. We recognize revenue from license fees as and when a motion picture is delivered to the territory to which the license relates if we have a contractual commitment and the term of license has begun or upon receipt of a royalty statement or other reliable information from a distributor of the amounts due to us from distribution of that picture. A motion picture is “delivered” when we have completed all aspects of production and may make playable copies of the motion picture for exhibition in a medium of exhibition such as theatrical, video, or television distribution.

We also recognize revenue beyond an initial license fee from our share of gross receipts on motion pictures which we recognize as revenue when we are notified of the amounts that are due to us. In some fiscal periods, a significant portion of our revenue is derived from sources other than motion picture distribution, including the cancellation of debt and interest income on a financing transaction.

We have also benefited significantly from our ability to raise third party film equity investments such as in tax advantaged transactions under which we transfer to third party investor’s tax benefits for motion picture production and distribution. These types of investments have enabled us to substantially reduce the cost basis of our motion pictures and even to record significant fee-related revenues.

Results of Operations for the Year Ended June 30, 2013 Compared To Year Ended June 30, 2012

As noted in the accompanying financial statements in Note 15, the Company has restated the years ended June 30, 2012 and 2011, to correct certain errors. The errors included reclassifications of certain amounts that had previously been categorized as “one time change in estimate” to properly be included in cost of revenues, timing differences between years, and corrections in the application of GAAP on certain complex transactions. Please see the detailed discussion and schedule in Note 15. All restated amounts are reflected in the discussion of Results of Operations below.

Revenue

Our total revenues decreased from $4,058,006(Restated) for the fiscal year ended June 30, 2012 to $1,522,808 in the fiscal year ended June 30, 2013. Film revenues were basically the same in each year and the Music revenue of $574,434, as well as the $106,417 in Post Production revenue, is new to the Company in 2013. However, the 2012 revenue figure included net fee income of $3,235,000(Restated) earned from SAPLA related to the post-production facility located at 807 Esplanade in New Orleans, Louisiana. The Fee Income from related party in 2012 represented services provided in connection with direction of the rehabilitation of the post production facility as well as consulting in process of obtaining certain Federal and State tax credits. See Note 4 in the accompanying financial statements for a more detailed discussion of the revenue earned.

Revenues derived from the licensing and distribution of motion pictures increased marginally from $823,006 in the previous fiscal year to $841,956 in this fiscal year. The majority of 2013 revenue consisted of the US and Brazilian release of “Nine Miles Down” and “Drunkboat” and a spread of film royalties relating to our film library and $183,000 from settlement of litigation with MGM over “Deal” and Sony with “Johnny Mnemonic”.

The majority of 2012 sales included international sales royalties from movies such as “The Pool Boys,”, “Deal,” “Autopsy,”, “Nine Miles Down” and “Night of the Demons.” In the 2013 year the music division recorded gross revenues of $1,027,645, reduced by a provision for returns of $470,811, from the release of the first DMX album.

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Costs of Revenue

Costs of revenue decreased from $14,389,888 (Restated) in the fiscal year ended June 30 2012 to $12,421,711 in the fiscal year ended June 30, 2013. Costs of Revenues in both years consist predominately of amortization and impairment of film and music costs.

The amortization charge represents the amortization of the film assets calculated as the portion of the current year revenue compared to management’s estimate of the ultimate future revenue from the films. The amortization of unamortized Film costs in 2013 related to revenue recognized on the films, Nine Miles Down and Deal. For 2012 the amortization related to revenue recognized on the films Pool Boys, Nine Miles Down and Night of the Demons.

In accordance with our policies, management reviewed the future ultimates on the films in release or production, and adjusted them for actual sales and feedback and orders from the various film markets the Company attends. These adjusted ultimate estimations are then used in determining if any impairments are necessary to recognize. This evaluation resulted in Impairment costs recognized of $2,054,171 in fiscal year 2013 made and $6,459,298 (restated) in fiscal year 2012.

A write down of $2,837,545 was taken against development costs in fiscal year 2013 upon review of the capitalized development costs, in accordance with ASC 926 and our accounting policy, to ensure all “abandoned” costs which management has determined no longer apply to viable development projects.

Consequently, the Group recorded a gross loss of $10,898,903 in the year-ended June 30, 2013 compared to a gross loss of $10,331,882 (Restated) in the year-ended June 30, 2012

General &Administrative Expenses

General and administrative expenses increased to $7,289,693, in the fiscal year ended June 30 2013 from $2,558,620(Restated) in the previous year.

$3,582,919 of the G&A expenses in 2013 is bad debt expense, which includes a $1,180,000 reserve recognized for the Fee Income receivables due from related party, due to some delays in SAPLA receiving their State tax credit (please see more detailed discussion in Note 4 in accompanying financial statements), and $ 1,868,547 determined to no longer be collectible due from SAP, Inc., a related party, due to its’ current parent company, PLC, being in liquidation.

In 2013, the full operation of the music division has added $356,061 to the general and administration expenses and the new post production operation has increased these costs by $197,430, plus building improvement amortization of $164,526.

Legal and professional costs were increased substantially in the current year to $1,504,763 from $879,503 in the prior year. This consists of increased attorney fees related to our on-going and new litigation discussed in detail previously in the Litigation section. Additional legal fees were also incurred in connection with increased volume of conversions and share activity requiring legal opinions.

There has been an accrual of $350,000 for a judgment for the Company to pay legal fees on JonesFilm (see Litigation section above). Rent and office costs increased by almost $190,000 in the year due to the music division and the post production facility. Management have taken action and closed down the UK office and merged the music division into the original US office to bring overhead back in line.

Wages and salaries have reduced by approximately $182,000 during the year as the London office was closed and the US office was downsized plus the music team were reduced substantially and the few that are left are now consultants not employees which accounts for the increase in consultancy charges year on year (Approximately $102,000). Approximately $528,000 less overhead was capitalized to movies in the 2013 fiscal year than the comparable period in 2012

Net interest expense increased from $2,752,682 to $4,227,472, resulting from increased loan balances and some penalties in negotiating extended terms. The 2013 interest expense also includes amounts related to SAFELA for the mortgage and construction loan not included in 2012.

Other income in 2012 includes forgiveness of debt income previously charged in 2011 in error. See Note 16 on restatement of accounts. We recorded no tax provision in the fiscal year ended June 30, 2012, because we had no taxable income.

As result of the aforementioned results, we recorded a net loss of $ 22,062,538 in the fiscal year ended June 30, 2013 compared to a net loss of $11,153,463 for the fiscal year ended June 30, 2012.

In the year ended June 30, 2013, we recognized $353,530 in Comprehensive loss attributable to non-controlling interests, in connection with our 60% owned subsidiary SAFELA. We acquired SAFELA on June 30, 2012, and therefore there was no corresponding recognition for non-controlling interest for the year ended June 30, 2012. This resulting in recognition of $22,416,068 of Net loss attributable to Seven Arts Entertainment, Inc. for the year ended June 30, 2013.

Income Tax

No tax expense was recognized in either period.

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Results of Operations for the Year Ended June 30, 2012 (Restated) Compared To Year Ended June 30, 2011

Our total revenues increased from $3,328,388 for the fiscal year ended June 30, 2011 to $4,058,006(Restated) in the fiscal year ended June 30, 2012. This increase principally relates to the fee income earned from SAPLA related to the production/post-production facility located at 807 Esplanade in New Orleans, Louisiana, offset by reduced film revenue. The Fee income – related party revenue of $3,235,000 represents services provided in connection with direction of the rehabilitation of the post production facility as well as consulting in process of obtaining certain Federal and State tax credits. See Note 4 in the accompanying financial statements for a more detailed discussion of the revenue earned.

Revenues derived from the licensing and distribution of motion pictures decreased from $2,758,359 in the previous fiscal year to $823,006 in this fiscal year, due to a decrease in sales on the motion pictures Deal and American Summer. The digital release of Pool Boys (American Summer) in the autumn of 2011 was less than management expectation.

Fee-related revenues in the fiscal year ended June 30, 2011 derived from:

a) Producer’s fees of $70,029 resulting from excess tax credits received on Night of the Demons.

b) $500,000 of production fees related to the production and preproduction of three films in Louisiana.

There are no such revenues in the fiscal year ended to June 30, 2012.

Costs of revenue increased from $3,447,996 to $14,389,888(Restated) including certain distribution costs, producers’ costs and other third party payments, and amortization of film costs of $3,996,576 and Film cost impairment of $6,459,248 and Music cost impairment of $3,035,000. The amortization charge represents the amortization of the film assets calculated as the portion of the current year revenue compared to management’s estimate of the ultimate future revenue from the films. The Impairment is a result of our evaluation of the ultimate future revenue on the films in release or production, and adjusted them for actual sales and feedback and orders from the various film markets the Company attends. These adjusted ultimate estimations are then used in determining if an impairments are necessary to recognize.

Consequently, the Group recorded a gross loss of $10,331,882 in the year-ended June 30, 2012 compared to a gross loss of ($119,608) in the year-ended June 30, 2011

General and administrative expenses increased to $2,251,139, from $1,852,303. External legal and professional fees were significantly increased by approximately $400,000, as a result of investigations carried out in the year by government authorities, as well as a significant increase in NASDAQ compliance matters. The acquisition of the music assets has increased general and administrative expense although a substantial proportion of such expenses was capitalized into music assets, with the development of the DMX album and videos.

Management’s reserve for doubtful accounts increased to $307,481 compared to $234,429 due to the continued consolidation in the international film business.

We recorded $4,458,621(Restated) in other income for the fiscal year ended June 30, 2012 reflecting forgiveness of debt mainly from a Workout Agreement reached with Palm Finance Inc. and Arrowhead Consulting Group.

Net interest expense increased from $758,197 to $2,752,681, reflecting settlement agreements with senior lenders Blue Rider, Cold Fusion and 120db, and accrual of a full year’s interest charge on the Pool Boys, Autopsy and Nine Miles Down production loans. Interest of these production loans was forgiven in the prior fiscal year ended June 30, 2011. The Company disputes $957,696 of the interest expense charged to the Pool Boys/Autopsy and Nine Miles Down loans as it has a different interpretation of the contract to that of Palm. Management believes this dispute will be resolved in the near future.

We recorded no tax provision in the fiscal years ended June 30, 2012 and 2011, because we had no taxable income.

As result of the aforementioned results, we recorded a net loss of $11,153,463 (Restated) in the fiscal year ended June 30, 2012 compared to a net profit of $1,461,554 for the fiscal year ended June 30, 2011.

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Liquidity And Capital Resources

Management assesses the Company’s liquidity in terms of its ability to generate cash to fund its operating, investing and financing activities and whether it will be sufficient to allow it to continue investing in existing businesses, consummating strategic acquisitions, paying interest and servicing debt and managing its capital structure on a short and long-term basis.

Going Concern

The consolidated financial statements included in this prospectus are prepared under a going concern basis in accordance with US generally accepted accounting principles, which contemplates the realization of assets and discharge of liabilities and commitments in the normal course of business. For the year ended June 30, 2013, the Company recorded a loss from operations of $18,188,596 and utilized cash in operations of $547,938.  As of June 30, 2013, the Company had a working capital deficit of approximately $19,844,000.

These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to return to profitability or to develop additional sources of financing or capital. The Company’s financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Historically, the Company’s main source of cash was through the exploitation of its films, sales of equity and debt financing.  However, the Company has not released or distributed a new film since July 2012. The Company’s next film, Schism, is expected to be released in March, 2014, and the Company also intends to release the next DMX album in early 2014 and the Thugs Bones N Harmony album in December 2013. Additionally, management has begun to implement cost reductions including reducing the size of its staff and size of its UK office and expects to be able to continue to obtain additional financing. No assurance can be given that the financing will be available or, if available, that it will be on terms that are satisfactory to the Company.

Short Term Liquidity

The Company has an accumulated deficit of $38,154,995 and negative working capital of $19,844,307 as of June 30, 2013. Management believes that, based on historical revenues generated from the licensing of the distribution rights on our motion pictures and the new revenues generated from the release of two albums in the music division in our 2014 fiscal year, as well as expanding business at the post-production facility, we will have sufficient working capital to operate for the next twelve months. Included in the revenue expected in our film division will be the release of a new film, Schism, in March 2014, which will see revenues generated during the next year. In addition, the Company has scaled back on administrative expenses through the closing of our UK office. The Company also will continue to raise capital, or pay off existing debt, through the issuance of convertible debentures.

We currently borrow funds for the financing of each of our motion pictures from several production lenders. There can be no assurances given that the Group will be able to borrow funds to finance our motion pictures in the future

27

Long Term Liquidity

The long term liquidity needs of the Company, are projected to be met primarily through the cash flow provided by operations, with any additional funds necessary raised by the sale of debt or equity.

Cash Flows

Operating Activities: Net cash used in operating activities in the year ended June 30, 2013 was $(547,939).   This is mainly attributable to a mixture of cash received on revenue and receivables compared to $1,051,378 of cash used in additions to film costs, payment on accounts payable and other operating expenses of the Company. While the accounts payable increased by a net $1,546,377, the overall increase also reflects payments on balances owing, as well as exchanges of existing accounts payable balances to notes payable.

Investing Activities: Net cash used in investing activities in the year ended June 30, 2013 was $(466,066) which is attributable to additions to building improvements for the post-production facility.

Financing Activities: Net cash provided by financing activities during the year ended June 30, 2013 was $898,232, mainly due to the proceeds from additional debt of $1,872,772 and the issuance of common stock for cash of $300,000, less amounts paid on outstanding debt.

Capital Resources

As of June 30, 2013, the Company did not have any outstanding capital commitments. As of the date of this filing the Company had no other commitments than disclosed in the Company’s financial statements and notes to the financial statements.

Negative working capital at June 30, 2013 was $19,844,307, versus negative working capital at June 30, 2012 (Restated) of $13,561,333. The change is mainly a decrease in current assets from the year ended June 30, 2012 to June 30, 2013, while current liabilities stayed fairly consistent. The decrease in assets is constituted by:

a)   An approximately $1,190,000 reserve recognized for the Fee Income receivables due from related party , due to some delays in SAPLA receiving their State tax credit (please see more detailed discussion in Note 4 in accompanying financial statements.

b)   Impairments recognized on Film costs in the amount of $2,054,171 and Music Assets in the amount of $4,718,205.

c)   The Film and Music asset balances were also reduced by the standard amortization for the year of $2,452,477.

Working capital is negative due to the fact that all the loans are classified as current, while some of them have longer-term workout agreements. Additionally, the mortgage and construction loans on 807 Esplanade are current liabilities with corresponding Building improvements being recorded as non-current assets.

The majority of the other loans are convertible to stock so will have little or no cash impact.

Shareholders’ Deficit attributable to Seven Arts Entertainment, Inc. at June 30, 2013 was $6,715,314 which is a decrease of $16,573,154 from the restated June 30, 2012 Shareholders’ equity. The change was primarily due to the loss in the current year, offset by increases in common stock and the related additional paid in capital.

The Company had approximately $15,632,000 in debt as of June 30, 2013, comprised of Convertible debentures of approximately $4,074,000, Mortgage and construction loans of approximately $3,744,000 and Film and Production loans of approximately $7,814,000. Please refer to Note 9 in the accompanying financial statements to see a detailed list of the indebtedness and expanded disclosures.

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Management believes that, based on historical revenues generated from the licensing of the distribution rights on our motion pictures, we will have sufficient working capital to operate for the next twelve months.

We currently borrow funds for the financing of each of our motion pictures from several production lenders. There can be no assurances given that the Group will be able to borrow funds to finance our motion pictures in the future.

Contractual Obligations and commitments

In addition to the loans discussed above, the Company also has operating leases at several of its locations:

807 Esplanade

The Company, through its subsidiary SAFELA, has a sublease on the property at 807 Esplanade, New Orleans, Louisiana, which houses the post-production facility. The sublease is with 808 Espanade Ave MT, LLC, and unrelated party, who leases the property through a master lease with SAPLA. The term of the lease is for 30 years, terminating on December 31, 2024, with annual rent of $110,000.

West Hollywood

The Company has entered into a lease for their West Hollywood office which commenced on January 1, 2011 and terminates on December 31, 2016, with a monthly base rent of approximately $9,516. The Company has the option to extend the lease period for one five year period. The base rent shall increase annually by the Consumer Price Index, but in no case to be less than 3% or greater than 6%.

On February 1, 2012, the Company and landlord amended the lease to include additional space for a new total base rent of $15,138, and extended the lease term through December 31, 2017. As of June 30, 2012 the Company has vacated the additional space, and the landlord has leased the space to new tenants. The Company and management are negotiating a settlement on the termination of the lease, for which $75,000 has been included in accrued expenses.

Guarantees

The Group have guaranteed an additional £1,115,000 (approximately $1,672,500) due from the EBT to Armadillo, including £115,000 of interest. Additional interest of about £100,000 (approximately $150,000) is also now due. This liability will be met by the EBT from the funds that we advance to it from the proceeds of a future offering. The second and third payments to Armadillo were due in April and October 2009, and the EBT did not make those payments. In February 2011, 2,143 new shares were pledged to Armadillo in repayment for them extending the repayment date to June 30, 2011. These amounts are now due.

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Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements that have been prepared in accordance with GAAP.  The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Significant estimates relied upon in preparing these financial statements include the Ultimate sales on our film costs and music assets, which is used in the calculation of amortization under the film forecast method as well as indications of impairment, estimates used to determine the fair value of our common stock, non-cash capital stock issuances and common stock warrants, collectability of our accounts receivable (including to related party) and the valuation allowance on deferred tax assets.  Management evaluates these estimates on an ongoing basis.  Changes in estimates are recorded in the period in which they become known. We base estimates on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from our estimates. Our critical accounting policies and estimates are included in Note 1 to our annual consolidated financial statements for the years ended June 30, 2013 and 2012 in this prospectus, and aside from those mentioned below, are hereby incorporated by reference herein.

Basis of Presentation:

The accompanying consolidated financial statements include the accounts of Seven Arts Entertainment Inc. (“SAE”), and its subsidiaries:

•	Seven Arts Filmed Entertainment, Limited (“SAFE, Ltd.”) (100% owned)
•	Seven Arts Music, Inc. (“SAM”) (100% owned) and
•	Big Jake Music (“BJM”) (100% owned)
•	Seven Arts Filmed Entertainment Louisiana LLC (“SAFELA”) (As of June 30, 2012) (60% owned by SAE, 40% owned by Palm Finance)

The Company consolidates its subsidiaries in accordance with Accounting Standards Codification (“ASC”) 810, “Business Combinations”, and specifically ASC 810-10-15-8 which states, “The usual condition for a controlling financial interest is ownership of a majority voting interest, and, therefore, as a general rule, ownership by one reporting entity, directly or indirectly, or over 50% of the outstanding voting shares of another entity is a condition pointing toward consolidation.” The Company does not have any variable interest or special purpose entities. The Company presents Palm Finance’s 40% share of SAFELA’s profit or loss as a non-controlling interest.

The Company prepares its financial statements on the accrual basis of accounting and in accordance with US GAAP. All material inter-company balances and transactions are eliminated. Management believes that all adjustments necessary for a fair presentation of the results of the period ended June 30, 2013 and 2012 have been made.

Revenue Recognition

FILM

The Company recognizes revenue from the sale (minimum guarantee or non-refundable advances) or licensing arrangement (royalty agreements) of a film in accordance with ASC 605-15 “Revenue Recognition”. Revenue will be recognized only when all of the following criteria have been met:

a)	Persuasive evidence of a sale or licensing arrangement with a customer exists.
b)	The film is complete and, in accordance with the terms of the arrangement, has been delivered or is available for immediate and unconditional delivery. (i.e. the “notice of delivery” (“NOD”) has been sent and there is a master negative available for the customer).
c)	The license period of the arrangement has begun and the customer can begin its exploitation, exhibition, or sale.
d)	The arrangement fee is fixed or determinable.
e)	Collection of the arrangement fee is reasonably assured.

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A written agreement with clients (purchase order, letter, contract, etc.), indicating the film name, territory and period is required for the recognition of revenue. Revenue is recognized when the performance criteria in the contracts have been met. The customer generally confirms agreement by their signature on the contract.

Minimum guarantee revenue (i.e., non-refundable advances) is recognized as and when the film is available for delivery to the respective territories. Cash deposits received on the signing of the contracts are recorded as deferred revenue until the film is available for delivery (as described above) at which point the deferred revenue is recognized.

Royalty revenue, which equates to an agreed share of gross receipts of films, is recognized as income as and when the Company is notified of the amounts by the customers through their royalty reports. Revenue is recorded net any of sales or value added taxes charged to customers.

MUSIC

Revenue, which equates to an agreed share of gross receipts, is recognized as income as and when the Company is notified of the amounts by the distribution agent through their distribution reports.

Revenue is recorded:

a)	net of any sales or value added taxes charged to customers

b)	net of discounts agreed with customers

c)	net of returns provision agreed with the distributor and

d)	grossed up for the distribution fee charged by the distribution agent.

Revenue from digital distribution will be reported by the various digital platforms such as iTunes in their periodic reports and posted as received.

SAPLA (Related Party) Fee Income

Revenue in the form of fee-income is due to the Company from the related company SAPLA (owned by the wife of Peter Hoffman, the Company’s former CEO) by virtue of an agreement between SAPLA and the Company guaranteeing that all net revenues earned by SAPLA are the property of the Company.  The agreement was established as the Company guaranteed the loans SAPLA took on to restore and rebuild the property at 807 Esplanade, New Orleans as a post-production facility. Additionally, revenue in the form of fee income is due to the Company for developer, advisory and financial services provided by the Company as concerns infrastructure and historic rehabilitation tax credits earned by SAPLA. In accordance with an intercompany agreement between SAE and SAPLA, the cash proceeds from the disposition of the tax credits earned by SAPLA are due to SAE. The Company has recognized the fair value of the fee income for services provided as revenue and a corresponding receivable, with any additional amounts that will be collected to be recognized as a contribution to capital from the related party.

Film Costs

Film costs include the unamortized costs of completed films which have been produced by the Company or for which the Company has acquired distribution rights, libraries acquired as part of acquisitions of companies and films in progress and in development. For films produced by the Company, capitalized costs include all direct production and financing costs, capitalized interest and production overhead.

Costs of acquiring and producing films are amortized using the individual-film-forecast method, whereby these costs are amortized and participations and residuals costs are accrued in the proportion that current year’s revenue bears to management’s estimate of ultimate revenue at the beginning of the current year expected to be recognized from the exploitation, exhibition or sale of the films. The majority of a film's costs (approximately 80% or more) are generally amortized within three years of the picture's initial release.

Ultimate revenue includes estimates over a period not to exceed ten years following the date of initial release. Film costs are stated at the lower of amortized cost or estimated fair value. Individual film costs are reviewed on a title-by-title basis, when an event or change in circumstances indicates that the fair value of a film is less than its unamortized cost. The fair value of the film is determined using management’s future revenue and cost estimates and a discounted cash flow approach.   Impairment is recorded in the amount by which the unamortized costs exceed the estimated fair value of the film.  Estimates of future revenue involve measurement uncertainty, and it is therefore possible that reductions in the carrying value of investment in films may be required as a consequence of changes in management’s future revenue estimates.  Films are included in the general “library” category when initial release dates are at least three years prior to the acquisition date.

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Films in progress include the accumulated costs of productions which have not yet been completed.    Films in development include costs of acquiring film rights to books, stage plays or original screenplays and costs to adapt such projects. Such costs are capitalized and, upon commencement of production, are transferred to production costs.  Projects in development are written off at the earlier of the date they are determined not to be recoverable or when abandoned.

Music Costs/Assets

The initial material assets that were acquired comprise 52 completed sound recordings including two completed albums with DMX, up to two additional albums from DMX and up to five albums from Bone Thugs-N-Harmony.

Music assets include the unamortized costs of completed albums, singles and videos which have been produced by the Company or for which the Company has acquired distribution rights, libraries acquired as part of acquisitions and albums in progress and in development. For albums produced by the Company, capitalized costs include all direct production and financing costs, capitalized interest and production overhead.

Costs of acquiring and producing music assets will be amortized using the individual-album-forecast method, whereby these costs are amortized in the proportion that current year’s revenue bears to management’s estimate of ultimate revenue at the beginning of the current year expected to be recognized from the exploitation or sale of the music.

Emerging Growth Company Critical Accounting Policy Disclosure

The JOBS Act contains provisions that relax certain requirements for "emerging growth companies" for which we qualify. For as long as we are an emerging growth company, which may be for up to five years after the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act., unlike other public companies, we will not be required to: (i) comply with any new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies under Section 102(b)(1) of the JOBS Act; (ii) provide an auditor's attestation report on management's assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act; (iii) comply with any new requirements adopted by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor's report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer; or (iv) comply with any new audit rules adopted by the PCAOB after April 5, 2012 unless the SEC determines otherwise.

Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards that have different effective dates for public and private companies until such time as those standards apply to private companies. We currently intend to take advantage of such extended transition period. Since we are not required to comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies, our financial statements may not be comparable to the financial statements of companies that comply with public company effective dates.

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Segment Reporting

The Company now operates in three business segments as a motion picture producer and distributor and as a music label managing the assets acquired from Mr Michery. The Company believes that its businesses should be reported as two business segments.

In accordance with ASC 280 Segment Reporting, operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions how to allocate resources and assess performance. Our chief decision maker, as defined under the FASB’s guidance, is a combination of the Chief Executive Officer and the Chief Financial Officer.

The tables below present the financial information for the reportable segments for the years ended June 30, 2013 and 2012:

	Film	Music	Year ended June 30, 2013 Production facility	Total
Revenue	$841,956	$574,434	$106,417	$1,522,807
Cost of Revenue	(7,004,141)	(5,395,410)	(22,160)	(12,421,711)
Gross profit/(loss)	(6,162,185)	(4,820,975)	(84,257)	(10,898,903)
Operating expenses	(6,447,117)	(480,620)	(361,955)	(7,860,492)

Loss from operations	$(12,609,302)	(5,301,595)	(277,698)	(18,188,596)

	Year ended June 30, 2012 (Restated)
	Film	Music	Total
Revenue	$4,052,029	$5,977	$4,058,006
Cost of revenue	14,350,858	39,031	14,389,889
Gross profit/(loss)	(10,364,937)	(33,054)	(10,331,883)
Operating expenses	(2,467,111)	91,505	2,558,620
Loss from operations	$(12,765,944)	$(124,559)	$(12,890,503)

Assets

	June 30,	June 30,
	2013	2012
		(Restated)

Film assets	$8,368,686	$14,612,609
Music assets	296,795	4,289,158
Post-production assets	4,102,525	4,551,270

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BUSINESS

Corporate History and Current Corporate Structure

Nature of Activities, History and Organization:

Seven Arts Entertainment, Inc. (herein referred to as “the Company”, “Seven Arts” or “SAE,”), a Nevada Corporation, is the continuation of certain business of Seven Arts Pictures Plc. (“PLC”), which was founded in 2002 as an independent motion picture production and distribution company engaged in the development, acquisition, financing, production, and licensing of theatrical motion pictures for exhibition in domestic (i.e., the United States and Canada) and foreign theatrical markets, and for subsequent worldwide release in other forms of media, including home video and pay and free television. The Company currently owns interests in 39 completed motion pictures, subject in certain instances to the prior financial interests of other parties.

Seven Arts Music Inc. (“SAM”) became a wholly owned subsidiary of the Company on February 23, 2012, although transaction costs had been incurred as early as September 2011. The first of the DMX albums acquired from David Michery was released on September 11, 2012. The first of the Bone Thugs-N-Harmony albums is fully delivered to the Company as of June 30, 2013 and scheduled for release in November, 2013. Several other new artists are being considered by SAM.  The agreements under which SAM acquired its music assets were effective as of September 29, 2011 (Big Jake Music) and December 19, 2011 (Michery Assets) publicly announced and commenced business activities commenced on those dates, but definitive agreements were not executed until February 23, 2012.

On June 30, 2012 Seven Arts Filmed Entertainment LLC (“SAFELA”) was transferred to the Company. SAFELA, which is now 60% owned by the Company, has a 30 year lease to operate a film production and post-production facility at 807 Esplanade in New Orleans, Louisiana. The post production facility commenced operations on July 1, 2012.

On June 11, 2010, SAE, was formed and became a wholly owned subsidiary of PLC. As of June 11, 2010, the Company entered into an Asset Transfer Agreement, as amended on January 27, 2011 and again on August 31, 2011, to transfer assets (as now reflected on our balance sheet) from PLC to SAE, in exchange for assumption by SAE of all booked indebtedness (now reflected on our balance sheet) and for one share of common stock of SAE for each ordinary share of PLC which have been distributed to shareholders. Additionally, 28,571 shares (2,000,000 shares as adjusted for the 1:70 reverse stock split discussed herein) of SAE were issued to PLC as additional consideration to PLC. This transfer was approved by the PLC shareholders at an Extraordinary General Meeting on June 11, 2010. The purpose of this transfer was to eliminate our status as a foreign private issuer and to assume compliance with all obligations of a domestic issuer under all applicable state and Federal securities laws.

On August 31, 2011, NASDAQ approved the substitution of one share of SAE, Inc. stock for the Company’s NASDAQ listing, effective at the opening of trading on September 1, 2011. On that date, each of the Company’s ordinary shares were exchanged for one share of common stock of SAE, and commenced trading on NASDAQ as the successor to the Company’s NASDAQ listing. This transaction was approved by the Company’s stockholders at the Company’s Extraordinary General Meeting on June 11, 2010.

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On November 8, 2011, the Company’s listing predecessor, PLC, was placed into involuntary creditors liquidation under English law.  Certain indebtedness of PLC remained with PLC and will be subject to administration or payment in those administration proceedings.

On January 1, 2012, Seven Arts Film Entertainment Limited (“SAFE”) sold all of its film assets to SAE for assumption of indebtedness. SAFE ceased operations on May 31, 2013 on closing of its office in London, England. The Company plans to file for creditors voluntary liquidation of SAFE in England.

In connection with the acquisition of the music assets of Michery, the Company issued 100 ,000 shares of our Series B convertible preferred stock, par value $100 convertible at approximately $1.10 per share) to Michery and his assigns.  50,000 of these shares of the Company’s Series B convertible preferred stock were placed in escrow.  Based on performances through March 2013 and to satisfy other obligations to Michery, 20,000 of these shares have been vested and the balance have been cancelled. Michery is a consultant to SAM.

During the quarter ended December 31, 2012, Mr. Michery converted and sold 37,000 of the 50,000 shares of Series B that he and his assigns hold. The Company and Mr. Michery have agreed the remaining 50,000 shares of Series B in escrow will be disposed of by release of 20,000 shares of the Series B convertible preferred stock to Mr. Michery in full satisfaction of any claims he may have against the Company and the balance of the 30,000 shares of Series B will be cancelled.  As of June 30, 2013, Mr. Michery or his assigns hold 33,000 shares of Series B convertible preferred stock.

In connection with the acquisition of the stock of BJM, the Company issued 80 ,000 shares of the Company’s Series B convertible preferred stock, stated value $100 convertible at approximately $1.10 per share) to Jake Shapiro and his assigns, with 70,000 shares of Series B convertible preferred stock placed in escrow.

The Company entered into a settlement agreement with Mr. Shapiro on February 27, 2013 and all shares of Series B preferred stock held in escrow for him and persons associated with him have been cancelled, with Mr. Shapiro and his assigns still holding 10,000 shares of Series B convertible preferred stock as of June 30, 2013. The name and the website of Big Jake Music were also reassigned to Mr. Shapiro as part of the settlement agreement.

Seven Arts Pictures Louisiana LLC, (“SAPLA”), entered into a Credit Agreement with Advantage Capital Community Development Fund LLC dated October 11, 2007, for the acquisition and improvement of the production and post-production facility located at 807 Esplanade Avenue in New Orleans, Louisiana (“807 Esplanade”) for aggregate principal advances of up to $3,700,000. This agreement was guaranteed by the Company’s predecessor. Approximately $3,700,000 plus interest has been drawn under the terms of this Credit Agreement, as of June 30, 2012. The Company has now assumed the liability for $1,000,000 of this amount plus a contingent sum of $750,000 (contingent on receipt of at least $5,000,000 in cash proceeds from the tax credits to be earned by SAPLA) due to an agreement with the now mortgagor Palm Finance. A construction loan of $1,850,000 previously guaranteed by the Company has now also been assumed by the Company, through SAFELA.

On October 31, 2013, May 2, 2013 and August 31, 2012 , the Company effected one-for-twenty, one-for-fifty and one-for-seventy reverse stock splits, respectively, collectively referred to as the Stock Splits. Unless otherwise noted, all impacted amounts included in this prospectus and the accompanying consolidated financial statements and notes thereto have been retroactively adjusted for the Stock Splits. Unless otherwise noted, impacted amounts include shares of common stock authorized and outstanding, share issuances and cancellations, shares underlying preferred stock, convertible notes, warrants and stock options, shares reserved, conversion prices of convertible securities, exercise prices of warrants and options, and loss per share.

Subject to appropriate and required regulatory filings and approvals, the Company declared a dividend of Warrants to those persons beneficially owning the Company’s common stock as of the close of the markets on August 31, 2012.  The shares of common stock underlying the Warrants are the subject of this Prospectus.  For every ten pre-reverse split shares of common stock held as of such date and time, the holders thereof will be entitled to receive one Warrant as a dividend.  Until its expiration date on December 31, 2014, each Warrant, once distributed following such approvals, will be exercisable for the purchase of one share of the Company’s post-reverse split common stock at a price per share to be determined by our Board of directors when this Prospectus is deemed effective.  The Company does not expect that a secondary market will develop for the Warrants.

Trading of our common stock on The NASDAQ Capital Market was suspended at the opening of business on September 14, 2012, due to our not meeting the $1 minimum bid price stock listing requirement of The NASDAQ Stock Market for ten trading days prior to September 20, 2012, the expiration date on the Company’s six-month extension to meet this listing requirement.

On September 14, 2012 our common stock began being quoted on the OTC Market Group Inc.’s OTCQB tier under our historical symbol “SAPX.”

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Capital Structure:

SAE’s authorized capital is 250,000,000 shares of capital stock. SAE has authorized the following classes of stock:

•	249,000,000 of common stock, $.01 par value per share. As of the date of this prospectus, there are 20,565,472 shares of common stock outstanding . Each outstanding share of common stock entitles the holder thereof to one vote per share on matters submitted to a vote of stockholders.

•	125,125 shares of Series A Preferred Stock with a $10.00 stated value per share. All of such authorized shares were issued to one shareholder in November 2011. These shares have a conversion price to common stock of $10.50 per share.

•	200,000 shares Series B Preferred Stock with a $100.00 stated value per share. As of the date of this prospectus, there are 43,580 shares outstanding. The per share conversion price for the Series B Preferred Stock is $1.10 per share.

SAE became a United States issuer and commenced regular quarterly reporting from the first quarter ended September 30, 2011.

Production Activities of Our Predecessors

No production activities were undertaken by us until January 1, 2005 and all the production activities prior to that date were engaged in by our predecessors, CineVisions, SAPLA and SAP. All our production activities after January 1, 2005 were under our direction or that of PLC. All the films discussed below were produced or co-produced by our predecessors and were distributed by our predecessors. The Hustle and A Shot at Glory were only distributed by our predecessors and were not produced by our predecessors.

Films Produced and Distributed from 1994-1998

Between 1996 and 1998, our predecessor CineVisions produced and licensed the distribution rights for Johnny Mnemonic, Never Talk To Strangers, 9 ½ Weeks II, and Shattered Image, which were assigned to us by SAP. CineVisions assigned all rights to distribute these films to SAP, which in turn all such rights to us. Subsequently, all rights to 9 ½ Weeks II were assigned by court order to a third-party in final judgment. We own the copyright to the other motion pictures either directly or through grants of all rights in perpetuity, through an affiliate.

Films Produced and Acquired by SAPL and Fireworks

In 1998, SAPL entered into a joint venture agreement for the production and distribution of motion pictures with Fireworks. Fireworks is a subsidiary of CanWest Global Entertainment, Inc., a large diversified Canadian media company. Pursuant to that joint venture, Fireworks and SAPL produced, acquired and distributed 11 motion pictures (the “Fireworks Pictures”), one of which was returned to the owner and two of which are among the motion pictures now owned by us, Shot at Glory and The Hustle. All SAP’s interest in the Fireworks Pictures were assigned to us in 2004 by SAP, which is the subject of the copyright infringement litigation as discussed in Management’s Discussion And Analysis of Financial Condition and Results of Operations – Legal Proceedings.

Through SAPL, Mr. Hoffman produced and acquired Fireworks Rules of Engagement, Onegin, The Believer, Who Is Cletis Tout and American Rhapsody. These motion pictures are the subject of copyright infringement and contract claims that we, together with SAP and SAFE, have brought against Fireworks and Content Film. See Management’s Discussion and Analysis of Financial Condition and Results of Operations – Legal Proceeding. In particular, in these proceedings, we now claim based on assignment from SAP ownership of the following:

a).	All copyright and distribution rights to American Rhapsody and Who Is Cletis Tout.
b).	All international distribution rights to Onegin and The Believer.
c).	All distribution rights outside the United States and Canada to Rules of Engagement.

Films Co-Financed by SAPL

SAPL co-financed three motion pictures in conjunction with Fireworks and Paramount. Of these motion pictures, we claim that one of them, Rules of Engagement, was transferred to us by SAP in 2004. As set out below, this motion picture is the subject of copyright infringement and contract claims that we, together with SAP and SAFE, have brought against Fireworks and Content Film. See Management’s Discussion and Analysis of Financial Condition and Results of Operations – Legal Proceedings.

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We have since January 1, 2005 produced the following motion pictures:

Title	Talent		Delivery Date	1st U.S. Release	Date Distribution Rights Terminate

American Summer aka	Director:	J.B. Rogers	06/08	9/11	n/a
The Pool Boys (CR)	Cast:	Matthew Lillard
(All Territories)		Effren Ramirez

Autopsy (CR)	Director:	Adam Gierasch	06/08	1/09	n/a
(All Territories)	Cast:	Robert Patrick

Deal (CR)	Writer:	Gil Cates, Jr.	03/07	04/08	n/a
(All Territories)		& Marc Weinstock
	Director:	Gil Cates, Jr.
	Cast:	Burt Reynolds
Bret Harrison
Shannon Elizabeth
Jennifer Tilly

Knife Edge	Director:	Anthony Hickox	06/08	03/10	3/23/2031
	Cast:	Joan Plowright
Natalie Press
(All Territories)

Night of the Demons (CR)	Director:	Adam Gierasch	06/09	10/10	n/a
	Cast:	Shannon Elizabeth
(All Territories)		Edward Furlong
Diora Baird

Nine Miles Down (CR)	Director:	Anthony Waller	06/09	02/13	n/a
	Cast:	Adrian Paul
(All Territories)		Kate Nauta

Noise aka	Writer/Director:	Henry Bean	03/07	05/08	n/a
The Rectifier	Cast:	Tim Robbins
(CR)		William Hurt
(All Territories)		Bridget Moynahan
William Baldwin

Pool Hall Prophets aka	Writer/Director:	Keoni Waxman	09/05	12/05	n/a
Shooting Gallery
(CR)	Cast:	Freddie Prinze, Jr.
(All Territories)		Ving Rhames

Schism (CR)	Writer / Director:	Adam Gierasch	10/13	Spring 2014
	Cast:	Callum Blue
Vinnie Jones

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(All Territories)

Films Acquired by Us

We have acquired certain distribution rights to the following motion pictures since January 1, 2005

Title	Talent		Delivery Date	1st U.S. Release	Date Distribution Rights Terminate

Back In The Day	Writer:	Michael Raffanello	03/05	05/05	11/11/2019
(All International Territories)	Director:	James Hunter
	Cast:	Ving Rhames
Ja Rule

Boo (1)	Writer/Director:	Anthony C. Ferrante	03/05	10/05	5/14/2008
(All International Territories)	Cast:	Trish Cohen
Happy Mahaney

A Broken Life	Writers:	Neil Coombs, Anna Lee	06/08	09/08	10/26/2026
(All International Territories)		& Grace Kosaka
	Directors:	Neil Coombs
	Cast:	Tom Sizemore
Ving Rhames
Grace Kosaka
Saul Rubinek

Cemetery Gates (1)	Writer:	Brian Patrick O’Tolle	03/05	05/06	4/4/2020
(All International Territories)	Director:	Roy Knyrim
	Cast:	Reggie Bannister

Drunkboat	Writer:	Bob Meyer & Randy Buescher	12/08	07/12	4/28/2016
(All Territories)	Director:	Bob Meyer
	Cast:	John Malkovich
John Goodman
Dana Delaney

Gettin’ It	Writer/Director:	Nick Gaitatjis	12/06	08/07	4/4/2017
(All Territories)	Cast:	Jessica Canseco
Patrick Censoplano
Cheryl Dent
Sandra Staggs

Hades aka	Director:	Gabriel Bologna	5/09	04/10	10/26/2027
The Black Waters of Echo Pond	Cast:	Robert Patrick
(All International		Danielle Harris
Territories)

Men Don’t Lie	Director:	Jane Spencer	not yet scheduled	not yet scheduled
(All Territories)	Cast:	Michael Madsen
Elle Travis

+ Popstar	Writer:	Timothy Barton	03/05	11/05	10/19/2014
(All International Territories)	Director:	Richard Gabai
	Cast:	Aaron Carter
Alana Austin

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+ Red Riding Hood	Writer:	Timothy Dolan	03/06	06/06	5/2/2015
(All International Territories, ex. Indonesia, Israel, Japan, Latin American Satellite TV, Mexico, Middle East, Pan Asian Satellite TV, Portugal, Russia, Slovenia/Croatia, Thailand, Turkey)	Director:	Randall Kleiser
	Cast:	Lainie Kazan
Morgan Thompson

+ Supercross	Writer:	Ken Solarz	08/05	5/25/2019
(All International Territories)	Director:	Steve Boyum
	Cast:	Sophia Bush
Steve Howey
Cameron Richardson

The Wedding Chest	Writer:	Ekaterina Tirdatova	3/08	not yet scheduled	10/4/2021
(All International	Director:	Nurbek Egen
Territories excluding	Cast:	Natasha Regnier
Russia, Germany and France)		Bolot Tentimyshov

We have lost the right to manage twelve motion pictures (designated “+” in the table above) as a result of the exercise by the Arrowhead Target Fund of its rights under the Arrowhead Loan described above at “Risk Factors.” in August 2009.   Arrowhead is now collecting all sums receivable with respect to these motion pictures and all interest in and receivables from these motion pictures has been removed from our financial statements effective June 30, 2009, but Arrowhead has not foreclosed on the copyright and distribution rights of our affiliate in these twelve motion pictures.

In addition, Palm Finance has the right (which it has not exercised) to require that all sums payable to us with respect to the motion pictures Autopsy, The Pool Boys and Nine Miles Down be paid directly to it, and not to us.

Our Business Strategy

We believe our current business strategy is:

●	To finance, produce and distribute two to four motion pictures per year with budgets of between $2 million and $15 million each. As previously stated, these pictures will receive only a limited theatrical release. There can be no assurance as to the number of theaters or “print & advertising” expenditures we will be able to arrange one any of these motion pictures. The current motion pictures scheduled for release in calendar year 20123 are Schism, and Nine Miles Down.

●	To acquire and distribute sound recordings throughout the world, both as singles .and albums of both established and new recording artists. We except to release 3 to 4 albums per calendar year, including albums by the established urban artists DMX and Bone Thugs-N-Harmony

●	To supplement our core strategy by producing an occasional higher cost motion picture (production budgets of $30 - $60 million). We will seek to license such projects to a major studio to guarantee a studio-wide release and obtain a commitment to cover a portion or all of P&A costs as well as other distribution expenses, although no such agreement has yet been completed.

●	To opportunistically acquire distribution rights to an additional two to five motion pictures produced by others, each year, for distribution in theatrical, video and television markets, as an agent, for a 15%-20% fee. We have acquired three motion pictures in the twelve months pursuant to this strategy.

●	To maximize our current use of tax-preferred financing structures around the world to fund our motion picture productions.

●	To enter into arrangements with theatrical and video distributors, to gain more control over and increase our share of the revenues from distribution of our motion pictures by decreasing distribution fees, approval over distribution strategy and distribution costs, and shorter license terms. We have entered into such arrangements in the United States, United Kingdom and Spain in the last twelve months.

●	To expand our library of completed motion pictures, sound recordings, and musical compositions.

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●	To scale our business over time by modestly increasing the number of pictures we develop and produce in-house as well as by more aggressively seeking to acquire for distribution motion pictures produced by third parties.

In the last year, we have engaged in substantial pre-production and development activities on our motion picture projects Winter Queen and Neuromancer, which will have production budgets of approximately $20 million and $60 million, respectively.  By reason of the production costs, underlying materials and creative elements attached (director and actor), we believe these large budget motion pictures will obtain a substantial theatrical release in the United States and the international territories such as United Kingdom, Germany, Japan, France, Spain and Australia.  We have also developed three lower budget motion pictures and acquired two as part of our distribution strategy.

Our Competitive Strength

We believe our competitive strengths include:

●	The experience of our management and our relationships with independent motion picture distributors.

●	Our relationships with “key talent” (e.g., writer, director, actor and producer) and with independent motion picture distributors around the world.

●	Our experience in structuring tax-preferred financings.

●	Our exclusive recording agreements with DMX and Bone Thugs-N-Harmony.

Production

Since 1996, we and our predecessors have developed, financed, produced, and licensed 16 motion pictures, primarily with budgets in range of $2 million to $15 million, for domestic and international markets. Most of our pictures have either received only limited theatrical releases or were released directly to post-theatrical markets, primarily DVD. We may produce the occasional higher cost motion picture (production budgets of $30 - $60 million), and if we do so, we will most likely choose to co-produce any such project with a major studio if they guarantee a studio-wide release and provide a commitment to cover a portion or all of P&A costs or with one or more other independent production companies. The number of pictures that we are able to produce and the size of the budget of those films depend upon the funds available to us.

We receive between 50 and 100 submissions of potential film projects or completed films every year, which generally include a “package” of a screenplay and certain talent elements (e.g., producer, director and cast). In certain limited cases, we will arrange for the creation of a screenplay and the “packaging” of creative elements. We commission independent production budgets of certain projects to evaluate the project’s suitability for production or distribution. The pictures we produce are selected according to several key criteria formulated to maximize the profit potential of our films, including the potential to license the worldwide distribution rights to the film for an amount greater than the projected production budget (e.g., a minimum profit margin of at least 20%), the potential for the film to be widely accepted as a “quality” or “good” film, whether the key creative talent, including directors and two most prominent cast members, are likely to be both responsible and artistically gifted in creating the motion picture. There are no “rules” or specific strategic limitations on our choice of motion pictures to produce. The decision to move forward with a project is our Chief Executive Officer’s decision based on highly subjective factors. However, we believe that the vast experience of our management team is critical to this decision-making process. We will, however, only consider a motion picture with a production cost in excess of $15,000,000 if we are able to manage the risks of production through “pre-sales” or equity contribution to production of that picture.

In 2007 Seven Arts Pictures Louisiana LLC (“SAPLA”), acquired real property in New Orleans, Louisiana, which has been completed as a production and post- production facility for motion pictures in Louisiana. Over the past five years, Louisiana has become a popular destination for the production of motion pictures due to very favorable tax incentives. Since 2005, we have produced five motion pictures under the Louisiana Motion Picture Incentive Act (the “Louisiana Incentives”), which provides substantial transferable tax credits for film production activities in Louisiana accredited to us whether we produce or acquire a motion picture. The Louisiana Incentives provide generally that the producer will receive both a 25% (now 30%) transferable investment tax credit on all film expenditures on Louisiana vendors and a 10% (now 5%) transferable labor tax credit on all expenditures for labor performed in Louisiana by Louisiana residents. We generally obtain loans during production of a motion picture in Louisiana secured by these tax credits after a “pre-certification” by the Louisiana Film Office that the applicable motion picture qualifies for the Louisiana Incentives. We are then able to transfer these tax credits at a discount to third parties upon completion of the motion picture, audit by independent accountants of the applicable expenditures and “certification” by the Louisiana Film Office of tax credits payable based on the audited expenditures. We use the proceeds from the transfer of the tax credits to third parties to repay the loan secured by the tax credits, at which time the lender releases its security interest in the tax credits.

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We are able to obtain similar refundable (but not transferable) tax credits arising from film production expenditures in the United Kingdom, Canada, Ireland, Italy and Hungary which offer refundable tax credits for production expenditures in each of their territories.

Our post-production facility in Louisiana opened for business in July, 2012. We intend that this facility will be leased to our motion picture productions in Louisiana and to other motion picture productions produced by unrelated parties. SAPLA secured a credit facility in the aggregate principal amount of $3,700,000, which has been used to acquire and begin the improvements on the property. This credit facility carries an annual interest rate of 2% plus the Prime Rate as published in The Wall Street Journal. We have guaranteed the amounts that SAPLA borrows under this facility and no additional consideration is provided for this guarantee beyond the existing agreement between SAPLA and us.

We entered into a new financing agreement with Palm in November, 2010 to refinance the existing indebtedness secured by our production and post- production facility in New Orleans, Louisiana under which Palm has acquired the existing credit facility of $3,700,000 plus accrued interest of our affiliate SAPLA for $1,000,000 and agreed to advance an additional $1, 850,000 to complete renovation and construction of this facility. Palm’s advance and interest at the rate of 15% per annum are due and payable within five years and are secured by the property at 807 Esplanade Avenue in New Orleans and Louisiana film infrastructure and historical rehabilitation credits, as well as Federal historical rehabilitation credits associated with the property. See Our Business – Production.

We do not anticipate the use of any material amount of our working capital to complete and operate this facility, and we expect to realize substantial film production, film infrastructure, historic rehabilitation and other state and federal tax credits and other tax incentives from the acquisition, renovation, and operation of this property as a post- production facility. In particular, SAPLA anticipates approximately $3,500,000 in Louisiana film infrastructure tax credits; $2,000,000 in Louisiana state historic rehabilitation tax credits and $2,300,000 in Federal historic preservation tax credits will be available from expenditures in connection with this facility. The Louisiana tax credits may be subject to litigation. See Legal Proceedings.

Licensing of Distribution Rights

We license distribution rights in our motion pictures in the United States and in most foreign territories prior to and during the production or upon the acquisition of rights to distribute a picture. We share in the commissions generated by the sales of the pictures. Sale of a license to distribute a motion picture prior to its delivery is termed a “pre-sale” and may occur at any time during the development and production process. In a typical license agreement, we license a picture to a distributor before it is produced or completed for an advance from the licensee, which advance is recoverable by the distributor from our share of the revenues generated by the distribution of the picture in the licensee’s territory, after deduction of the distributor’s expenses and distributor fee. The advance usually is in the form of a cash deposit plus a letter of credit or “bank letter” for the balance payable 10-20% on execution (i.e., the cash deposit) and the balance on delivery (i.e., the letter of credit or “bank letter”). The license grants the distributor the right to the post-theatrical release of the picture in all or certain media in their territory for a predetermined time period. After this time, the distribution rights revert back to us and we are then free to re-license the picture. The license specifies that the distributor is entitled to recoup its advance from the revenue generated by the release of the picture in all markets in its territory, as well as its release costs and distribution fees. After the distributor has recouped its advance, costs, and fees, any remaining revenue is shared with us according to a predetermined formula. This is known as an “overage” and can be a significant source of revenue for us from successful films. However, a film’s poor reception in one market does not preclude it from achieving success in another market and generating significant additional revenue for us in the form of an “overage” in that territory. In all of our licensing arrangements, we retain ownership of our films and maintain our control of each copyright. We intend to continue the practice of retaining underlying rights to our film projects in order to continue to build our motion picture library to license or sell in the future.

Finance

We create a separate finance plan for each motion picture we produce. Accordingly, the sources of the funds for production of each motion picture vary according to each finance plan. We utilize financing based on state and foreign country tax credits (e.g., Louisiana, United Kingdom and Hungary) and direct subsidies), “mezzanine” or “gap” funds, which are senior to our equity, and senior secured financing with commercial banks or private lenders, together in certain cases with a limited investment from us, which is customarily less than 10% of the production budget. Since each finance plan is unique to each motion picture, we cannot generalize as to the amount we will utilize any of these sources of funds for a particular motion picture. We generally obtain some advances or guarantees prior to commitment to production of a motion picture project, but those amounts may not be substantial on smaller budgeted motion picture (e.g., under $10,000,000), and in certain cases we have committed to production with an insubstantial amount of advances and guarantees. Unless we can manage the risks of production through the use of these financing techniques, we will not likely commit to production of larger budget motion pictures (e.g., over $15,000,000), and we have never in the past committed to such productions, without substantial advances or guarantees from third-party distributors, or the equivalent in “non-recourse” financings.

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Motion Picture Library

In total we and our predecessors have produced or acquired interests in the following motion pictures to date described below in the table. We own (directly or through grants of all rights in perpetuity of at least theatrical, video, and television rights) either (a) the copyright to each picture designated as “CR” in the table below, or (b) distribution rights in the markets in which we operate for territories outside the United States and Canada (i.e., “International Territory”) or for the territories designated in the table, for no less than 15 years. Historically, in any financial period a small number of motion pictures have accounted for the vast majority of our revenues generated from our motion picture library.

We have lost the right to manage twelve motion pictures (designated “+” in the table below) as a result of the exercise by the Arrowhead Target Fund of its rights under the Arrowhead Loan described above at “Risk Factors”. As a result, Arrowhead is collecting all sums receivable with respect to these motion pictures and all interest in and receivables from these motion pictures has been removed from our financial statements effective June 30, 2009, but Arrowhead has not foreclosed on the copyright and distribution rights of our affiliate in these twelve motion pictures.

For purposes of this table, “Delivery Date” refers to the date the applicable motion pictures is completed and available for delivery to distributors. The “1st US release” is the date on which the film is first released in any medium (e.g., theatrical, video, television) in the United States.

Title	Talent		Delivery Date	1st U.S. Release	Date Distribution Rights Terminate

American Summer aka	Director:	J.B. Rogers	06/08	9/11	n/a
The Pool Boys (CR)	Cast:	Matthew Lillard
(All Territories)		Effren Ramirez

+Asylum (CR)	Writer:	Patrick Marber	05/04	08/05	n/a
(All Territories)	Director:	David MacKenzie
Ian McKellan
	Cast:	Natasha Richardson

Autopsy (CR)	Director:	Adam Gierasch	06/08	1/09	n/a
(All Territories)	Cast:	Robert Patrick

Back In The Day	Writer:	Michael Raffanello	03/05	05/05	11/11/2019
(All International Territories)	Director:	James Hunter
	Cast:	Ving Rhames
Ja Rule

Boo (1)	Writer/Director:	Anthony C. Ferrante	03/05	10/05	5/14/2008
(All International Territories)	Cast:	Trish Cohen
Happy Mahaney

A Broken Life	Writers:	Neil Coombs, Anna Lee	06/08	09/08	10/26/2026
(All International Territories)		& Grace Kosaka
	Directors:	Neil Coombs
	Cast:	Tom Sizemore
Ving Rhames
Grace Kosaka
Saul Rubinek

Captivity	Writer:	Larry Cohen	03/06	07/07	5/10/2008
(All International Territories)	Director:	Roland Joffe
	Cast:	Elisha Cuthbert

Cemetery Gates (1)	Writer:	Brian Patrick O’Tolle	03/05	05/06	4/4/2020
(All International Territories)	Director:	Roy Knyrim
	Cast:	Reggie Bannister

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Deal (CR)	Writer:	Gil Cates, Jr.	03/07	04/08	n/a
(All Territories)		& Marc Weinstock
	Director:	Gil Cates, Jr.
	Cast:	Burt Reynolds
Bret Harrison
Shannon Elizabeth
Jennifer Tilly

Drunkboat	Writer:	Bob Meyer & Randy Buescher	12/08	7/12	4/28/2016
(All Territories)	Director:	Bob Meyer
	Cast:	John Malkovich
John Goodman
Dana Delaney

Gettin’ It	Writer/Director:	Nick Gaitatjis	12/06	08/07	4/4/2017
(All Territories)	Cast:	Jessica Canseco
Patrick Censoplano
Cheryl Dent
Sandra Staggs

Hades aka	Director:	Gabriel Bologna	5/09	04/10	10/26/2027
The Black Waters of Echo Pond	Cast:	Robert Patrick
(All International Territories)		Danielle Harris

+ The Hustle	Writers:	David Howard	10/02	12/02	n/a
(CR)		& Michael Capellupo
(All Territories except Germany and Canada)	Director:	Stuart Cooper
	Cast:	Bobbie Phillips
Robert Wagner

+ I’ll Sleep When	Writer:	Trevor Preston	06/04	06/04	n/a
I’m Dead (CR) (1)	Director:	Mike Hodges
(All International Territories)	Cast:	Clive Owen
Malcolm McDowell
Jonathan Rhys Meyers

+ Johnny Mnemonic	Writer:	William Gibson	12/94	05/95	n/a
(CR)	Director:	Robert Longo
(All Territories)	Cast:	Keanu Reeves
Dolph Lundgren

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Title	Talent		Delivery Date	1st U.S. Release	Date Distribution Rights Terminate

Knife Edge	Director:	Anthony Hickox	06/08	03/10	3/23/2031
	Cast:	Joan Plowright
(All Territories)		Natalie Press

Men Don’t Lie	Director:	Jane Spencer	not yet scheduled	not yet scheduled
(All Territories)	Cast:	Michael Madsen
Elle Travis

+ Never Talk To Strangers	Writers:	Lewis A. Green	09/95	10/95	n/a
(CR) (1)		& Jordan Rush
(All Territories)	Director:	Peter Hall
	Cast:	Antonio Banderas
Rebecca DeMornay

Night of the Demons (CR)	Director: Cast:	Adam Gierasch Shannon Elizabeth	06/09	10/10	n/a
(All Territories)		Edward Furlong
Diora Baird

Nine Miles Down (CR)	Director: Cast:	Anthony Waller Adrian Paul	06/09	02/13	n/a
(All Territories)		Kate Nauta

Noise aka	Writer/Director:	Henry Bean	03/07	05/08	n/a
The Rectifier	Cast:	Tim Robbins
(CR)		William Hurt
(All Territories)		Bridget Moynahan
William Baldwin

+ No Good Deed (CR)	Writer:	Christopher Canaan	05/02	09/03	n/a
(All Territories)		& Steve Barancik
	Director:	Bob Rafelson
	Cast:	Samuel L. Jackson
Milla Jovovich

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Title	Talent		Delivery Date	1st U.S. Release	Date Distribution Rights Terminate

Pool Hall Prophets aka	Writer/Director:	Keoni Waxman	09/05	12/05	n/a
Shooting Gallery
(CR)	Cast:	Freddie Prinze, Jr.
(All Territories)		Ving Rhames

+ Popstar	Writer:	Timothy Barton	03/05	11/05	10/19/2014
(All International Territories)	Director:	Richard Gabai
	Cast:	Aaron Carter
Alana Austin

+ Red Riding Hood	Writer:	Timothy Dolan	03/06	06/06	5/2/2015
(All International Territories excl Indonesia, Israel, Japan, Latin American Satellite TV, Mexico, Middle East, Pan Asian Satellite TV, Portugal, Russia, Slovenia/Croatia, Thailand, Turkey)	Director:	Randall Kleiser
	Cast:	Lainie Kazan
Schism (RR) (All territories)	Writer/ Director Cast:	Adam Gierasch Callum Blue Vinnie Jones		March 2014	n/a

+ Shattered Image	Writer:	Duane Poole	06/98	12/98	n/a
(CR) (1)	Director:	Raul Ruiz
(All Territories)	Cast:	William Baldwin
Anne Parillaud

+ A Shot At Glory	Writer:	Denis O’Neill	01/02	05/02	9/30/2016
(All International Territories)	Director:	Michael Corrente
	Cast:	Robert Duvall
Michael Keaton

+ Stander (CR)	Writer:	Bima Stagg	10/03	08/04	n/a
(All Territories)	Director:	Bronwen Hughes
	Cast:	Thomas Jane
Deborah Unger

+ Supercross	Writer:	Ken Solarz	08/05	5/2009
(All International Territories)	Director:	Steve Boyum
	Cast:	Sophia Bush
Steve Howey
Cameron Richardson

The Wedding Chest	Writer:	Ekaterina Tirdatova	3/08	not yet scheduled	10/4/2021
(All International	Director:	Nurbek Egen
Territories excluding	Cast:	Natasha Regnier
Russia, Germany and France)		Bolot Tentimyshov

(1)	Indicates a motion picture for which we do not own the distribution rights in the United States and Canada.

(2)	We have lost the right to manage twelve motion pictures (designated “+” in the table above) as a result of the exercise by the Arrowhead Target Fund of its rights under the Arrowhead Loan described above at “Risk Factors” in February 2009. Arrowhead is now collecting all sums receivable with respect to these motion pictures and all interest in and receivables from these motion pictures has been removed from our financial statements effective June 30, 2009, but Arrowhead has not foreclosed on the copyright and distribution rights of our affiliate in these twelve motion pictures.

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In addition, Palm Finance has the right (which it has not exercised) to require that all sums payable to us with respect to the motion pictures Autopsy, The Pool Boys and Nine Miles Down be paid directly to it, and not to us.

(3)	The above table includes the 12 Arrowhead films and other pictures for which our license term has expired We continue to collect sums due under licenses entered into prior to expiration of our rights and have rights to acquire the expired distribution rights on a “first refusal” basis.

Our Recorded Music Business

We entered the business of production, acquisition, marketing and sale of pre-recorded music in February 2012 by acquisition of music assets of Mr. Michery and 100% of the stock of BJM.   SAM’s pre-recorded music products will include releases of the new musical performances of recording artists, as well as compilations featuring various artists or repackaged releases of previously recorded music from our master music catalogue and derived from licenses of music masters from third-parties.   Seven Arts Music Inc. (“SAM”) became a wholly owned subsidiary of the Company on February 23, 2012, although start-up costs had been incurred as early as September 2011. The delivery of the first of the DMX albums acquired from David Michery has been released on September 11, 2012.  The first album from Bone Thugs-N-Harmony (“BTH”) was delivered to us in February, 2013. Several other new artists are being considered by SAM.  The agreements under which SAM acquired its music assets were effective as of September 29, 2011 (Big Jake Music) and December 19, 2011 (Michery Assets) publicly announced and business activities commenced on those dates, but definitive agreements were not executed, nor control gained, until February 23, 2012.

We currently own a music catalogue with 52 DMX masters and 18 BTH masters.  We intend to add to the music catalogue through strategic and complementary acquisitions, licensing agreements, and by executing recording agreements with artists, production companies and other record labels with new recordings.   No such arrangements have been completed.

In the future, as a general business practice, we intend to enter into rights acquisition, licensing, distribution and recording agreements (“Recording Agreements”) with artists, third-party record labels and production companies (“Artists”) to provide master recordings that have not been previously released for sale to consumers (“New Masters”) as albums (“Albums”). Through each Recording Agreement, if concluded, we will acquire the worldwide copyright and exclusive right to distribute and license music products derived from the New Masters that will be recorded and produced by the Artists, during the term of the Recording Agreement or any extension thereof. We will also acquire the exclusive right to record and market all New Masters of the recording artist(s) featured on any and all New Masters recorded by the Artists during the term of the Recording Agreements. We will also have the right to extend the term of the Recording Agreement through the exercise of multiple options pursuant to the terms of the Recording Agreements. We currently have recording agreements with the established urban artist DMX (two albums) and Bone Thugs-N-Harmony (five albums).  We have no other firm commitments for Recording Agreements.

Our rights to distribute masters now owned by us or pursuant to our recording agreements with DMX and BTH are subject to no conditions except the payment of artist royalties and mechanical royalties, require the artists’ exclusive services as recording artists during a designated period (usually a year) subject to extension for an additional contract year at our sole option and permit us to produce and exploit music videos embodying the artists’ performance at our sole discretion and cost. We expect new Recording Agreements will have such terms. All advances made by us to produce master recording are and will be recoupable from artists’ royalties.

Most Recording Agreements (if entered into) will have an initial term and will usually have up separate, consecutive, irrevocable options, to renew the term for additional periods, at our sole discretion. As a condition of the initial term, and prior to exercising each option, we will be required to pay recoupable advances to the label. Depending upon the initial success of any single, we will advance to the artist the costs to film and produce a music video featuring the single song selected by us. Pursuant to the terms of the Recording Agreement, we have the right to supervise and approve all elements of the music video. Once an acceptable music video is completed, we will use our efforts and pay third-party promoters to secure airplay of the music video on regional and national music video shows, as part of our marketing of the particular Album.

The marketing expenses we spend on any Album are variable, because the actual amount of expenditures for each Album will depend upon our management’s business judgment and discretion, about the commercial success (or lack thereof) of any Album, or the effectiveness of any Album’s marketing. At any point, we can elect to continue to or discontinue spending money to market any individual Album. If the Album realizes commercial success in the United States and Canada, the Album will be released in foreign territories.

Depending upon the terms of each Recording Agreement (if entered into), we will pay each artist royalties from the net profits we actually receive from the sale of music products delivered during the term of the Recording Agreement. According to the terms of each Recording Agreement, we will only be required to pay royalties to a label after we recoup all advances (we make to or on behalf of the label) from artist’s percentage of net sales of all music products derived from the New Master(s) delivered by the subject label.

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Distribution Agreement

On February 23, 2012, we entered into an Exclusive Manufacturing and Distribution Agreement (“Domestic Distribution Agreement”) with Fontana Records, a division of In Grooves, Inc. (“Fontana”). Pursuant to this Agreement, Fontana will sell our music products, including compact discs, cassettes, and digital versatile discs (DVD) to consumers mainly through retailers and wholesalers in the United States and Canada. During the term of the Domestic Distribution Agreement, Fontana will be our exclusive manufacturer and distributor, through every distribution channel of recorded music in the United States and Canada. Fontana will also exclusively handle all of our on-line sales during the term of the Domestic Distribution Agreement.

In addition to distributing and selling our products, Fontana will supervise and advance the costs of all of our manufacturing, and will warehouse all of our inventory. The Domestic Distribution Agreement became effective February 23, 2012 and will continue until February 23, 2015. Fontana has the right to extend the term of the Domestic Distribution Agreement for an additional two years, until February 23, 2017.

For each separate title of music products released, our management, along with Fontana shall determine the applicable wholesale price per unit.

  Under the Distribution Agreement, we are responsible for all recording costs and rights acquisition costs in securing all intellectual property rights and licenses necessary to allow us to sell records. We will be responsible for paying all marketing and promotion costs for each Album title that it releases commercially, and will be responsible to pay artist royalties and royalties related to all licenses related to the exploitation of the Album and its content.

Foreign License Agreement

We have entered into an international all-rights distribution agreement with Fontana in all territories except Germany, Austria and Switzerland for distribution of DMX’s album “Undisputed,” where we have entered into a distribution deal with [inGrooves].  We have entered into an agreement with another distributor for distribution of “Undisputed” in the territories of Germany, Austria and Switzerland.

Sales of Compact Discs

Our rights to new master recordings will be embodied in Recording Agreement with recording artists and production companies. In each Recording Agreement, we acquire the exclusive worldwide copyright and right to manufacture, distribute and license products derived from the new master’s recordings created by those recording artists.

As consideration for the rights granted to us, upon execution of most Recording Agreements, we will pay advances to the recording artists and production companies that produce the music master recordings that will be marketed and distributed by us. Each advance and a substantial proportion of our marketing expenditures will be recouped from the portion of net sales attributed to the recording artists and production companies. We will not be obligated to pay any royalties from those sales until the recording artists or the film production’s account is fully recouped.

Concurrent with a recording artist delivering a finished master, we will submit the property to Fontana for manufacturing and distribution, and we initiate our marketing efforts, directed initially at the North American (United States and Canadian) commercial release of the subject consumer entertainment product. Foreign sales of the products will lag behind domestic sales, by up to a year.

Manufacturing, Distribution, Marketing and Sales

For each separate title of music products released our management, along with Fontana, will determine the applicable wholesale price per unit for each product. For retail products selling between $12.99 and $22.98, the wholesale prices per unit range between $7.79 and $13.79.

For digital consumer sales in the United States and Canada, Fontana shall be entitled to a licensing fee equal to fifteen-percent (15%) of Seven Arts’ Net Licensing Billings. According to the Domestic Distribution Agreement, Net Licensing Billings mean royalties or flat payments received by Fontana, on Seven Arts’ behalf, attributed to sales, other than sales through normal retail channels.

For each product that we elect to release commercially, we will be responsible for marketing and advertising the product. Prior to the artist’s or production company’s final deliver of its master, Seven Arts’ management will prepare a marketing plan each product.

Our management will determine the actual amount of money spent marketing any new product. Our typical marketing budget per product will be approximately $300,000 (additional marketing costs referred to as co-op, will be advanced by Fontana), the co-op marketing budget will be advanced by Fontana (in the form of co-op advertising, free goods, artwork and point of purchase displays for retail promotion), and Fontana will deduct those costs from Seven Arts’ net sales.

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Our actual total marketing expenditures for any product is within management’s business judgment and discretion. Depending on management’s judgment about the commercial success (or lack thereof) of any of its product or the effectiveness of its marketing effort, will determine whether Seven Arts will continue or discontinue marketing the product.

If the Album realizes commercial success in the United States and Canada, approximately one (1) year after its initial release in the United States and Canada, the Album will be released in major foreign territories, such as the United Kingdom, Japan, Australia, Germany, and France.

Competition

In both recorded music and music publishing we compete based on price (to retailers in recorded music and to various end users in music publishing), on marketing and promotion (including both how we allocate our marketing and promotion resources as well as how much we spend on a dollar basis) and on artist signings. We believe we currently compete favorably in these areas.

Our recorded music business is also dependent on technological development, including access to, selection and viability of new technologies, and is subject to potential pressure from competitors as a result of their technological developments. Due to the growth in piracy, we are forced to compete with illegal channels such as unauthorized, online, peer-to-peer file-sharing and CD-R activity. See “Recorded Music Industry – Piracy.” Additionally, we compete, to a lesser extent, with alternative forms of entertainment and leisure activities, such as cable and satellite television, pre-recorded films on videocassettes and DVD, the Internet, computers and videogames for disposable consumer income.

The recorded music industry is highly competitive based on consumer preferences, and is rapidly changing. The recorded music business relies on the exploitation of artistic talent. As such, competitive strength is predicated upon the ability to continually develop and market new artists whose work gains commercial acceptance. According to Music and Copyright, in 2008, the four largest major record companies were Universal, Sony Music Entertainment (“Sony”), EMI Music (“EMI”) and WMG, which collectively accounted for approximately 74% of worldwide recorded music sales. There are many mid-sized and smaller players in the industry that accounted for the remaining 26%, including independent music companies. Universal was the market leader with a 29% worldwide market share in 2008, followed by Sony with a 21% share. WMG and EMI held a 15% and 10% share of worldwide recorded music sales, respectively. While market shares change moderately year-to-year, market shares have not historically changed significantly from year-to-year.

The music publishing business is also highly competitive. The top four music publishers collectively account for approximately 68% of the market. Based on Music & Copyright’s most recent estimates in May 2009, Universal Music Publishing Group, having acquired BMG Music Publishing Group in 2007, was the market leader in music publishing in 2008, holding a 23% global share. EMI Music Publishing was the second largest music publisher with an 18% share, followed by WMG (Warner/Chappell) at 15% and Sony/ATV Music Publishing LLC (“Sony/ATV”) at 12%. Independent music publishers represent the balance of the market, as well as many individual songwriters who publish their own works.

Copyrights

Our business, like that of other companies involved in music publishing and recorded music, rests on our ability to maintain rights in musical works and recordings through copyright protection. In the U.S., copyright protection for works created as “works made for hire” (e.g., works of employees or specially commissioned works) after January 1, 1978 lasts for 95 years from first publication or 120 years from creation, whichever expires first. The period of copyright protection for musical compositions and sound recordings that are not “works made for hire” lasts for the life of the author plus 70 years for works created on or after January 1, 1978. U.S. works created prior to January 1, 1978 generally enjoy a total copyright life of 95 years, subject to compliance with certain statutory provisions including notice and renewal. In the U.S., sound recordings created prior to February 15, 1972 are not subject to federal copyright protection but are protected by common law rights or state statutes, where applicable. The term of copyright in the European Union (“E.U.”) for musical compositions in all member states lasts for the life of the author plus 70 years. In the E.U., the term of copyright for sound recordings currently lasts for 50 years from the date of release. We are largely dependent on legislation in each territory to protect our rights against unauthorized reproduction, distribution, public performance or rental. In all territories where we operate, our products receive some degree of copyright protection, although the period of protection varies widely. In a number of developing countries, the protection of copyright remains inadequate. The U.S. enacted the Digital Millennium Copyright Act of 1998, creating a powerful framework for the protection of copyrights covering musical compositions and recordings in the digital world. The potential growth of new delivery technologies, such as digital broadcasting, the Internet and entertainment-on-demand has focused attention on the need for new legislation that will adequately protect the rights of producers. We actively lobby in favor of industry efforts to increase copyright protection and support the efforts of organizations such as the World Intellectual Property Organization (“WIPO”).

In December 1996, two global copyright treaties, the WIPO Copyright Treaty and the WIPO Performances and Phonograms Treaty, were signed, securing the basic legal framework for the international music industry to trade and invest in online music businesses. The WIPO treaties were ratified by the requisite number of countries, including the U.S. The E.U. has implemented these treaties through the European Copyright Directive, which was adopted by the E.U. in 2001. Legislation implementing the European Copyright Directive in each of the member states is underway. The European Copyright Directive harmonizes copyright laws across Europe and extends substantial protection for copyrighted works online. The E.U. has also put forward legislation aimed at assuring cross border coordination of the enforcement of laws related to counterfeit goods, including musical recordings.

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International Distribution

According to IFPI, the top five territories (the U.S., Japan, the U.K., Germany and France) accounted for 74% of the related sales in the recorded music market in calendar year 2008. The U.S., which is the most significant exporter of music, is also the largest territory for recorded music sales, constituting 31% of total calendar year 2008 recorded music sales on a retail basis. In addition, the U.S. and Japan are largely local music markets, with 93% and 80% of their calendar year 2008 physical music sales consisting of domestic repertoire, respectively. In contrast, the U.K., Germany and France have a higher percentage of international sales, with domestic repertoire constituting only 36%, 52% and 57% of these markets, respectively. There has been a major shift in distribution of recorded music from specialty shops towards mass-market and online retailers.

Physical Sales vs. On-Line Sales

According to RIAA, record stores’ share of U.S. music sales has declined from 45% in calendar year 1999 to 30% in calendar year 2008. Over the course of the last decade, U.S. mass-market and other stores’ share grew from 38% in calendar 1999 to 54% in calendar year 2004, and with the subsequent growth of sales via online channels since that time, their share contracted to 28% in calendar year 2008. In recent years, online sales of physical product as well as digital downloads have grown to represent an increasing share of U.S. sales and combined they accounted for 28% of music sales in calendar year 2008. In terms of genre, rock remains the most popular style of music, representing 32% of 2008 U.S. unit sales, although genres such as rap/hip-hop, R&B, country and Latin music are also popular.

According to RIAA, from calendar years 1990 to 1999, the U.S. recorded music industry grew at a compound annual growth rate of 7.6%, twice the rate of total entertainment spending. This growth, largely paralleled around the world, was driven by demand for music, the replacement of vinyl LPs and cassettes with CDs, price increases and strong economic growth. The industry began experiencing negative growth rates in calendar year 1999, on a global basis, primarily driven by an increase in digital piracy. Other drivers of this decline were and are the overall recessionary economic environment, bankruptcies of record retailers and wholesalers, growing competition for consumer discretionary spending and retail shelf space and the maturation of the CD format, which has slowed the historical growth pattern of recorded music sales. Since that time, annual dollar sales of physical music product in the U.S. are estimated to have declined at a compound annual growth rate of 10%, although there was a 2.5% year-over-year increase recorded in 2004. In calendar year 2008, the physical business experienced a 28% year-over-year decline on a value basis. Notwithstanding these factors, we believe that music industry results could improve based on the continued mobilization of the industry as a whole against piracy and the development of legitimate digital distribution channels.

Piracy

One of the industry’s biggest challenges is combating piracy. Music piracy exists in two primary forms: digital (which includes illegal downloading and CD-R piracy) and industrial:

Digital piracy has grown dramatically, enabled by the increasing penetration of broadband Internet access and the ubiquity of powerful microprocessors, fast optical drives (particularly with writable media, such as CD-R) and large inexpensive disk storage in personal computers. The combination of these technologies has allowed consumers to easily, flawlessly and almost instantaneously make high- quality copies of music using a home computer by “ripping” or converting musical content from CDs into digital files, stored on local disks. These digital files can then be distributed for free over the Internet through anonymous peer-to-peer file sharing networks such as BitTorrent, Frostwire, and Limewire (“illegal downloading”).  Alternatively, these files can be burned onto multiple CDs for physical distribution (“CD-R piracy”).  IFPI estimates that 40 billion songs were illegally downloaded in 2008.

Industrial piracy (also called counterfeiting or physical piracy) involves mass production of illegal CDs and cassettes in factories. This form of piracy is largely concentrated in developing regions, and has existed for more than two decades. The sale of legitimate recorded music in these developing territories is limited by the dominance of pirated products, which are sold at substantially lower prices than legitimate products. The International Intellectual Property Alliance (IIPA) estimates that trade losses due to physical piracy of records and music in 47 key countries/territories around the world with copyright protection and/or enforcement deficiencies totalled $2 billion in 2008. The IIPA also believes that piracy of records and music is most prevalent in territories such as, Indonesia, Lebanon, Mexico, and the People’s Republic of China, Peru, the Philippines and Vietnam, where privacy levels are in excess of 70%.

In 2003, the industry launched an intensive campaign to limit piracy that focused on four key initiatives:

• Technological: The technological measures against piracy are geared towards degrading the illegal file- sharing process and tracking providers and consumers of pirated music. These measures include spoofing, watermarking, copy protection, the use of automated webcrawlers and access restrictions.

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• Educational: Led by RIAA and IFPI, the industry has launched an aggressive campaign of consumer education designed to spread awareness of the illegality of various forms of piracy through aggressive print and television advertisements. Data collected by RIAA in the first quarter of 2009 reflect that over 40% of the U.S. music-consuming population age 13 and older are aware of the recording industry’s efforts to educate consumers about obtaining music legally, and of those, about three-fourths (72%) believe that these efforts have been effective in helping them understand what is permissible in terms of obtaining music. The data also show that only a small minority of the U.S. music-consuming population age 13 and older currently believes that there is legal justification for engaging in file- sharing activities—one-third or less say that it is legal to make their music collections available for others to download or copy and/or to download or copy music from someone else’s collection.

• Legal: In conjunction with its educational efforts, the industry has taken aggressive legal action against file-sharers and is continuing to fight industrial pirates. These actions include civil lawsuits in the U.S. and E.U. against individual pirates, arrests of pirates in Japan and raids against file-sharing services in Australia. U.S. lawsuits have largely targeted individuals who illegally share large quantities of music content. A number of court decisions, including the decisions in the cases involving Grokster and KaZaA, have held that one who distributes a device, such as P2P software, with the object of promoting its use to infringe copyright can be liable for the resulting acts of infringement by third parties using the device regardless of the lawful uses of the device.

• Development of online and mobile alternatives: We believe that the development and success of legitimate digital music channels will be an important driver of recorded music sales and monetization going forward, as they represent both an incremental revenue stream and a potential inhibitor of piracy. The music industry has been encouraged by the proliferation and early success of legitimate digital music distribution options. We believe that these legitimate online distribution channels offer several advantages to illegal peer-to-peer networks, including greater ease of use, higher quality and more consistent music product, faster downloading and streaming, better search and discovery capabilities and seamless integration with portable digital music players. Legitimate online download stores and subscription music services began to be established between early 2002 and April 2003 beginning with the launch of Rhapsody in late 2001 and continuing through the launch of Apple’s iTunes music store in April 2003. Since then, many others (both large and small) have launched download, subscription, and ad-supported music services, offering a variety of models, including per-track pricing, per-album pricing and monthly subscriptions. According to IFPI in their “Digital Music Report 2008” publication, there are more than 500 legal online music sites providing alternatives to illegal file-sharing in markets around the world. The mobile music business has also grown rapidly, with mobile music revenues rising to nearly $1.6 billion in trade value in 2008, according to IFPI data. While revenues from ringtones initially drove the mobile music business, new mobile phones equipped with new capabilities are increasingly offering the capability for full-track downloads and streaming audio and video. These categories are accounting for a greater share of mobile music revenues while further expanding legitimate options.

These efforts are incremental to the long-standing push by organizations such as RIAA and IFPI to curb industrial piracy around the world. In addition to these actions, the music industry is increasingly coordinating with other similarly impacted industries (such as software and filmed entertainment) to combat piracy. We believe these actions have had a positive effect. A survey conducted by The NPD Group, a market research firm, in December 2007 showed that 27% of U.S. Internet users aged 13 or older who downloaded music from a file-sharing service at any point in the past two years stopped or decreased their usage of such file- sharing services in the year covered by the survey. Internationally, several recent governmental initiatives should also be helpful to the music industry. France recently enacted “graduated response” legislation pursuant to which repeat copyright infringers could have their Internet connections revoked and be subject to criminal penalties. South Korea and Taiwan have also passed graduated response laws. In addition, the U.K. has confirmed its intention to introduce the Digital Economy Bill pursuant to which the proposed legislation would require ISPs to send notifications to infringing subscribers. They may also utilize technical measures to deal with repeat infringers (including suspension of subscriber accounts), and maintain identifying information on serious repeat infringers and hand it over to the rights holders, if required for commencing court proceedings. In April 2009, Sweden implemented the Intellectual Property Rights Enforcement Directive, which was intended to ensure, among other things, the ability to effectively enforce copyright and other civil remedies. There is evidence to suggest that this is having a positive effect in reducing unlawful file sharing on the Internet in Sweden.

We believe these actions, as well as other actions also currently being taken in many countries around the world, represent a positive trend internationally and a recognition by governments around the world that urgent action is required to reduce online piracy and in particular unlawful file sharing because of the harm caused to the creative industries. While these government actions have not come without some controversy abroad, we continue to lobby for legislative change through music industry bodies and trade associations in jurisdictions where enforcement of copyright in the context of online piracy remains problematic due to existing local laws or prior court decisions. In the U.S., the legislature recently passed the PRO-IP Act of 2008, a law that protects copyrights both domestically and internationally. Echoing similar efforts across Europe and Australia, the PRO-IP Act toughens U.S. criminal laws against piracy and counterfeiting, and adds accountability in the law’s implementation. In addition, the Higher Education Act, which sets out provisions designed to ameliorate the peer-to-peer problem on college campuses was also recently enacted. The Act requires colleges to consistently disseminate information to better educate students about the policies, disciplinary actions, risks and penalties of peer-to-peer activities. Furthermore, for educational institutions to have continuing eligibility to federally funded assistance programs, they have to develop plans to effectively combat unauthorized content distribution on campus. We believe all of these actions further the efforts of the music industry to reduce the level of illegal file-sharing on the Internet.

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Litigation

Fireworks Litigation

The Company obtained summary judgment on February 10, 2011 in an action in Ontario Superior Court, Canada, against CanWest Entertainment and two of its affiliates (“CanWest”) confirming the Company’s ownership of five motion pictures Rules of Engagement , An American Rhapsody , Who Is Cletis Tout , Onegin , and The Believer , (the “Copyrights”). CineVisions v. Fireworks International, No. 03-CV-247553 CM2. The Company has filed on September 7, 2011, an action in the High Court of England and Wales on September 7, 2011 against Content Media Corporation (“Content”) and Paramount Picture Corp. (“Paramount”) to recover the Copyrights and substantial damages for the use of the copyrighted works after their purported acquisition from CanWest. Seven Arts Filmed Entertainment v. Content Media Corp. No. HC11CO3046. The Company may incur up to $200,000 in legal expenses to pursue this claim but expects to recover those fees from Content. The Company’s motion for summary judgment against Content in the United Kingdom was denied demurred on March 18, 2013, but the dismissal did not consider the merits of the Company’s claims, only that Content was not bound by the Canadian judgment. The Company has also filed on May 27, 2011 an action in United States District Court in Los Angeles, California against Paramount Pictures for infringement of the Copyrights. Seven Arts Filmed Entertainment v. Paramount Pictures Corp. No. CV 11-04603. This action was dismissed on October 3, 2012 by the District Court based on a claimed application of the statute of limitation and we have appealed to the Ninth Circuit No, 11-56759, the argument on which was heard on August 28, 2013.

Jonesfilm

Seven Arts Pictures plc (“PLC”), the Company’s listing predecessor, its then-subsidiary Seven Arts Filmed Entertainment Limited (“SAFE”) and Seven Arts Pictures Inc. (“SAP”), were the subject of an arbitration award of attorney fees totalling approximately $ 246,000, with interest and charges, both of which were reduced to judgment in favor of Jonesfilm (“JF ”) in a judgment dated June 19, 2007 entered by United States District Court in Los Angeles, California (“Judgment”). This amount is included in Accrued Liabilities on the accompanying financial statements. JF asserts that the Company is liable as the “successor in interest” to PLC, which the Company denies. JF has sought to enforce the Judgment against SAFE, Mr. Hoffman and SAP in proceedings filed on July 28, 2009 in United States District Court in New Orleans, Louisiana, in Case Nos. 09-4814/4815. Thereafter, Jonesfilm filed claims purportedly against the separate property of Mr. Hoffman’s wife in Case Nos. 11-1994 and 12-0535. Mrs. Hoffman filed action against Jonesfilm to seek relief (from Jonesfilm’s actions against her and her separate property). All proceedings are still pending. Mr. Hoffman and SAFE have appealed to the Fifth Circuit (No. 11-311 24) an order of garnishment against Leeway and penalties and legal fees awarded in connection with that order of garnishment, which appeal was denied. The Company does not believe it owes any amounts over the amount already accrued above.

Arrowhead Target Fund

Seven Arts Future Flow I (“SFF”), a limited liability company owned by SAP Inc., a company previously controlled by Mr. Hoffman, obtained financing from the Arrowhead Target Fund, Ltd. (“Arrowhead”) of approximately $8,300,000 (the “Arrowhead Loan”). SFF secured the Arrowhead Loan with liens on 12 motion pictures. The Company’s only liability is to repay the Arrowhead Loan from the proceeds of the film assets pledged against the Arrowhead Loan. The Company is not required to repay the Arrowhead Loan from any of its other assets or revenues. SAE’s subsidiary, SAFE, Ltd. was the collateral agent of the film assets.

The Arrowhead Loan became due in February 2009 and SFF has not paid the outstanding principle and interest due thereon. Arrowhead has the right to foreclose on the pledged film assets, but has not done so at the present time. SFF has received a default notice to this effect and as a result Arrowhead is now collecting directly all sums receivable by the Company with respect to these motion pictures, and has appointed a new servicing agent for these motion pictures with the result that the Company no longer controls the licensing of these motion pictures. Failure to repay or refinance the Arrowhead Loan could result in a material disposition of assets through the loss of the Company’s rights to the twelve motion pictures and related loss of revenues in amounts that are difficult to predict.

Arrowhead filed an action on September 22, 2010 in New York Supreme Court, New York, New York, Arrowhead Target Fund v. Hoffman No. 657481/2010, which seeks recovery from the Company of the monies which the Company has retained under its interpretation of the relevant agreements with Arrowhead. In addition, Arrowhead makes substantial additional claims against the Company, Mr. Hoffman and SAP Inc. regarding claimed breaches of the terms of the operative agreements, including failure to properly account, failure to turn over materials, failure to remit monies collected, and similar matters. The claims against the Company for these breaches of warranties for damages are $8,300,000 although Arrowhead states no basis for this amount.

The Company had moved to dismiss the action against all defendants other than Seven Arts Future Flows I LLC, which is not part of the Company. On August 9, 2011, the New York Supreme Court granted the Company’s motion and dismissed all defendants except Seven Arts Filmed Entertainment Limited in its capacity as a collateral agent, which is not a material element of Arrowhead claim. The Company continues to believe that Arrowhead’s claims against the Company are without substantial merit.

Arrowhead has purported to amend its claim against the Company and the other defendants. The Company has moved for dismissal of these claims on the same grounds. A former counsel for SAFE and Mr. Hoffman failed to appear at a hearing and the Court orally entered default against SAFE and Mr. Hoffman on October 7, 2013, both of whom will move to vacate the order for the motion to dismiss based on lack of personal jurisdiction on the merits The Company continues to believe that Arrowhead’s claims against the Company are without substantial merit and will vigorously defend. The Company has accrued $744,000 as a loss contingency on this matter.

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Arrowhead Capital Partners – ACG Loan

PLC, SAP and SAFE, and several special purpose companies formed by SAP were named as defendants in an action by Arrowhead Capital Partners Ltd filed in the Supreme Court of New York County of New York State served on May 24, 2010, seeking to collect $1,000,000 plus interest (the “ACG Loan”) due to Arrowhead Consulting Group LLC (“ACG”) as well as foreclosure on the collateral granted as part of the Cheyne Loan described above in Note 13 under “Production Loans”. Arrowhead Capital Finance v. Seven Arts Pictures , No. 601199/10. The ACG Loan is fully subordinated to repayment of the Cheyne Loan, which has not been repaid, and a subsidiary of the Company has been assigned all Cheyne’s rights under the subordination provision of the Cheyne Loan. ACG and the Company filed our motion for summary judgment which resulted in summary judgment in favor of ACG against SAFE, SAP and the special purpose companies. That summary judgment is on appeal to the New York Court of Appeals. As of June 30, 2013, and the date of this filing, there has been no decision in the appeal. The Company plans to vigorously defend this matter and cannot yet determine the probability of the outcome. The Company has not accrued a loss contingency on this matter and it is not a defendant in this action. Any claim against SAFE will be subject to the customary liquidation proceedings of SAFE under the law of the United Kingdom.

Investigation into Claim for Tax Credits (SAPLA)/ Possible Litigation Re: Tax Credits

The US Attorney in New Orleans is investigating claims for Louisiana film infrastructure tax credits including such tax credits to be claimed by Seven Arts Pictures Louisiana LLC (“SAPLA”) and has issued subpoenas for discovery of documents in the possession of the Company related to these tax credits. The Company has complied with that subpoena on March 15, 2012.

This investigation appears to include investigation as to whether certain expenses claimed by this affiliate were improper or fraudulent. All such claimed expenses were audited by independent auditors in Louisiana and reviewed by counsel. Management believes that this investigation will have no material adverse effect on the Company’s operations or the total tax credits to be received by the Company’s affiliates, but could result in charges against current or former employees of this affiliate based on prior audits, including Mr. Hoffman.

SAPLA, controlled by Mr. Hoffman’s wife, filed legal action in the 19th District Court in Baton Rouge, Louisiana in August, 2013 to require the Louisiana Department of Economic Development and State Historic Preservation Office to certify the tax credits due SAPL A, the proceeds of which have been assigned to the Company.

Parallel Action

On June 28, 2011, Seven Arts Pictures Plc. (“PLC”) filed an action in the High Court of England against Parallel Media LLC (“Parallel”) to collect sums due to PLC with respect to acquisition of distribution rights in Russia to four motion pictures and to confirm Parallel’s obligations under both a signed and unsigned investment agreement with respect to the motion picture project Winter Queen. On the same day Parallel filed a petition to wind up and liquidate PLC in the Companies Courts of England based on its claim of repayment of $1,000,000 of investment made by Parallel in Winter Queen. PLC is no longer part of the Company.

On September 19, 2011, Parallel filed a new action against PLC and SAE in the Superior Court of California in Los Angeles, asserting the same claims as in the winding up petition and seeking to enjoin the proposed administration proceedings in England. Parallel Media v. Seven Arts Entertainment, No. SC114182. A request for a preliminary injunction was denied by the Superior Court. Parallel was permitted to pursue a claim in the Los Angeles Superior Court for alleging that the Asset Transfer Agreement dated July 1, 2011 between PLC and the Company (“ATA”) was not for fair consideration. Parallel’s motion for summary judgment has been denied. The Company believes that a favorable decision by the liquidator as discussed above will resolve this action in the Company’s favor. The Company has not accrued for a loss contingency in this matter. The potential loss to the Company could be between $million and $1.75 million.

The liquidator has been advised in a letter from its counsel dated October 10, 2013, that the Company may be obligated to reimburse the liquidator for additional shares of the Company’s common stock by reason of the reduction in the value of the Company’s common stock issued to PLC pursuant to the ATA, from July 1, 2010 to August 31, 2011. The Company had previously offered to the liquidator to make such an adjustment in the consideration paid pursuant to the ATA. The Company intends to negotiate an amicable resolution of this issue with the liquidator which counsel believes should resolve any claims by Parallel.

HMRC Investigation

On July 19, 2011 Officers of Her Majesty’s Revenue & Customs (“HMRC”) attended the offices of Seven Arts Pictures Plc. (the “Company”) in London. Documents were retained appertaining to arrangements involving the subscription for shares in a number of companies which had lost value, resulting in subscribers making claims to tax relief.

The Company’s participation in these transactions was limited to the Company’s predecessor’s transfer of rights to certain motion pictures to the investors in return for their investments in the production and release costs of those pictures and making available the provision of loans to fund a portion of those investments. The Company received no tax benefits from the transactions, which were made on arms-length terms. The Company believes that it is not a subject of the HMRC investigation.

In connection with the transactions, the Company did not make any representations or warranties to any party, including the investors, regarding any potential tax benefits related to the transactions. Prior to the closing of the transactions the investors obtained and made available to the Company, an opinion of prominent Queen’s counsel, specializing in United Kingdom tax laws, that the transactions were permitted and acceptable under the terms of the applicable United Kingdom revenue laws. The Company remains confident that the transactions were permitted and acceptable under the terms of the applicable United Kingdom revenue laws.

HMRC has requested interviews with three officers of PLC to discuss whether those officers were involved in the arrangements for subscription of shares in the relevant companies, the first of which with Ms. Elaine New, CFO, occurred in April 2012 and a second in May 2012. PLC is fully cooperating with the investigation. PLC believes there is no basis for any claim of responsibility of any of its officers or employees. Based on facts currently known by PLC, there is no need for it to record a contingent liability in its financial statements in connection with the investigation or the related transactions.

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MANAGEMENT

The following sets forth the name and position of each of our directors:

Name	Position	Age	Date First Elected or Appointed	Date of Expiration of Current Term (1)
Hubert Gibbs	Chairman, Director	52	April 9, 2010	June 30, 2015
Peter Hoffman	CEO, Director	64	September 2, 2004	June 30, 2015
Katrin Hoffman	COO, Director	36	February 26, 2008	June 30,2015
Anthony Hickox	Director	54	October 15, 2007	June 30, 2013
Elaine New (2)	Director	52	January 11, 2007	June 30, 2014

Candace Wernick	CFO	55	July 15, 2013

David Furth	Director	44	October 15, 2012	Next AGM

___________________

(1) Directors serve for three years.

(2) Ms. New resigned her position as CFO on July 15, 2013

(3) Ms. Wernick was appointed as CFO on July 15, 2013

The Directors served in their respective capacities since their election and/or appointment and will serve until the next Annual General Meeting or until a successor is duly elected, unless the office is vacated in accordance with the Articles of Association.

The senior management serves at the pleasure of the Board of Directors.

No director and/or senior management had been the subject of any order, judgment, or decree of any governmental agency or administrator or of any court or competent jurisdiction, revoking or suspending for cause any license, permit or other authority of such person or of any corporation of which he is a director and/or senior management, to engage in the securities business or in the sale of a particular security or temporarily or permanently restraining or enjoining any such person or any corporation of which he is an officer or director from engaging in or continuing any conduct/practice/employment in connection with the purchase or sale of securities, or convicting such person of any felony or misdemeanor involving a security or any aspect of the securities business or of theft or of any felony.

The experience and qualifications of the directors and senior management for at a minimum the last five years are as follows:

The Honorable Hubert Gibbs has been our Chairman and one of our directors since April 9, 2010. After graduating from Oxford University in 1981, Mr. Gibbs started his career as an editor, reader and translator at Quartet Books UK. Subsequently he worked as a stock market analyst with Banque Bruxelles Lambert and then as an independent communications entrepreneur responsible for starting up various companies including Instlang.com which was sold to market leader SDL in 1999. Most recently Mr. Gibbs has been involved in financing and producing independent films, including As Good as Dead and The Killing Jar. Mr. Gibbs managed the family estate, Tyntesfield until it was taken over by the National Trust in 2002.

Peter Hoffman has been our Chief Executive Officer and one of our directors since September 2004 and is also our founder. Mr. Hoffman took over as Chairman on December 31, 2009 following the death of previous chairman Anthony Bryan but resigned that position on election of Hubert Gibbs as Chairman. Under Mr. Hoffman’s direction, we and our predecessors have produced and or distributed over thirty features since our inception including: Johnny Mnemonic, Never Talk To Strangers, 9 ½ Weeks II and Shattered Image. As our CEO, his responsibilities include, among others, the selection and production of motion pictures, strategic planning, business development, operations, financial administration, accounting, and reporting to the Board of Directors. Mr. Hoffman was previously President and CEO of Carolco Pictures. He was directly involved at Carolco in the production of a large slate of independent motion pictures, including Terminator 2, Basic Instinct, Total Recall, and Rambo III. Mr. Hoffman is a graduate of the Yale Law School and has participated as a lawyer and executive in numerous financial and tax-preferred financings for more than twenty-five years.   Mr. Hoffman is the father of Katrin Hoffman, our Chief Operating Officer and our Executive Director.

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Katrin Hoffman has been our Chief Operating Officer and a director since February 2008. As our COO, her responsibilities include supervising the production of motion pictures and licensing and delivering our motion pictures to third parties. She began her career at the age of 17 as an intern for Hollywood casting directors, Mary Vernieu and Risa Gramon-Garcia. Ms. Hoffman then worked for film agent Mort Viner at International Creative Management until his retirement when she joined our predecessors in 1998.   She has managed the development, production and delivery of films including The Believer, No Good Deed, Stander, and Asylum. In addition to her production responsibilities, Ms. Hoffman is responsible for international distribution, acquisitions and film financing. Ms. Hoffman is the daughter of Peter Hoffman, our Chief Executive Officer and a Director.

Anthony Hickox has been a director since October 2007. He is a film director, writer and producer. Mr. Hickox wrote and directed his first film, Waxworks at the age of 21. Mr. Hickox was involved in the production of or direction of Sundown, Warlock: Armageddon; Children of the Corn, Turn of the Screw; Carnival of Souls, and Hellraiser 3: Hell on Earth.

Elaine New has been an executive director since January 2007 and was our Chief Financial Officer from January 2007 until July 31, 2009 and from August 1, 2010 until July 15, 2013and remains an executive director. She is Cambridge University educated and is a Price Waterhouse (London) qualified Chartered Accountant. Ms. New was also in the media industry for the ten years previous to her employment at the Company as Finance Director of Metrodome Group Plc., a UK film distributor.  Ms. New was previously engaged as Financial Controller of Harrods International, helping to establish an airport retailing arm, and as Commercial Director of Outfit, a new division of Sears Womenswear Ltd that she helped to create in the latter part of the 1990s.   Ms. New was on the Executive Committee of The Quoted Companies Alliance for almost three years helping represent small to mid-cap companies listed both on AIM and the main list of The London Stock Exchange.

Candace Wernick, CPA, was in public accounting for 19 years with Stonefield Josephson, Inc., which merged with Marcum LLP. Ms. Wernick was an audit partner for 10 years, specializing in media and entertainment, technology, and manufacturing, of both SEC reporting and private companies. Ms. Wernick provided technical research and consulting services in the firm and ended her tenure in the firm’s Assurance Quality Control department. Since October 2011 Ms. Wernick has been providing consulting services to various SEC reporting companies, or companies in the process of becoming reporting companies, regarding US GAAP or SEC Reporting technical issues.  Ms. Wernick has also been providing engagement quality review services and technical support to several audit firms.

David Furth is the managing director of Gi2 LLC, where he has managed hedge fund and private equity investments focusing on rapidly growing international companies in retail software, technology, and health care since July 2008. Prior to his tenure at Gi2, commencing January 2005 Mr Furth was Senior Vice President and Portfolio Manager at Provident Investment Counsel, where he managed a $450 million growth stock portfolio. Mr. Furth attended Stanford University for his undergraduate degree and then the Kellogg School of Management at Northwestern University for his MBA.

Compensation

Since February 15, 2009, our compensation policies with respect to our directors and executive officers are established, administered, and the subject of periodic review by our Independent Directors in accordance with the NASDAQ Marketplace Rules. Total compensation accrued and/or paid (directly and/or indirectly) to the Directors and senior management during the fiscal year ended June 30, 2012 was $1,079,386. We have a Compensation Committee, consisting of Mr. Gibbs and Mr. Reardon, both are Independent Directors that review and approve all employee compensation and bonuses.

						Non-Equity
					Stock	Incentive Plan	All Other
Name and Principal		Salary		Bonus	Awards	Compensation	Compensation	Total
Position	Year	($)		($)	($)	($)	($)	($)
Peter Hoffman	2013	500,000	(1)	-	-	-	-	500,000
Chief Executive Officer	2012	500,000		-	-	-	-	500,000
	2011	500,000		-	-	-	-	500,000
Elaine New	2013	219,500	(2)	-	-	-	-	219,500
Chief Financial Officer	2012	240,000		-	-	-	-	240,000
	2011	269,800		-	-	-	-	269,800
Kate Hoffman	2013	135,300	(3)	-	-	-	-	135,300
Chief Operating Officer	2012	79,000		-	-	-	-	79,000
	2011	92,200		-	-	-	-	92,200

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(1) Peter Hoffman has taken a leave of absence as of June 19, 2013 without pay as disclosed in our 8-K dated June 20, 2013. Per the employment contract, Mr. Hoffman is entitled to vacation days and has utilized his unused vacation days to cover the absent period from June 19, 2013 to June 30, 2013. During Mr. Hoffman’s absence, our COO, Kate Hoffman will act as an interim CEO.

(2) Elaine New’s salary of $219,500 is 11 months of salary at £150,000 per year and £7,000 per month on the last month of the year translated to USD using average exchange rate of $1.55 per £1.00 for the fiscal year ended June 30, 2013.

(3) Kate Hoffman salary of $135,300 represents salary increase from £50,000 to £100,000 effective October 1, 2012. Ms. Hoffman’s salary of £87,500 is translated using average exchange rate of $1.55 per £1.00 for the fiscal year ended June 30, 2013.

Stock Options

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table provides information on all restricted stock, stock options and SAR awards (if any) held by our named executive officers (“NEOs”) as of July 23, 2013.

						Mkt. Value
			% Of Total			of Securities
			Options			Underlying
	Granted	Number of	Granted on	Exercise Price		Options on
Name	Date of Grant	Options	Grant Date	per Share	Grant Date	Expiration Date
Peter Hoffman	50,000	100%	$0.44	14/10/2011	13/10/2016	$0.44
Elaine New	50,000	100%	$0.44	14/10/2011	13/10/2016	$0.44
Katrin Hoffman	50,000	100%	$0.44	14/10/2011	13/10/2016	$0.44
Robert Kaiser	50,000	100%	$0.44	14/10/2011	13/10/2016	$0.44
Dan Reardon	50,000	100%	$0.44	14/10/2011	13/10/2016	$0.44
Hubert Gibb	50,000	100%	$0.44	14/10/2011	13/10/2016	$0.44
Anthony Hickox	50,000	100%	$0.44	14/10/2011	13/10/2016	$0.44
Peter Hoffman	50,000	100%	$0.39	06/12/2011	05/12/2016	$0.39
Elaine New	50,000	100%	$0.39	06/12/2011	05/12/2016	$0.39
Katrin Hoffman	50,000	100%	$0.39	06/12/2011	05/12/2016	$0.39
Robert Kaiser	50,000	100%	$0.39	06/12/2011	05/12/2016	$0.39
Dan Reardon	50,000	100%	$0.39	06/12/2011	05/12/2016	$0.39
Hubert Gibb	50,000	100%	$0.39	06/12/2011	05/12/2016	$0.39
Anthony Hickox	50,000	100%	$0.39	06/12/2011	05/12/2016	$0.39
Robert Kaiser	50,000		$0.89	01/09/2011	31/08/2016	$0.89
Total Granted	750,000

1) 50% of the options vest on December 31, 2011

2) 50% of the options vest on December 31, 2012

Change of Control Compensation

We have now and have had in all periods described no plans or arrangements in respect of compensation received, or that may be received, by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control, where the value of such compensation exceeds $60,000 per senior manager other than those set out in Peter Hoffman’s Employment Agreement. Pursuant to the Employment Agreement, if we terminate Peter Hoffman without cause, we shall be entitled to pay SAP a lump sum of approximately $1,500,000.

Other Compensation

No senior management director received “other compensation” in excess of the lesser of $25,000 or 10% of such officer’s cash compensation, and senior management and Directors as a group did not receive other compensation which exceeded $25,000 times the number of persons in the group or 10% of the compensation.

Bonus/Profit Sharing/Non-Cash Compensation

Except for the stock options discussed above, we have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to some of our directors or senior management, except that our Board has adopted a bonus plan substantially in the following form:

1.	Compensation Committee will recommend amount of bonus pool each year, which will be 10% of pre-tax profits for the prior fiscal year. The CEO and the Compensation Committee will decide recipients of project-related awards and amounts.

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2.	In future years, comparisons will be made to peer groups in the motion picture industry.

3.	There will be two types of annual bonuses:

(a)	Those related to the overall management of our company
(b)	Those related to performance on specific projects

4.	Managers in bonus pool:

(a)	Peter Hoffman (Chairman/CEO)
(b)	Katrin Hoffman (COO)
(c)	Elaine New

5.	Management bonuses as follows:

	CEO	Management	Project Related
Company Results	40%	25%	15%
Individual Objectives	10%	30%	50%
Subjective	20%	20%	25%
Share Performance	30%	25%	10%

6.	Individual objects for management will be agreed by the Board.

7.	Criteria include individual contributions to our overall profits.

Pension/Retirement Benefits

No funds were set aside or accrued by us during fiscal years 2009, 2010, 2011 or 2012 to provide pension, retirement or similar benefits for directors or senior management.

Executive Employment Agreements

We have an employment agreement with Peter Hoffman pursuant to which he will act as our CEO until December 31, 2018 . He has taken a leave of absense until December 31, 2013, and has waived his salary in that period. In connection with the employment agreement, we have granted Mr. Hoffman:

●	the right to sole responsibility for creative and business decisions regarding motion pictures we develop and produce,

●	a right of first refusal to produce remakes, sequels or prequels of motion pictures produced by Mr. Hoffman and acquired by us or any motion picture produced by us during his employment,

●	an annual salary of $500,000 per year plus bonuses, expenses and a signing option and

●	a right upon termination without cause to a lump sum payment of approximately $1,500,000, an assignment of all projects in development during the term of his employment and any amounts due upon such compensation as an excise tax.

We have a written employment agreement with Katrin Hoffman for a term ending on April 30, 2018 pursuant to which she will act as our COO ad infinitum at a salary of $160,000 per year plus bonuses and expenses.  Ms. Hoffman’s contract contains a “non-compete” clause, pursuant to which she will be excluded from competing against us for 6 months following the date of her termination.

Mr. Hoffman’s employment agreement grants us a right to injunctive relief if Mr. Hoffman breaches the agreement. With the exception of Ms. Hoffman’s and Ms. New’s agreements, the employment agreements do not contain “non-compete” clauses.

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Director Compensation

Anthony Hickox will receive approximately $1,500 per meeting attended.

Board of Directors Committees

We have an Audit Committee, which recommends to the Board of Directors the engagement of our independent auditors and reviews with the independent auditors the scope and results of our audits, our internal accounting controls, and the professional services furnished by our independent auditors. The current members of the Audit Committee are Mr. Gibbs (Chair), Mr. Furth and Mr. Hickox. The Audit Committee did not meet separately in the fiscal year ended June 30, 2012, but have met during the current fiscal year and met with the Group’s Auditors to review the June 30, 2013 year-end financial statements and the audit process.

Our Compensation Committee and Nominations Committee are made up of three of our independent directors.

All Committees of the Board are organized pursuant to our Board of Directors Memorandum and resolutions of the Board of Directors. The terms of reference of each committee are based on the subject matter jurisdiction of each Committee. The Compensation Committee reviews and approves all employee compensation and bonuses. The Nomination Committee proposes candidates for election to our Board of Directors.

All meetings of each Committee are on an ad hoc basis, decisions are made by majority vote and all decisions are reported to the full Board of Directors for approval.

Employees

As of the date of this registration statement, Seven Arts had 8 employees and independent contractors, providing full-time services. Our affiliates employ many part time employees for production of our motion pictures, but we do not engage temporary employees on any regular or material basis. We are not signatory to any labor union collective bargaining agreements, but our affiliates in the United States are signatory to the current Writer’s Guild of America, Directors Guild of America and IATSE Low Budget Agreements and have in the past been signatory to the Screen Actors Guild Agreement. Our employees have ranged from a low of six to a high of twenty one over the last three fiscal years.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Except as indicated by the footnotes below, our management believes, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information regarding the ownership of our common stock as of June 30, 2013 by (i) each person known by the Company to own beneficially more than five per cent (5%) of our common stock; (ii) each director and nominee for director of the Company; (iii) each executive officer named in the Summary Compensation Table (see “Executive Compensation”); and (iv) all directors and executive officers of the Company as a group.

Name of Beneficial Owner(1)	Address of Beneficial Owner	Shares Owned(2)	Class
SERIES A PREFERRED
Palm Finance issued and certificated(9)	233 Wilshire Blvd, Suite 200, Santa Monica, CA 90401	125,125	100.00%

SERIES B PREFERRED
David Michery(10)	415 Stunt Road, Calabasas, CA 91302	20,000	54.79%
HRM Records	415 Stunt Road, Calabasas, CA 91302	1,250	3.42%
Peter Karroll	415 Stunt Road, Calabasas, CA 91302	2,500	6.85%
Riley Karroll	415 Stunt Road, Calabasas, CA 91302	1,250	3.42%
Nicole Sonia Michery	415 Stunt Road, Calabasas, CA 91302	5,000	13.70%
Alain Salem	8439 Sunset Boulevard, West Hollywood, CA 90069	2,500	6.85%
John Holt Smith	415 Stunt Road, Calabasas, CA 91302	4,000	10.96%

Peter Hoffman(3)	8439 Sunset Boulevard, West Hollywood, CA 90069	147,144	*
Kate Hoffman(4)	136-144 New Kings Road, London SW6 4LZ	0	*
Elaine New(5)	136-144 New Kings Road, London SW6 4LZ	0	*
Hubert Gibbs(6)	136-144 New Kings Road, London SW6 4LZ	0	*
Dan Reardon(7)	8439 Sunset Boulevard, West Hollywood, CA 90069	0	*
Tony Hickox(8)	8439 Sunset Boulevard, West Hollywood, CA 90069	0	*
David Furth	8440 Sunset Boulevard, West Hollywood, CA 90069	6,000	*

All executive officers and directors as a group		153,145	*

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(1) Beneficial ownership is determined in accordance with the Rule 13d-3(a) of the Exchange Act and generally includes voting or investment power with respect to securities and includes shares underlying convertible debentures, warrants and options that have been issued, granted and have vested and not been exercised and shares underlying options that will vest within the next 60 days only in respect to any person listed in the table. Except as subject to community property laws, where applicable, the person named above has sole voting and investment power with respect to all common stock shown as beneficially owned by him/her.

(2) As June 30, 2013, there were 2,316,165 shares of common stock were issued and outstanding. All share information presented on this table is adjusted for 70:1 reverse-split on August 31, 2012, 50:1 reverse-split on May 2, 2013, and a 20:1 reverse stock split on October 16, 2013.

(3) Represents less than 1 share equivalent of underlying options that are exercisable within 60 days of this registration statement and less than 1 share of common stock issued to New Moon, a company controlled by Peter Hoffman and pledged to Armadillo Ltd. Also includes 357 shares that are pledged to JMJ Financial and 70,000 pledged to Tonaquint Inc. in connection with Mr. Hoffman’s full recourse personal guarantees of the Company’s obligations to JMJ Financial and Tonaquint Inc., respectively.

(4) Represents less than 1 share of common stock underlying options that are exercisable within 60 days of this proxy statement. (5) Represents less than 1 share of common stock underlying options that are exercisable within 60 days of this proxy statement. (6) Represents less than 1 share of common stock underlying options that are exercisable within 60 days of this proxy statement. (7) Represents less than 1 share of common stock underlying options that are exercisable within 60 days of this proxy statement. (8) Represents less than 1 share of common stock underlying options that are exercisable within 60 days of this proxy statement. (9) The per-share conversion price for the Series A Preferred Stock is $10.50.

(10) The per-share conversion price for the Series B Preferred Stock was confirmed at $1.10. The holders retain all of the voting rights in respect of such shares.

CERTAIN RELATED TRANSACTIONS

As of June 30, 2013:

Related Party Due/From at June 30, 2013 consisted of:

				Consolidated
	SAE, Inc.	SAFE	SAFELA	Balance
Due from:

SAMT	13,000			13,000
SAPLA	173,006			173,006

Peter Hoffman			19,781	19,781

Total	186,006			205,787

Peter Hoffman	(1,272,112)	(393,650)		(1,665,762)
SAFE (UK)	(2,383)	(13,556)		(15,939)
	(1,274,495)	(407,206)		(1,603,367)

			CONSOLIDATED
			BALANCE
As of June 30, 2012	SAE INC	SAFE	(Restated)

SAP Inc	$1,801,098	$(20,850)	$1,780,248

SAPLA	336,290	-	336,290

Peter Hoffman	(1,679,617)	(18,961)	(1,698,578)

SAFE (UK)	-	(13,556)	(13,556)

	$457,771	$(53,367)	$404,404

We have entered into several agreements and arrangements with SAP, whose majority beneficial shareholder of SAP Inc. was our former Chief Executive Officer, Peter Hoffman.  These transactions include:

●	Upon acquisition of control of our Group by SAP in September 2004, we entered into an agreement with SAP under which SAP provided the services of Peter Hoffman for the amount of his contracted salary and the Los Angeles office and staff of SAP Inc. to us at cost. Pursuant to two inter-company agreements, SAP also from time-to-time has and will own limited liability companies in the United States which distribute our motion pictures for a fee, with all profits enuring to our benefit. These companies may also provide other services to us at no fee other than Mr. Hoffman’s salary and the direct third-party costs of SAP’s Los Angeles office, all of which are reflected in our financial statements. These other services may include accounting services, audits of distribution statements, collection of accounts receivable, supervision of production of motion pictures and similar day-to-day aspects of our business. SAP has assigned to us any proceeds arising from services performed by SAP. On our behalf. We have granted SAP. The power and authority to enter into agreements on our behalf. SAP is not to take any actions on our behalf without our approval. These agreements have terminated as of December 31, 2011.

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●	Together with SAP, our predecessor entered into a settlement agreement, dated September 30, 2006, with ApolloMedia GmbH & Co. Filmproduktion KG (“ApolloMedia”) related to a dispute regarding amounts ultimately payable to ApolloMedia from distribution of the motion picture Stander and one of our subsidiaries’ assumption of indebtedness of approximately $2,000,000 related to Stander upon acquisition of control of our Group by SAP. The Settlement Agreement fully releases us and our subsidiaries from any liability to ApolloMedia in exchange for a payment of $1,800,000 to be made by SAP (of which $175,000 has been paid). In connection with the SAP’s payment obligation of the settlement amount to ApolloMedia, we issued 7,000 ordinary shares to SAP which SAP immediately pledged to ApolloMedia to secure SAP’s obligations under the settlement agreement. SAP has agreed that it will (1) return to us all ordinary shares in excess of 400,000(pre-split) not necessary to satisfy SAP’s obligations to ApolloMedia and (2) deliver to us from SAP’s ordinary shares, any ordinary shares in excess of 80,000 in fact sold by SAP to satisfy the indebtedness to ApolloMedia under the settlement agreement. The shares pledged to ApolloMedia will be sold by it as necessary for ApolloMedia to derive net proceeds of $1,625,000, and any pledged shares remaining after such sale will be returned to us.

We have entered into several agreements and arrangements with Seven Arts Pictures Louisiana LLC (“SAPLA), controlled by Mr. Hoffman’s wife. These transactions include:

●	A guarantee that we provided to SAPLA to cover its indebtedness under a Credit Agreement that SAPLA entered into with Advantage Capital Community Development Fund, L.L.C. (“Ad Cap”), dated October 11, 2007, for the acquisition and improvement of a production and post- production facility located at 807 Esplanade Avenue in New Orleans, Louisiana. The aggregate borrowing amount under this facility was $3,700,000, all of which was drawn down as of April 30, 2010. In November 2010 Palm acquired this mortgage secured on the facility for $1,000,000 and agreed to extend a construction facility of $1,850,000 to complete the facility. We guaranteed the indebtedness to Palm and have since June 30, 2012 now included it in our total indebtedness. We do not anticipate the use of any material amount of our working capital to complete and operate this facility, and we expect to realize substantial film production, film infrastructure, historic rehabilitation and other state and federal tax credits and other tax incentives from the acquisition, renovation, and operation of this property as a post- production facility. In particular SAPLA has submitted audited expense reports which would generate approximately $3,500,000 in Louisiana Film Infrastructure tax credits $2,500,000 in Louisiana State Rehabilitation tax credits and $2,500,000 in Federal Historic Preservation tax credits, all of which are payable to us.

SAPLA has brought actions against Louisiana Department of Economic Development (‘LED’) and Louisiana State Historic Preservation Office (‘SHPO’) for the failure to certify the film infrastructure and state historic rehabilitation tax credits which are expected to be resolved within 30 days. In oppositions filed by LED and SHPO, neither state agency challenged the amount or support for any of the claimed qualifying expenditures. SHPO is reviewing the specifics of the historic rehabilitation of the property which has already been approved by the US Department of the Interior and management expects that SHPO will certify the rehabilitation meets its standards. LED claims that it cannot complete its review due to the lack of business license and proper zoning for the property’s use as a post-production facility. Management has obtained a business license for such use and a letter from the appropriate zoning authority that SAPLA’s use of the property does not give rise to any enforcement actions. LED did not raise this issue as a defense to SAPLA’s action against it but rather relied on technical issues of jurisdiction which management believes are without merit and general references to LED’s discretion.

SAP and Louisiana Companies:

The Company’s former Chief Executive Officer, Peter Hoffman, controls several companies, including (prior to September 10, 2011) Seven Arts Pictures, Inc. (“SAP ”) that are not part of the Company but from which it obtains or transfers distribution rights or other assets related to the business and which control production of the motion pictures. The agreements with Mr. Hoffman, and the companies controlled by him, provide that all revenues related to the Company’s business payable to Mr. Hoffman or any of these related party companies is due to the Company, except Mr. Hoffman’s salary, bonus and stock ownership. None of these affiliates are variable interest or special purpose entities.

Pursuant to a related party agreement, SAP holds ownership of limited liability corporations in the United States, with all distribution rights and profits thereof being due to SAFE. In addition, they have also provided other services for Seven Arts Pictures Plc (“PLC”) and SAFE and SAE at no fee other than Mr. Hoffman’s salary and the direct third party costs of the Los Angeles office, all of which are reflected in the financial statements of SAFE. These other services include any reasonable requests of the management of the Company including accounting services, audits of distribution statements, collection of accounts receivable, supervision of production of motion pictures and similar day-to-day aspects of the Company’s business. Effective January 1, 2012, no further such transactions are intended.

Peter Hoffman:

In September 2004, the Company’s predecessor entered into an agreement with SAP under which SAP provided the services of Mr. Peter Hoffman for the amount of his contracted salary and the Los Angeles office and staff of SAP Inc. to the Company’s predecessor at cost. Pursuant to two inter - company agreements, SAP also from time-to-time owned limited liability companies in the United States which distributed the Company’s motion pictures for a fee, with all profits enuring to the benefit of the Company. These companies also provided other services to the Company at no fee other than Mr. Hoffman’s salary and the direct third-party costs of SAP’s Los Angeles office, all of which were reflected in the Company’s financial statements.  Portions of Mr. Hoffman’s salary have not been paid to him and have been reflected as Due To Related Party. As of June 30, 2013, $ 1,566,588 was owed to Mr. Hoffman for unpaid salary and unreimbursed expenses, as well as repayment of cash he advanced the Company or its predecessors.  During the year ended June 30, 2013, 7,143 (25,000,000 pre-split) and 140,000 (7,000,000 pre-split) shares were issued in exchange for $914,786, and $1,190,000, respectively, of the Due to related party balance.  The 7,143 shares have been pledged to JMJ Financial in connection with a $500,000 convertible debenture, as collateral against repayment of the note. The 140,000 shares have been pledged to Tonaquint Inc, in connection with a total of $590,000 in convertible debentures, under the terms of an amendment dated October 5, 2012, as collateral against repayment of the note. (Note 9) In the event of a default on either of the notes the holder may transfer and sell the pledged shares and apply the proceeds against the outstanding amounts on the notes. Per agreements between the Company and Mr. Hoffman in respect to the pledged shares, if the pledged shares are sold and applied to the note balance, or if the shares are not utilized by the pledges and returned to the Company, Mr. Hoffman’s Due to related party balance as of the date of the agreements, will be reinstated. Due to the future obligation to in substance repurchase the shares and reinstate the Due to related party balance, the shares have been treated as if issued for no consideration, and a liability for $2,104,786 was recognized included in the Due to related party balance for the obligation to reinstate the Due to balance.

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SAPLA Guarantee:

Seven Arts Pictures Louisiana LLC, (“SAPLA”) a related party of the Company, entered into a Credit Agreement with Advantage Capital Community Development Fund LLC dated October 11, 2007, for the acquisition and improvement of the production and post-production facility located at 807 Esplanade Avenue in New Orleans, Louisiana for aggregate principal advances of up to $3,700,000. This agreement was guaranteed by the Company’s predecessor. Approximately $3,700,000 plus interest has been drawn under the terms of this Credit Agreement, as of June 30, 2012. The Company has since assumed the liability for $1,000,000 of this amount plus a contingent sum of $750,000 due to Advantage Capital (contingent on receipt of at least $5,000,000 in cash proceeds from the tax credits to be earned by SAPLA) due to an agreement with the now mortgagor Palm Finance.

A construction loan of $1,850,000 previously guaranteed by the Company has now been assumed by the Company for the property at 807 Esplanade.

The Company did not receive any consideration or benefit when they assumed the mortgage and construction loans, and have looked to the authoritative guidance on guarantees as an analogy. As the guidance on financial guarantees does not address which account would be set up as an offsetting entry when the liability is recognized at the inception of the guarantee, the Company has determined to call this asset balance created upon assumption of the debt "Building Improvements related to indebtedness" The Building Improvements will be amortized in a manner similar to leasehold improvements, over the life of the lease (30 years).

SAPLA Advances:

On February 28, 2012, the Company took out a convertible loan of $200,000 which was in turn loaned to SAPLA to cover outstanding interest payments which were due on the construction loan on 807 Esplanade previously guaranteed by the Company. Three additional convertible loans were taken out totalling $600,000 during the year ended June 30, 2012 and then loaned to SAPLA to pay down the construction loan on the property at 807 Esplanade, as to not further delay the construction and opening of the facility. As of June 30, 2013, the convertible loan balance, after conversions, on the Company’s financial statements is approximately $325,000.

FEE INCOME RECEIVABLE FROM RELATED PARTY

SAPLA has filed for historical rehabilitation tax credits available from the United States (26%) and Louisiana (25%) on approximately $9,500,000 of historical rehabilitation expenses paid in connection with the renovation of  the building and property at 807 Esplanade Avenue in New Orleans, Louisiana (the “Property”) and reflected in a compilation of expenses by an independent accounting firm. SAPLA has filed the Part I application for historic rehabilitation credits and has received the Part II and Part III approvals from the United States Department of Parks with respect to the Property:

•€€	SAPLA will allocate the Federal historic rehabilitation credits to investors in its lessee, 807 Esplanade Ave. MT LLC (“MT”), and receive cash or reduction in indebtedness as a result of such allocation.
•€€	SAPLA will assign the Louisiana historic rehabilitation for cash.

SAPLA has also filed for Louisiana film infrastructure tax credits (40%) on all of its investment of approximately $11,500,000 in connection with the Property to date, as reflected in an audit report of an independent accounting firm (which also includes audits of all rehabilitation expenses). SAPLA has approval from Louisiana that the Property is a certified state film infrastructure project and SAFELA, as lessee of MT, is now operating a production and post - production facility at the Property.

To date Louisiana has certified approximately $6,500,000 of the $11,500,000 film infrastructure expenditure filed for , the tax credits accruing on which SAPLA will assign for cash, with the remaining expenses remaining under consideration by the Louisiana Department of Economic Development (“LED”). SAPLA has received no objections to any of its film rehabilitation expenses from LED as reflected in the audit report submitted to LEDF on July 2, 2012. Under a published Opinion of the Attorney General of Louisiana, the Louisiana tax credits vest upon certification as a film infrastructure project which occurred in 2008. Revenue is not recognized until the required audit or compilation is complete and available to be submitted to the appropriate agency.

Under the terms of the related party agreement between SAPLA and SAE Inc.  proceeds received from the disposition of the tax credits earned by SAPLA on the building are due to SAE to reduce the notes payable to Palm Finance and as fees for services provided by the Company .   SAPLA is due to receive approximately $9,447,544 from disposition of Louisiana and Federal historic rehabilitation and film infrastructure tax credits for the restoration and the establishment of a post-production facility at 807 Esplanade.

SAPLA will pay the proceeds from disposition of such tax credits to SAE Inc. as fee income.  The Company provided “developer” services as concerns oversight of the rehabilitation work done on the facility, as well as advisory services in connection with the obtaining of the tax credits, and financial services related to the loans and mortgage. The Company has concluded the services evidence an earning process, in the providing of a service, and as such have recognized revenue in relation to the fair value of the services provided. The fair value of $3,235,000 was determined based on the amounts stated as “qualified expenses” and determined to be reasonable and industry standard in the required audit of cost report expenditures performed on the project by an independent accountant. Any excess over the fair value of the services received by the Company from SAPLA will be recognized as a contribution to capital.

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MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

From February of 2009 through September 14, 2012, our common stock was listed on The NASDAQ Capital Market; thereafter, it has been quoted on the OTC Bulletin Board and the OTC Market Group Inc.’s OTCQB tier, in each case under the symbol “SAPX”.

The following tables set out the high, low and closing sales prices on the OTC Bulletin Board/OTC Market Group Inc.’s OTCQB tier and on The NASDAQ Capital Market for the periods indicated in the table.

The NASDAQ Capital Market and OTC Bulletin Board prior to September 14, 2012 and OTC Markets Group Inc. from September 14, 2012 until present.

	Bid
	High	Low	Price at Period End
Year ended June 30, 2013
First Quarter OTC	$1.61	1.20	0.24
Second Quarter OTC	0.07	0.04	0.04
Third Quarter OTC	0.40	0.31	0.34
Fourth Quarter OTC	0.03	0.00	0.00

Year ended June 30, 2012:	$2.59	$0.03	0.04
First Quarter NASDAQ	2.59	0.25	0.35
Second Quarter NASDAQ	0.68	0.32	0.34
Third Quarter NASDAQ	0.32	0.15	0.17
Fourth Quarter NASDAQ	0.13	0.03	0.04

Year ended June 30, 2011:	$5.35	1.13	1.19
First Quarter NASDAQ	4.60	4.45	4.60
Second Quarter NASDAQ	5.35	4.36	5.05
Third Quarter NASDAQ	4.00	1.65	1.95
Fourth Quarter NASDAQ	2.82	1.13	1.19

As of June 30, 2013 there were approximately 505 holders of record of our common stock.

DESCRIPTION OF SECURITIES

General

The authorized capital of Seven Arts consists of 250,000,000 shares, consisting of 249,000,000 shares of common stock, 125,125 shares of Series A Cumulative Convertible Preferred Stock, 200,000 shares of Series B Cumulative Convertible Preferred Stock, and the balance as undesignated shares.

As of the date of this prospectus, there were 20,565,472 shares of common stock, 125,125 shares of Series A convertible preferred stock, and 43,850 shares of Series B convertible preferred stock issued and outstanding.

Description of Common Stock

The following is a description of our common stock, including their material terms and provisions and as such terms and provisions are applied to our Articles of Incorporation, as amended.

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All of our shares of common stock are of the same class and, once issued, rank equally as to dividends, voting powers, and participation in assets. Holders of shares of common stock are entitled to one vote for each share held of record on all matters to be acted upon by the stockholders. Holders of shares of common stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors, in its discretion, out of funds legally available therefore.

Upon our liquidation, dissolution or winding up, holders of shares of common stock are entitled to receive pro rata our assets, if any, remaining after payments of all debts and liabilities and the satisfaction of preferred stockholders, if any. No shares have been issued subject to call or assessment. There are no pre-emptive or conversion rights and no provisions for redemption or purchase for cancellation, surrender, or sinking or purchase funds.

There are no limitations upon the rights to own securities.

There are no provisions that would have the effect of delaying, deferring, or preventing a change in control of our company.

Description of Warrants

Each Warrant to be issued to shareholders of record on August 31, 2012 (1 warrant for each 10 shares of pre-split Common Stock) will be distributed on the effectiveness of this Prospectus and may be exercised by holder when distributed to that holder in writing on the effectiveness of this Prospectus.  Upon exercise the holder may acquire one share of Common Stock at $.03.  The Warrants will expire on December 31, 2014. Fractional shares shall not be issued and any fractional shares shall be rounded up or down to the nearest number of shares.

Description of Series A Cumulative Convertible, $10.00 Stated Value, Preferred Stock (“Series A”)

The following is a description of our Series A stock, including their material terms and provisions and as such terms and provisions are applied to our Articles, as amended.

The number of shares constituting the Series A stock is 125,125 shares.

The holders of Series A stock have the following voting rights:

a)	The holders and the holders of common stock shall vote together and not as separate classes

b)	There shall be no series voting

c)	The consent of holders of at least a majority of Series A stock voting separately as a separate class is necessary to:

a.	Amend, alter or repeal any provisions of the Articles, including the Certificate of Rights and Preferences, or Bylaws of the Company so as to change any of the voting powers, designations, preferences, limitations, restrictions and relative rights of the Holders

b.	Authorize or issue or sell or obligate itself to authorize, issue or sell, any shares or senior securities or parity securities

c.	Permit any subsidiary of the Company to issue or sell, or obligate itself to issue or sell, except to the Company or any wholly owned subsidiary, any security of such subsidiaries

d.	Increase or decrease (other than on conversion pursuant to the Certificate) the total number of authorized shares of Common Stock or amend any provisions of any Common Stock so as to make such common stock redeemable by the Company

e.	Enter into any transaction ,including any employment, ,compensatory, production, distribution, licensing, financing, acquisition, disposition or other transaction, between the Company or any of its subsidiaries, on the one hand and any director ,officer or affiliate of the Company or any of its subsidiaries or their respective affiliates or family members on the other hand or

f.	Enter into or amend any agreement or understanding with respect to any of the foregoing

d)	Except for the above, the holders of the Series A stock shall be entitled to vote on all matters submitted for a vote to the holders of common stock as if they held a number of shares of common stock equal to the Conversion Stock Amount of common stock. Holders of Series A stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation.

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Shares of Series A stock are convertible at the option of the holder thereof at any time, from time to time, in whole or in part. These shares shall have the following conversion rights:

Tranche 1	$455,000	$0.15
Tranche 2	$455,000	$0.15
Tranche 3	$341,250	$0.15
	$1,251,250

Description of Series B Cumulative Convertible, $100.00 Stated Value, Preferred Stock (“Series B”)

The following is a description of our Series B stock, including their material terms and provisions and as such terms and provisions are applied to our Articles, as amended.

The number of shares constituting the Series B stock is 200,000.

Shares of Series B stock are convertible into shares of common stock at $1.10 per share at the option of the holder thereof at any time, from time to time, in whole or in part on or after September 30, 2012.

The holders shall have the following voting rights with respect to the Series B stock:

(A) Voting By All Classes. Except as otherwise expressly provided herein or as required by law, the holders of Series B stock and the holders of common stock shall vote together and not as separate classes.

(B) No Series Voting. Other than as provided herein or required by law, there shall be no series voting.

(C) Series B Class Voting Rights. Each share of Series B stock shall entitle the holder thereof to the voting rights specified in (D), (E) and (F), below, and no other voting rights except as required by law.

(D) Voting For Directors. The Board of Directors shall consist of nine members. So long as there remains outstanding and are not converted or redeemed at least one hundred thousand (100,000) shares of Series B stock, the holders of Series B stock, voting separately as a single class with one vote per share, in person or by proxy, shall be entitled to elect two members of the Company’s Board of Directors at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, one of whom shall be “independent” as defined by the regulations of the Company’s principal listing exchange. Any additional members of the Company’s Board of Directors shall be elected by the holders of common stock and Series B stock (on an as-if-converted basis), voting together as a single class. If a vacancy on the Board of Directors is to be filled by the Board of Directors, only directors elected by the same class, classes or series of stockholders as those who would be entitled to vote to fill such vacancy shall vote to fill such vacancy. Directors may only be removed by the vote or consent of the class, classes or series of stock entitled to fill the vacancy created by such removal.

(E) Voting For Changes In Series B Preferred Stock. The consent of holders of at least a majority of the Series B stock, voting separately as a single class with 100 votes per share, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of holders called for the purpose, shall be necessary to:

(i) amend, alter or repeal, by way of merger or otherwise, any of the provisions of the Articles, including the Certificate of Rights and Preferences, or Bylaws of the Company so as to change any of the rights, preferences or privileges of the holders. Without limiting the generality of the preceding sentence, such change includes any action that would:

A. make dividends non-cumulative, or defer the date from which dividends will accrue, or cancel accrued and unpaid dividends, or change the relative seniority rights of holders of Series B stock as to the payment of dividends in relation to the holders of any other capital stock of the Company

B. reduce the amount payable to holders of the Series B stock upon the voluntary or involuntary liquidation, dissolution, or winding up of the Company, or change the relative seniority of the liquidation preferences of holders of the Series B stock or the rights upon liquidation of the holders of any other capital stock of the Company; or

C. make the Series B stock redeemable at the option of the Company.

(ii) issue or sell or obligate itself to issue or sell any shares of Series B stock; or

(iii) enter into or amend any agreement or understanding with respect to any of the foregoing.

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(F) Right To Vote With Common Stock. Except as to matters with respect to which holders of the Series B stock are entitled to vote separately as a class pursuant to this Section 5, the holders of the Series B stock shall be entitled to vote on all matters submitted for a vote to the holders of common stock as if they held a number of shares of common stock equal to the Conversion Stock Amount in common shares. Holders of Series B stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company. Fractional votes shall not be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series B stock held by each holder could be converted) shall be disregarded.

Annual Meeting

An Annual General Meeting shall be held once every calendar year at such time (not being more than 15 months after holding the last preceding Annual Meeting) and place as may be determined by the Directors. The Directors may, as they see fit, convene an extraordinary general meeting.

Transfer Agent

Interwest Transfer Company, Inc., 1981 Murray Holladay Road, Suite 100 Salt Lake City, UT 84117 is the registrar and transfer agent for the shares of common stock.

PLAN OF DISTRIBUTION

The Company will issue the Warrants on effectiveness of the Registration Statements to holders of record on August 31, 2012.  Those holders may at their option exercise the Warrants at any time until December 31, 2014   and on exercise shares of Common Stock will be delivered to such holders who may re-sell such shares at its election themselves or through broker of their choice.

LEGAL MATTERS

The validity of the shares sold by us under this prospectus will be passed upon for us by Baker & Hostetler LLP in Los Angeles, California.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Company’s Articles of Incorporation provides for the mandatory indemnification of directors, senior officers, former directors, as well as their respective heirs and personal or other legal representatives, or any other person, to the greatest extent permitted by the Nevada Revised Statute.

These indemnification provisions may be sufficiently broad to permit indemnification of the registrant’s executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-1 to register with the SEC the sale of our shares. This prospectus is a part of that registration statement and constitutes a prospectus of Seven Arts. As allowed by SEC rules, this prospectus does not contain all of the information that you can find in the registration statement or the exhibits to the registration statement. You should refer to the registration statement and its exhibits for additional information that is not contained in this prospectus. We have included additional information on our company in our various periodic filings with the Securities and Exchange Commission currently available at http://www.sec.gov/edgar.html.

We have not authorized anyone to provide you with information that differs from that contained in this prospectus. You should not assume that the information contained in this prospectus is accurate as on any date other than the date of the prospectus.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid by the Registrant in connection with the sale of the shares of common stock being registered hereby.

Total
SEC registration fee	$
Printing and engraving expenses	$	*
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Blue sky fees and expenses	$	*
Transfer agent and registrar fees and expenses	$	*
Miscellaneous	$	*
Total	$	*

 ______

*Estimated.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 78.502 of the Nevada Revised Statutes (“NRS”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believe to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. With respect to actions or suits by or in the right of the corporation, Section 78.7502 of the NRS provides that a corporation may indemnify those serving in the capacities mentioned above against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred in connection with the defense or settlement of the action or suit, provided that such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Section 78.751 of the NRS provides that the articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending an action, suit or proceeding must be paid by the corporation in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he is not entitled to be indemnified by the corporation. Section 78.751 further provides that indemnification and advancement of expense provisions contained in the NRS shall not be deemed exclusive of any rights to which a director, officer, employee or agent may be entitled, whether contained in the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, provided, however, that no indemnification may be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

The Registrant’s articles of incorporation limit the liability of its directors and officers to the fullest extent permitted by Nevada law. This is intended to allow the Registrant’s directors and officers the benefit of Nevada law which provides that directors and officers of Nevada corporations may be relieved of liabilities for damages for breach of their fiduciary duties as directors and officers, except under certain circumstances, including (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (ii) the wilful or grossly negligent payment of unlawful distributions. The Registrant’s bylaws provide for indemnification to the fullest extent permitted by Nevada law and permit the Registrant to advance expenses to its directors and officers to the fullest extent permitted by Nevada law upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it should be ultimately determined that they are not entitled to indemnification by the Registrant.

The Registrant maintains officer and director liability insurance for its officers and directors with respect to liabilities arising out of certain matters.

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ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

In our fiscal year ended June 30, 2012, we issued an aggregate of 85,107 common shares, comprised of the following.  All shares were issued pursuant to Section 3(a)(9) of the Securities Act of 1933, except where noted with an *,are unregistered for which shares were issued under Regulation D of Section 506 of the Securities Exchange Act of 1934 :

First quarter issuances:

a), b)	4,540 shares were issued in satisfaction of $3,188,028 of outstanding loans payable and accrued interest, consisting of $225,000 of convertible notes payable and $2,963,028 of film and production loans. The conversions were done at contractual share prices ranging from $280.00 to $2,800.00 per share.

Second quarter issuances:

c)	3,314 shares were issued in satisfaction of $612,336 of convertible debt at an average conversion price of $184.00 per share.

d)	2,037 shares were issued on the conversion of two convertible notes totalling $427,706 at an average conversion price of $209.97/ share.

e)	2,492 shares were issued in satisfaction of $906,000 of corporate loans at an average conversion price of $371.60 per share.

f)	286 shares were issued for cash to two third-party investors for aggregate consideration of $400,000 at $1,400.00per share

Third quarter issuances:

g)	4,821 shares were issued in satisfaction of $943,580 loan film debt at an average conversion price of approximately $196.00 per share.

h)	3,262 shares were issued in satisfaction of $929,596 of indebtedness at an average conversion price of $289.26 per share.

i)	2,494 shares were issued on conversion of certain promissory notes aggregating $516,568 at an average conversion price of $210.00 per share.

j)	2,196 shares were issued to a third party in satisfaction of $698,736 of film loans at an average conversion price of $318.20 per share.

m)	857 shares were issued for cash to a third-party investor for approximately $8,600, or at $10.00 per share.

66

Fourth quarter issuances:

n)	5,557 shares were issued to a third party in partial payment of $430,000 of debt at an average conversion price of $77.40 per share.

o)	8,712 shares were issued to a third party in satisfaction of $980,000 of debt at an average conversion price of $112.40 per share.*

p)	8,028 shares were issued to a third party in satisfaction of $725,000 of debt at an average conversion price of $90.40 per share.

q)	2,006 shares were issued to a third party in satisfaction of a $100,000 film tax-credit loan at an average conversion price of $49.80 per share.

r)	804 shares were issued to a third party for approximately $100,000, or at $124.40 per share.

s)	7,808 shares were issued to a third party in satisfaction of $494,152 of loans at an average conversion price of $63.20 per share*.

t)	17,857 shares were issued to Peter Hoffman in satisfaction of $877,824 of our indebtedness to him at $49.20 per share. *

u)	2,750 shares were issued in connection with $200,000 of the construction loan for 807 Esplanade, or at $72.80 per share.

In our fiscal year ended June 30, 2013, we have issued an aggregate of 29,266,636 common shares, comprised of:

First quarter issuances:

v)	65,805 shares were issued to third parties in satisfaction of an aggregate of $ 779,874 of film debt at an average conversion price of $11.80 share.

w)	24,135 shares were issued to third parties in satisfaction of an aggregate of $586,114 of various convertible loans at an average conversion price of $24.20 share.

x)	18,979 shares were issued to third parties in satisfaction of an aggregate of $591,231 of debt at an average conversion price of $31.20 per share.

y)	4,029 shares were issued to in connection with $150,000 of indebtedness related to 807 Esplanade, or at $37.20 per share.

z)	8,071 shares were issued to third parties in satisfaction of an aggregate of $339,000 of fee debt at an average price of $42.00 per share.

aa)	429 shares were issued to a third party for the purchase price of $300,000, or $700.00 per share.*

Second quarter issuances:

ab)	9,189 shares were issued to third parties in satisfaction of an aggregate of $431,934 of film debt at a conversion price of $50.00 per share.

ac)	3,455 shares were issued upon conversion of 38,000 Series B preferred shares.

ad)	7,000 shares were issued to Mr. Hoffman, in satisfaction of $1,190,000 of our indebtedness to him. *.

ae)	1,773 shares were issued in connection with $42,723 of indebtedness related to 807 Esplanade, or at $24.00 per share

af)	3,027 shares were issued to third parties in satisfaction of an aggregate of $133,537 of various convertible loans at an average conversion price of $44.00 share.

ag)	1,704 shares were issued to a third parties in satisfaction of an aggregate of $31,232 of expense debt at an average conversion price of $18.32 per share.

67

Third quarter issuances:

ah)	122,515 common shares were issued in satisfaction of film and production debt totalling $844,707 converted at an average conversion price of $6.80 per share.
ai)	30,618 common shares were issued in satisfaction of various debt totalling $173,075 converted at an average conversion price of $5.60 per share.
aj)	1,000 common shares were issued at $5.00 per share upon conversion of $5,000 in debt based on a music contract
ak)	16,215 shares were issued as collateral in settlement of an outstanding judgement related to Nine Miles Down UK Ltd at $17.00 per share in satisfaction of a debt of $275,246

Fourth quarter issuances:

al)	1,8526,519 common shares were issued upon conversion of convertible debt totaling $ 468,009, , under the original conversion terms of the convertible debentures..

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

a. Exhibits

Exhibit No.	Description
**
2.1	Asset Acquisition Agreement dated as of July 1, 2010 between Seven Arts Entertainment Inc. and Seven Arts Pictures Plc*
2.1.1	Amendment to Asset Transfer Agreement dated January 27, 2011 (filed herewith)
2.1.2	Second amendment to Asset Transfer Agreement (filed herewith)
3.1.	Articles of Incorporation of Seven Arts Entertainment Inc.*
3.2.	By-Laws of Seven Arts Entertainment Inc.*
3.2.1.	Amended By-Laws of Seven Arts Entertainment Inc. (filed herewith)
3.3	Certificate of designation of Series A preferred stock (filed herewith)
3.4	Certificate of designation of Series B preferred stock(revised) (filed herewith)
3.4.1	Amendment to the Certificate of Designation of Series B preferred stock (filed herewith)

4.1	Specimen Common Stock Certificate*
5.1	Opinion of Baker& Hostetler LLP, as to the validity of the common stock**
10.1	Form of Lock-Up Agreement**
10.2	Employment Agreement, dated September 2, 2004/Peter Hoffman *
10.2.1	Restated Employment Agreement, dated October 1, 2004/Peter Hoffman *
10.2.2	Employment Agreement Amendment, dated December 1, 2008/Peter Hoffman *
10.2.3	Second Employment Agreement Amendment, dated July 1, 2010/Peter Hoffman *
10.2.4	Third Employment Agreement Amendment, dated January 1, 2011/Peter Hoffman *
10.3	RESERVED
10.4	RESERVED
10.5	RESERVED*
10.6	Loan and Security Agreement, dated as of February 15, 2006, among Arrowhead Target Fund Ltd. Seven Arts Future Flows I, LLC, Seven Arts Filmed Entertainment Limited, and Seven Arts Pictures Inc.*
10.7	Master Agreement, dated December 2006, among Cheyne Specialty Finance Fund L.P. and Arrowhead Consulting Group LLC and Seven Arts Pictures PLC, Seven Arts Filmed Entertainment, Ltd., Seven Arts Pictures, Inc., Seven Arts Future Flows I and affiliates*
10.8	RESERVED*
10.9	Credit Agreement, dated October 11, 2007, between Seven Arts Louisiana, LLC and Advantage Capital Community Development Fund, L.L.C.*

10.10	Assignment Agreement, dated April 22, 2008, among Cheyne Specialty Finance Fund L.P., Seven Arts Filmed Entertainment Limited, Peter Hoffman, Seven Arts Pictures Plc, Seven Arts Future Flows I LLC and other parties affiliated with Seven Arts Pictures Plc.*
10.11	Stock Sale Agreement, dated October 2008, between Seven Arts Pictures Plc, Smith & Williamson Trustees (Jersey) Limited and Armadillo Investments Ltd.*
10.12	Convertible Loan Agreement, dated October 15, 2008, between Seven Arts Pictures Plc and Trafalgar Capital Specialized Investment*
10.13	Bridging Loan Agreement, dated January 31, 2008, between Seven Arts Pictures Plc and Trafalgar Capital Specialized Investment*

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10.14	Guarantee and Debenture, dated January 31, 2008, from Seven Arts Pictures Plc and Seven Arts Filmed Entertainment Limited to Trafalgar Capital Specialized Investment*
10.15	Intercompany Agreement, dated November 1, 2004, between Seven Arts Pictures Plc and Seven Arts Pictures, Inc.*
10.16	Letter Agreement, dated September 2, 2004, Regarding the Intercompany Agreement between Seven Arts Pictures Plc and Seven Arts Filmed Entertainment Limited*
10.17	Distribution Agreement, between Seven Arts Filmed Entertainment Limited and Seven Arts Louisiana LLC*
10.18	RESERVED
10.19	RESERVED
10.20	RESERVED
10.21	Loan Agreement, dated December 17, 2007, between Palm Finance Corporation and Gone to Hell Limited*
10.22	Loan Agreement, dated May 7, 2007 among Palm Finance Corporation and affiliates of Seven Arts Pictures Plc*
10.23	Intercompany Agreement between Seven Arts Pictures Inc. and Seven Arts Entertainment Inc.*
10.24	RESERVED
10.25	RESERVED
10.26	RESERVED
10.27	RESERVED
10.28	RESERVED
10.29	RESERVED
10.30	RESERVED
10.31	Stock Incentive Plan (filed as exhibit 10.1 to the registration statement on Form S-8 filed February 1, 2012 and incorporated herein by reference)
10.32	Security Purchase Agreement between SAE and |JMJ Financial dated June 27, 2012
10.32.1	Secured promissory note dated June 27, 2012 (filed herewith)
10.32.2	Security agreement dated June 27, 2012 between SAE and JMJ Financial (filed herewith)
10.32.3	Common Stock Purchase Warrant dated June 27, 2012 (filed herewith)
10.32.4	Personal Guaranty and Recourse Agreement dated June 27, 2012 (filed herewith)
10.32.5	Representations and Warranties agreement dated June 27, 2012 (filed herewith)
10.32.6	Additional Default Provisions
10.33	Record Manufacturing and Distribution Agreement
10.34	Forbearance and Workout Agreement Number 6
10.35	Recording Agreement between Seven Arts Entertainment and BonesBone Thugs-N-Harmony
10.36	Recording Agreement between Seven Arts Entertainment and DMX
10.37	Loan Agreement between New Moon Pictures, LLC and Seven Arts Filmed Entertainment Louisiana LLC, dated August 15, 2009
21.1	List of Subsidiaries (filed herewith)
23.1	Consent of The Hall Group CPA’s (filed herewith)
23.2	Consent of Baker & Hostetler LLP (included in exhibit 5.1)**
24.1	Powers of Attorney (included on the signature page to this Registration Statement)

———————

*	Filed as an exhibit to Amendment No. 4 to Registration Statement on Form F-1 on September 27, 2010 and incorporated herein by reference..
**	To be filed at a future date.

b. Financial Statement Schedules

None.

ITEM 17. UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

69

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for purposes of determining liability under the Securities Act to any purchaser:

(i)           If the registrant is relying on Rule 430B:

(A)           Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

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(ii)          Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)         The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)         Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on November 12, 2013.

SEVEN ARTS ENTERTAINMENT INC.

By:	/s/ Kate Hoffman
Kate Hoffman
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Peter Hoffman as his or her true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution for him or her and in his or her name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the Registrant any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement relating to the offering hereunder pursuant to Rule 462 under the Securities Act of 1933 and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Hubert Gibbs	Chairman	November 12, 2013
Hubert Gibbs

/s/ Katrin Hoffman	Chief Executive Officer, Director and
Katrin Hoffman	Authorized Representative in the United States (Principal Executive Officer)	November 12, 2013

/s/Candace Wernick	Chief Financial Officer	November 12, 2013
Candace Wernick	(Principal Financial and Accounting Officer)

/s/ Elaine New	Director	November 12, 2013
Elaine New

/s/ Anthony Hickox	Director	November 12, 2013
Anthony Hickox

/s/ David Furth	Director	November 12, 2013
David Furth

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CONSOLIDATED FINANCIAL STATEMENTS JUNE 30, 2013 and 2012

TABLE OF CONTENTS

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets as of June 30, 2013 and 2012	F-3

Consolidated Statements of Operations for the Years Ended June 30, 2013 and 2012	F-4

Consolidated Statements of Cash Flows for the Years Ended June 30, 2013 and 2012	F-6

Consolidated Statement of Changes in Stockholders’ Equity for the Years Ended June 30, 2013 and 2012	F-5

Notes to the Consolidated Financial Statements	F-7 to F-44

F- 1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Management of Seven Arts Entertainment, Inc. (formerly Seven Arts Pictures, Plc.)

We have audited the accompanying consolidated balance sheets of Seven Arts Entertainment, Inc. (formerly Seven Arts Pictures, Plc.) as of June 30, 2013 and 2012, and the related consolidated statements of operations and comprehensive income, cash flows and stockholders’ equity for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

We were not engaged to examine management’s assertion about the effectiveness of Seven Arts Entertainment, Inc.’s internal control over financial reporting as of June 30, 2013 and 2012 and, accordingly, we do not express an opinion thereon.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

As discussed in Note 15 to the financial statements, the June 30, 2012 financial statements have been restated to correct a misstatement. Our opinion is not modified with respect to this matter.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Seven Arts Entertainment, Inc. (formerly Seven Arts Pictures, Plc.) as of June 30, 2013 and 2012, and the results of its operations, comprehensive income and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ The Hall Group, CPAs
The Hall Group, CPAs
Dallas, Texas

October 15, 2013

F- 2

Seven Arts Entertainment, Inc.

(Formerly Seven Arts Pictures, Plc)

Consolidated Balance Sheets

	June 30, 2013	June 30, 2012
		(Restated)

ASSETS

Cash and cash equivalents	$4,884	$120,658
Accounts receivable, net of allowance for doubtful accounts of $40,000 and $171,062	110,043	192,035
Due from related parties	205,787	2,116,538
Fee income receivable from related parties, net of allowance for doubtful accounts of $1,190,000	2,055,000	3,235,000
Other receivables and prepayments	455,019	849,845
Total Current Assets	2,830,732	6,514,076

Film costs, less accumulated amortization of $13,877,172 and $11,832,900	8,368,686	14,612,609

Music assets, less amortization of $408,205 and $0	296,795	4,289,158

Building Improvements, less amortization of $165,526 and $0	4,102,525	4,551,270
Property & Equipment	7,458	16,137
TOTAL ASSETS	$15,606,196	$29,983,250

LIABILITIES AND SHAREHOLDERS' EQUITY

Accounts payable	1,824,141	1,152,977
Accrued liabilities	2,486,514	2,758,844
Due to related parties	1,681,701	1,712,134
Shares to be issued	-	200,000
Participation and residuals	96,819	114,215
Convertible debt	4,073,901	4,162,460
Mortgage and construction loans	3,743,286	3,001,271
Film & production loans	7,814,412	6,124,428
Deferred income	954,265	849,080
Total Current Liabilities	22,675,039	20,075,409

Provision for earn-out	-	50,000

TOTAL LIABILITIES	$22,675,039	$20,125,409

STOCKHOLDERS' EQUITY
Convertible redeemable Series A preferred stock at $10 stated value, 125,125 and 125,125 authorized and outstanding	1,251,250	1,251,250
Convertible redeemable Series B preferred stock at $100 stated value, 200,000 authorized, 43,850 and 181,850 outstanding	5,525,458	9,163,636
Convertible redeemable Series B shares held in escrow	-	(3,163,636)
Common stock; $0.01 par value; 249,000,000 authorized, 2,316,165 and 1,740 issued and outstanding	2,578,521	17,399
Additional paid in capital	22,072,882	18,214,831
Shares held as collateral	(455,246)	-
Other Comprehensive income	(13,555)	(13,555)
Accumulated deficit	(38,154,995)	(15,612,085)
Warrants to be distributed	480,371	-
Total Seven Arts Entertainment Inc. equity(deficit)	(6,715,314)	9,857,840
Non-controlling interest	353,530	-
Total Shareholders' equity(deficit)	(7,068,843)	9,857,840
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$15,606,196	$29,983,250

The accompanying notes are an integral part of these consolidated financial statements.

F- 3

Seven Arts Entertainment, Inc.

(Formerly Seven Arts Pictures, Plc)

Consolidated Statements of Operations and Comprehensive Loss

	Year Ended
	June 30,
	2013	2012
		Restated

Revenue:
Film revenue	$841,956	$823,006
Music revenue	574,435	-
Fee Income Revenue – related party	-	3,235,000
Post production revenue	106,417	-
Total revenue	1,522,808	4,058,006

Amortization of film costs and music assets	2,452,477	3,996,576
Impairment of film costs and music assets	6,772,376	9,494,247
Other cost of revenue	359,313	899,065
Development Costs abandoned	2,837,545	-
Cost of revenue	12,421,711	14,389,888
Gross loss	(10,898,903)	(10,331,882)

General and administrative expenses	3,706,774	2,251,139
Bad debt expense	3,582,919	307,481
Total operating expenses	7,289,693	2,558,620
Loss from operations	(18,188,596)	(12,890,502)

Other income	-	4,489,721
Interest expense	(4,227,472)	(2,752,682)
Total non-operating income (expense)	(4,227,472)	1,737,039
Loss before taxes	(22,416,068)	(11,153,463)

Net loss	(22,416,068)	(11,153,463)

Less: Net loss attributable to non-controlling interests	(353,530)	-

Net loss attributable to Seven Arts Entertainment, Inc.	$(22,062,538)	$(11,153,463)

Comprehensive loss:
Net loss	(22,416,068)	(11,153,463)
Other Comprehensive income/loss	-	(13,555)
Comprehensive loss	(22,416,068)	(11,167,018)

Less: Comprehensive loss attributable to non-controlling interests	(353,530)	-

Comprehensive loss attributable to Seven Arts Entertainment, Inc.	$(22,062,538)	$(11,167,018)

Weighted average shares of common stock outstanding:
Basic	169,352	22,652
	169,352	22,652
Diluted

Basic profit/ (loss) per share	$130.28	$492.98
Diluted profit/ (loss) per share	$130.28	$492.98

The accompanying notes are an integral part of these consolidated financial statements

F- 4

Seven Arts Entertainment , Inc.

Statement of Stockholders' Equity

							Convertible Preferred											Retained
	Preferred		Preferred		Preferred		Common		Deferred		Deferred			Non Redeemable		Shares held as		Earnings/	Other	Non-	Stockholders'
	Stock Class A		Stock Class B		Stock Class B		Stock		Stock 2		Stock 1		Additional	Convertible Loans		Collateral	Warrants to be	Accumulated	Comprehensive	Controlling	Equity
	Shares	Amount	Shares	Amount	In Escrow		Shares	Amount	Shares	Amount	Shares	Amount	Paid-In Capital	Shares	Amount	Amount	Distributed	Deficit	loss	Interest	Total

Balance at 30 June 2011	-	$-	-	$-			132,157	$1,121,208	2,268,120	$3,876,745	13,184,000	$11,636,594	$9,880,781	1,750,000	$3,432,450	$-		$-19,952,188	$-2,037,337		$7,958,253

Impact of Asset Transfer Agreement							(132,157)	(1,121,208)	(2,268,120)	(3,876,745)	(13,184,000)	(11,636,594)	(9,880,781)	(1,750,000)	(3,432,450)			19,952,188	2,037,337		(7,958,253)

One for one share issue on transfer of assets from Seven Arts Pictures Plc							93	925					(925)								0
Transfer of Seven Arts Pictures Plc (PLC) assets and liabilities to Seven Arts Entertainment, Inc.													8,406,849								8,406,849
Shares issued to Seven Arts Pictures Plc to cover remaining liabilities							29	286					(286)								-
Common stock issued for cash							22	218					499,792								500,010
Common stock issued for consultancy fees							75	751					639,776								640,527
Common stock issued in exchange for debt							1,269	12,686					6,561,179								6,573,865
Common stock issued on convertible notes							253	2,533					2,585,887								2,588,420
Issued Series A preference stock at $10 par value	125,125	1,251,250																			1,251,250
Issued Series B preference stock at $100 par value			181,850	4,762,952																	4,762,952
Series B preference shares held in escrow					(120,000)	(3,163,636)															(3,163,636)
Options issued for wages and benefits													173,797								173,797
Foreign currency translation adjustments																			(13,555)		(13,555)
Net loss																		(8,271,186)			(8,271,186)

Balance at 30 June 2012	125,125	1,251,250	181,850	4,762,952	(120,000)	(3,163,636)	1,740	17,399	-	-	-	-	18,866,069	-	-	-		(8,271,186)	(13,555)		13,449,293
Restatement for PS Series B revaluation (Note 15)				4,400,684																	4,400,684
Restatement for impairment of music assets (Note 15)																		(3,035,000)			(3,035,000)
Restatement for reversal of Relatd Party fee income (Note 15)																		(7,540,898)			(7,540,898)
Restatement for adjusted Related Party fee income recognized (Note 15)																		3,235,000			3,235,000
Adjustment for 25 million shares pledged in relation to debt - Note 15													(651,229)								(651,229)

As restated (Note 15)	125,125	1,251,250	181,850	9,163,636	(120,000)	(3,163,636)	1,740	17,399	-	-	-	-	18,214,840	-	-	-		(15,612,084)	(13,555)		9,857,850

Common shares issued in connection with debt agreement							86	857					179,143			(180,000)					-

Common Stock Issued to CEO in connection with debt agreement							7,000	70,000					(70,000)								-

Sales of Common Stock for Cash							9	86			-	-	299,914								300,000

Stock warrant dividend declared																	480,371	(480,371)			-

Preferred stock converted to Common Stock			(38,000)	(1,001,819)			3,455	34,545					967,274								-

Preferred stock cancelled in connection with settlements			(100,000)	(2,636,363)	100,000	2,636,363															-

Escrowed Series B PS released					20,000	527,273															527,273

Common Stock Issued upon conversion of convertible debt							2,023,140	2,072,046					1,301,088								3,373,134

Common Stock Issued for Services							264,522	221,442					1,067,523								1,288,965

Common Stock held as collatoral for legal settlement							16,215	162,146					113,100			(275,246)					-

Net loss																		(22,062,539)		(353,530)	(22,416,068)

	125,125	$1,251,250	43,850	$5,525,454	-	(0)	2,316,165	$2,578,521	-	-	-	-	$22,072,882	-	-	$(455,246)	$480,371	$(38,154,995)	$(13,555)	$(353,530)	$(7,068,843)

The accompanying notes are an integral part of these consolidated financial statements

F- 5

Seven Arts Entertainment Inc.

(Formerly Seven Arts Pictures, Plc.)

Consolidated Statements of Cash Flows

	June 30, 2013	June 30, 2012
		(Restated)

CASH FLOWS FROM OPERATING ACTIVITIES:

Net Loss	$(22,416,067)	$(11,167,019)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	8,679	8,403
Amortization of Film Costs and Music Assets	2,452,477	3,996,574
Impairment of Film Costs	2,054,171	6,459,248
Impairment of Music costs	4,718,205	3,035,000
Amortization of Leasehold improvements	164,811	-
Common Stock Issued for Services	1,288,974	640,527
Stock Option Expense	-	173,797
Bad debt	3,538,580	-
Development costs abandoned	3,196,858	-
Forgiveness of Debt and Interest	-	(4,489,721)

(Increase) Decrease in Accounts Receivable	359	239,856
Decrease in Due from Related Parties	42,204	609,436
Increase in Fee Income Receivable from Related Party	-	(3,235,000)
(Increase)Decrease in Other Receivables and Prepayments	(13,573)	771,050
(Increase) in Film Costs	(1,051,378)	(1,934,871)
(Increase) in Music Assets	(606,770)	(1,324,158)
Increase (Decrease) in Accounts Payable	1,546,377	(1,417,293)
Increase(Decrease) in Accrued Liabilities	460.274	186,957
Increase in Due to Related Parties	(30,433)	1,060,905
Increase in Accrued Interest included in notes payable	4,043,129	2,939,546
Increase in Deferred Income	105,185	441,317
(Decrease) in VAT Payable	-	(1,477,584)
Increase (Decrease) in Provision for Earn Out	(50,000)	50,000

Net Cash Used in Operating Activities	(547,939)	56,669

CASH FLOWS PROVIDED BY (USED FOR) INVESTING ACTIVITIES :

Building Improvements	(466,066)	(4,551,270)

Net Cash Used in Investing Activities	(466,066)	(4,551,270)

Proceeds from Borrowings	1,838,163	3,991,047
Cash Payments on Debt	(1,239,931)	(1,313,337)
Issuance of Preferred Stock for Cash	-	1,251,250
Issuance of Common Stock for Cash	300,000	500,000
Net increase in Equity from Asset Transfer	-	177,484

Net Cash Provided by (Used for) Financing Activities	898,232	4,606,444
NET INCREASE (DECREASE) IN CASH	(115,774)	111,873
CASH AT BEGINNING OF PERIOD	120,658	8,785
CASH AT END OF PERIOD	$4,884	$120,658

Supplemental disclosure of Non-cash Investing and Financing activities:
Assumption of Debt	$-	$3,001,270
Shares of common stock issued for services	$1,288,945	$640,527
Shares of common stock issued in exchange for accounts payable	$875,214	$-
Shares of common stock issued as collateral	$455,246	$-
Shares of common stock pledged in connection with debt	$70,000	$-
Shares of common stock issued in payment of debt and interest	$3,373,134	$9,163,636
Conversion of Preferred Shares Series B to common stock	$1,001,819	$-

The accompanying notes are an integral part of these consolidated financial statements.

F- 6

Seven Arts Entertainment, Inc.
(Formerly Seven Arts Pictures, Plc.)

Notes to Consolidated Financial Statements

June 30, 2013 and 2012

NOTE 1 – NATURE OF ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Activities, History and Organization:

Seven Arts Entertainment, Inc. (herein referred to as “the Company”, “Seven Arts” or “SAE,”), a Nevada Corporation, is the continuation of the business of Seven Arts Pictures Plc. (“PLC”), which was founded in 2002 as an independent motion picture production and distribution company engaged in the development, acquisition, financing, production, and licensing of theatrical motion pictures for exhibition in domestic (i.e., the United States and Canada) and foreign theatrical markets, and for subsequent worldwide release in other forms of media, including home video and pay and free television. The Company currently owns interests in 33 completed motion pictures, subject in certain instances to the prior financial interests of other parties. As discussed herein, in late February 2012, the Company formed Seven Arts Music, Inc. (“SAM”) and acquired 52 completed sound recordings of the recording artist DMX from David Michery (“Michery”) with the rights to additional albums and acquired 100% of the stock of Big Jake Music (“BJM”). As a result, the Company is also in the business of producing and distributing recorded music. On June 30, 2012 Seven Arts Filmed Entertainment LLC (“SAFELA”) was transferred to the Company. SAFELA, which is now 60% owned by the Company, has a 30 year lease to operate a film production and post-production facility at 807 Esplanade in New Orleans, Louisiana. The post production facility commenced operations on August 12, 2012. On Aug 14, 2012 Seven Arts Filmed Entertainment Louisiana LLC ("SAFELA"), commenced operation of Seven Arts Post at the Company’s production facility located at 807 Esplanade Ave., New Orleans, Louisiana.

On June 11, 2010, SAE, was formed and became a wholly owned subsidiary of PLC. As of June 11, 2010, the Company entered into an Asset Transfer Agreement, as amended on January 27, 2011 and again on August 31, 2011, to transfer certain assets with a cost basis from PLC to SAE, in exchange for assumption by SAE of certain indebtedness and for one share of common stock of SAE for each ordinary share of PLC which have been distributed to shareholders. Additionally, 29 shares (2,000,000 shares as adjusted for reverse stock splits discussed herein) of SAE were issued to PLC in order to satisfy any remaining obligations. This transfer was approved by the PLC shareholders at an Extraordinary General Meeting on June 11, 2010. The purpose of this transfer was to eliminate our status as a foreign private issuer and to assume compliance with all obligations of a domestic issuer under all applicable state and Federal securities laws. Our intention in executing this transaction was to redomicile our business with no change in the economic interests of our shareholders. Subsequent to the transfer SAE became is a United States issuer and commenced regular quarterly reporting from the first quarter ended September 30, 2011.

On August 31, 2011, NASDAQ approved the substitution of one share of SAE, Inc. stock for the Company's NASDAQ listing, effective at the opening of trading on September 1, 2011. On that date, each of the Company's ordinary shares were exchanged for one share of common stock of SAE, and commenced trading on NASDAQ as the successor to the Company's NASDAQ listing. This transaction was approved by the Company’s shareholders at the Company’s Extraordinary General Meeting on June 11, 2010.

F- 7

On November 8, 2011, the Company's listing predecessor, PLC, was placed into involuntary creditors’ liquidation under English law (See Note 13 – Commitments and Contingencies). Certain indebtedness of PLC remained with PLC and will be subject to administration or payment in those administration proceedings. In accordance with the asset transfer agreement, PLC has been issued 571 shares of common stock of SAE in order to satisfy these obligations.

On February 23, 2012, the Company formed Seven Arts Music, Inc. (“SAM”) and acquired 52 completed sound recordings of the recording artist DMX from David Michery (“Mr. Michery”) with the rights to additional albums and acquired 100% of the stock of Big Jake Music (“BJM”). As a result, the Company is also in the business of producing and distributing recorded music.

In connection with the acquisition of the music assets of Michery, the Company issued 100 ,000 shares of our Series B convertible preferred stock, par value $100 convertible at approximately $1.10 per share) to Michery and his assigns . 50,000 shares of the Company’s Series B convertible preferred stock were held in escrow and to be released to Michery and his assigns only if two DMX albums and two Bone Thugs-N-Harmony albums generate an aggregate of net earnings before interest and taxes of $5,000,000 during the next five fiscal years

During the quarter ended December 31, 2012, Mr. Michery converted and sold 38,000 of the 50,000 shares of Series B that he and his assigns held. The Company and Mr. Michery have agreed the remaining 50,000 shares of Series B in escrow will be disposed of by release of 20,000 shares of the Series B convertible preferred stock to Mr. Michery in full satisfaction of any claims he may have against the Company and the balance of the 30,000 shares of Series B will be cancelled. The release of the 20,000 shares has been recognized as services in the accompanying financial statements. As of June 30, 2013, Mr. Michery or his assigns hold 32,000 shares of Series B convertible preferred stock.

In connection with the acquisition of the stock of BJM, the Company issued 80 ,000 shares of the Company’s Series B convertible preferred stock, par value $100 convertible at approximately $1.10 per share) to Jake Shapiro and his assigns with 70,000 of these shares held in escrow to be released to Shapiro and his assigns only if certain specific terms are met : 40,000 shares were subject to proving valuation and usage of certain advertising credits and 30,000 shares were subject to an earnout over a two year period.

The Company entered into a settlement agreement with Mr. Shapiro on February 27, 2013 and all shares of Series B preferred stock held in escrow for him and persons associated with him have been cancelled, with Mr. Shapiro and his assigns still holding 10,000 shares of Series B convertible preferred stock as of March 31, 2013. The name and the website of Big Jake Music were also reassigned to Mr. Shapiro as part of the settlement agreement.

Seven Arts Pictures Louisiana LLC, (“SAPLA”), a related party of the Company, entered into a Credit Agreement with Advantage Capital Community Development Fund LLC dated October 11, 2007, for the acquisition and improvement of the production and post-production facility located at 807 Esplanade Avenue in New Orleans, Louisiana (“807 Esplanade”) for aggregate principal advances of up to $3,700,000. This agreement was guaranteed by the Company’s predecessor. Approximately $3,700,000 plus interest has been drawn under the terms of this Credit Agreement, as of June 30, 2012. The Company has now assumed the liability for $1,000,000 of this amount plus a contingent sum of $750,000 (contingent on receipt of at least $5,000,000 in cash proceeds from the tax credits to be earned by SAPLA) due to an agreement with the now mortgagor Palm Finance. A construction loan of $1,850,000 previously guaranteed by the Company has now also been assumed by the Company. ,The Company through SAFELA, has a 30 year lease on the property 807 Esplanade to operate a film production and post-production facility.

On January 1, 2012, Seven Arts Film Entertainment Limited (“SAFE”) sold all of its film assets to SAE for assumption of indebtedness. SAFE ceased operations on May 31, 2013 on closing of its office in London, England. The Company plans to file for creditors voluntary liquidation of SAFE in England. The asset transfer agreement had no impact on the Company’s consolidated financial statements.

F- 8

Capital Structure:

SAE’s authorized capital is 250,000,000 shares of capital stock. SAE has authorized the following classes of stock:

249,000,000 of common stock, $.01 par value per share. As of June 30, 2013, there are 2,316,165 shares of common stock outstanding . Each outstanding share of common stock entitles the holder thereof to one vote per share on matters submitted to a vote of stockholders.

125,125 shares of Series A Preferred Stock with a $10.00 stated value per share. All of such authorized shares were issued to one shareholder in November 2011. These shares have a conversion price to common stock of $10.50 per share.

200,000 shares Series B Preferred Stock with a $100.00 stated value per share. As of June 30, 2013, there are 43,580 shares outstanding. The per share conversion price for the Series B Preferred Stock is $1.10 per share.

On September 14, 2012 the Company’s common stock began trading on the OTC Market’s OTCQB marketplace. The Company’s common shares trade under the Company’s symbol “SAPX.” The Company is applying to trade on the highest OTC marketplace, OTCQX, but is trading on the OTCQB tier until the Company is eligible to trade on the OTCQX.

Trading of the Company’s common stock on The NASDAQ Capital Market was suspended at the opening of business on September 14, 2012, due to the fact that the Company did not meet the $1 minimum bid price stock listing requirement of NASDAQ for ten trading days prior to September 20, 2012, the expiration date on the Company’s six-month extension to meet this listing requirement.

On September 14, 2012, the Company’s common stock began trading on the OTC Market’s OTCQB marketplace. The Company’s common stock is quoted under the symbol “SAPX.” The Company is applying to trade on the highest OTC marketplace, OTCQX, but is quoted on the OTCQB tier until the Company is eligible to be quoted on the OTCQX.

On January 28, 2013, at a shareholders’ meeting, an increase in the number of authorized shares of the Company’s shares to 250,000,000 was approved, with 1,000,000 designated for preferred shares, and 249,000,000 as common shares.

The Board of Directors was also authorized to increase the number of shares of the Company’s common stock issuable in the Company’s 2012 Stock Incentive Plan from 71,429 to

15,000,000.

Seven Arts also, subject to appropriate and required regulatory filings and approvals, declared a warrant dividend to those persons beneficially owning its common stock as of the close of the markets on August 31, 2012. For every ten pre-reverse split shares of common stock held as of such date and time, the holders thereof are entitled to receive one warrant as a dividend. Until its expiration date, each warrant, once distributed following such approvals, will be exercisable for the purchase of one share of the Company's post-reverse split common stock at a price equivalent to today's post-reverse split closing bid price. The warrants will expire on the earlier of (i) the date that the holder disposes of the common stock in respect of which the warrant dividend was declared, if such disposition occurs on or before the close of the markets on October 31, 2012, or (ii) 5:00 p.m., PST, on June 30, 2014. Seven Arts does not expect that a secondary market will develop for such warrants.

Reverse Stock-Splits:

On October 31, 2013, May 2, 2013 and August 31, 2012 , the Company effected one-for-twenty, one-for-fifty and one-for-seventy reverse stock splits, respectively, collectively referred to as the Stock Splits. Unless otherwise noted, all impacted amounts included in the consolidated financial statements and notes thereto have been retroactively adjusted for the Stock Splits. Unless otherwise noted, impacted amounts include shares of common stock authorized and outstanding, share issuances and cancellations, shares underlying preferred stock, convertible notes, warrants and stock options, shares reserved, conversion prices of convertible securities, exercise prices of warrants and options, and loss per share.

F- 9

Audited Financial Statements:

The accompanying audited consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission. These financial statements are audited and, in the opinion of management, include all adjustments necessary to present fairly the balance sheet, statement of operations, statement of stockholders’ equity and statement of cash flows for the periods presented in accordance with accounting principles generally accepted in the United States.

Basis of Presentation:

The accompanying consolidated financial statements include the accounts of Seven Arts Entertainment, Inc. (“SAE”), and its subsidiaries:

Seven Arts Filmed Entertainment, Limited (“SAFE, Ltd.”) (100% owned)

Seven Arts Music, Inc. (“SAM”) (100% owned) and

Big Jake Music, Inc. (“BJM”) (100% owned)

Seven Arts Filmed Entertainment Louisiana LLC (“SAFELA”) (As of June 30, 2012) (60% owned by SAE, 40% owned by Palm Finance)

The Company consolidates its subsidiaries in accordance with Accounting Standards Codification (“ASC”) 810, “ Business Combinations” , and specifically ASC 810-10-15-8 which states, "The usual condition for a controlling financial interest is ownership of a majority voting interest, and, therefore, as a general rule, ownership by one reporting entity, directly or indirectly, or over 50% of the outstanding voting shares of another entity is a condition pointing toward consolidation." The Company does not have any variable interest or special purpose entities. The Company presents Palm Finance’s 40% share of SAFELA’s profit or loss as a noncontrolling interest.

The Company prepares its financial statements on the accrual basis of accounting and in accordance with Generally Accepted Accounting Principles of the United States of America (“US GAAP”). All material intercompany balances and transactions are eliminated. Management believes that all adjustments necessary for a fair presentation of the results of the years ended June 30, 2032 and 2012 have been made.

F- 10

Going Concern

The accompanying consolidated financial statements are prepared under a going concern basis in accordance with US generally accepted accounting principles (“GAAP”) which contemplates the realization of assets and discharge of liabilities and commitments in the normal course of business. For the year ended June 30, 2013, the Company recorded a loss from operations of $18,188,596, and utilized cash in operations of $547,938. As of June 30, 2013, the Company had a working capital deficit of approximately $19,844,000.

These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to return to profitability or to develop additional sources of financing or capital. The Company’s financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Historically, the Company’s main source of cash was through the exploitation of its films, sales of equity and debt financing. However, the Company has not released or distributed a new film since July 2012. The Company’s next film, Schism, is expected to be released in March, 2014, and the Company also intends to release the next DMX album in early 2014 and the Thugs Bones N Harmony album in December 2013. Additionally, management has begun to implement cost reductions including reducing the size of its’ staff and size of its UK office and expects to be able to continue to obtain additional financing. No assurance can be given that the financing will be available or, if available, that it will be on terms that are satisfactory to the Company.

Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. The most significant estimates made by management in the preparation of the financial statements relate to ultimate revenue and costs of its films which are used in the amortization and impairment of film costs, estimates for allowances and income taxes. Accordingly, actual results could differ from those estimates.

Emerging Growth Company Critical Accounting Policy Disclosure:

The JOBS Act contains provisions that relax certain requirements for "emerging growth companies" for which we qualify. For as long as we are an emerging growth company, which may be for up to five years after the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act. , unlike other public companies, we will not be required to: (i) comply with any new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies under Section 102 (b)(1) of the JOBS Act; (ii) provide an auditor's attestation report on management's assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act; (iii) comply with any new requirements adopted by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor's report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer; or (iv) comply with any new audit rules adopted by the PCAOB after April 5, 2012 unless the SEC determines otherwise.

Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards that have different effective dates for public and private companies until such time as those standards apply to private companies. We currently intend to take advantage of such extended transition period. Since we are not required to comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies, our financial statements may not be comparable to the financial statements of companies that comply with public company effective dates.

F- 11

Significant Accounting Policies:

The Company’s management selects accounting principles generally accepted in the United States of America and adopts methods for their application. The application of accounting principles requires the estimating, matching and timing of revenue and expense. It is also necessary for management to determine, measure and allocate resources and obligations within the financial process according to those principles. The accounting policies used conform to generally accepted accounting principles which have been consistently applied in the preparation of these financial statements.

Revenue Recognition:

FILMS

The Company recognizes revenue from the sale (minimum guarantee or non-refundable advances) or licensing arrangement (royalty agreements) of a film in accordance with ASC 605-15 “

Revenue Recognition”. Revenue will be recognized only when all of the following criteria have been met:

a)	Persuasive evidence of a sale or licensing arrangement with a customer exists.
b)	The film is complete and, in accordance with the terms of the arrangement, has been delivered or is available for immediate and unconditional delivery. (i.e. the “notice of delivery” (“NOD”) has been sent and there is a master negative available for the customer).
c)	The license period of the arrangement has begun and the customer can begin its exploitation, exhibition, or sale. d) The arrangement fee is fixed or determinable.
e)	Collection of the arrangement fee is reasonably assured.

A written agreement with clients (purchase order, letter, contract, etc.), indicating the film name, territory and period is required for the recognition of revenue. Revenue is recognized when the performance criteria in the contracts have been met. The customer generally confirms agreement by their signature on the contract.

Minimum guarantee revenue (i.e., non-refundable advances) is recognized as and when the film is available for delivery to the respective territories. Cash deposits received on the signing of the contracts are recorded as deferred revenue until the film is available for delivery (as described above) at which point the deferred revenue is recognized as revenue. The Company does not recognize any revenues relating to minimum guarantee on any motion picture or related amortization expense on that picture until United States theatrical release if it has agreed with the licensees that delivery or payment of minimum guarantee will be delayed for any material period of time to permit such a theatrical release.

Royalty revenue, which equates to an agreed share of gross receipts of films, is recognized as income as and when the Company is notified of the amounts by the customers through their royalty reports. Revenue is recorded net of any sales or value added taxes charged to customers.

MUSIC

Revenue, which equates to an agreed share of gross receipts, is recognized as income when the Company is notified of the amounts by the distribution agent through their distribution reports. Revenue is recorded:

a)	net of any sales or value added taxes charged to customers
b)	net of discounts agreed with customers
c)	net of returns provision agreed with the distributor and
d)	grossed up for the distribution fee charged by the distribution agent.

F- 12

Revenue from digital distribution will be reported by the various digital platforms such as iTunes in their periodic reports and posted as received.

FILM TAX CREDITS

Many countries make tax credits available to encourage film production in the territory. Seven Arts benefits from tax credits in:

a)	The UK and several other European territories for their European productions
b)	Canada for their Canadian productions
c)	Louisiana for their US productions
d)	Tax preferred financing deals

These tax credits may be treated as a reduction in the capitalized costs of the film assets they are financing or as producer fees to us if the tax credits are earned and owned by a company in the Group and paid to us as overhead or producer fees.

Fee Income Receivable from Related Party

Revenue in the form of fee income is due to the Company from a related party, SAPLA (owned by the wife of Peter Hoffman, the Company’s former CEO) for developer, advisory and financial services provided by the Company as concerns infrastructure and historic rehabilitation tax credits earned by SAPLA. In accordance with an intercompany agreement between SAE and SAPLA, the cash proceeds from the disposition of the tax credits earned by SAPLA are due to SAE. The Company has recognized the fair value of the services as revenue with any excess received as a capital contribution by the related party.

Foreign Currency Transactions and Comprehensive Income:

The Company’s functional currency, as well as that of all the Company’s subsidiaries, is the US Dollar. The functional currency of the Company’s predecessor, was the Pound Sterling (“GPB”), and some transactions which are generated in the United Kingdom are denominated in GBP.

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Assets and liabilities generated in a currency other than the functional currency are translated at exchange rates as of the balance sheet date. Revenues and expenses are translated at average rates in effect for the periods presented. The cumulative translation adjustment is included in the accumulated other comprehensive gain (loss) within shareholders’ equity. Foreign currency transaction gains and losses arising from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the consolidated results of operations. The Company no longer has any operations generated in a currency other than the functional currency and therefore there is no resulting other comprehensive income/loss.

The Company records transaction gains and losses in the consolidated statements of operations related to the recurring measurement and settlement of such transactions.

To date, the Company has not hedged any transactional currency exposure but will keep such exposures under review and where appropriate may enter into such transactions in future.

Income Taxes:

The Company has adopted ASC 740-10 “Income Taxes”, which requires the use of the liability method in the computation of income tax expense and the current and deferred income taxes payable.

Cash and Cash Equivalents:

Cash and cash equivalents includes cash in banks with original maturities of three months or less and are stated at cost which approximates market value, which in the opinion of management, are subject to an insignificant risk of loss in value. The cash and cash equivalents of the Company consisted of cash balances held on deposit with banks, including various accounts denominated in US Dollars, Pounds Sterling and Euros.

Accounts Receivable:

Accounts Receivable are carried at their face amount, less an allowance for doubtful accounts. On a periodic basis, the Company evaluates accounts receivable and establishes an allowance for doubtful accounts based on a combination of specific customer circumstances and credit conditions, and on a history of write offs and collections. The Company’s policy is generally not to charge interest on trade receivables after the invoice becomes past due. A receivable is considered past due if payments have not been received within agreed upon invoice terms. Write offs are recorded at a time when a customer receivable is deemed uncollectible. The Company’s allowance for doubtful accounts was $40,000 and $171,062 at June 30, 2013 and June 30, 2012, respectively. Substantially all of the trade receivables in the consolidated financial statements are pledged as security for borrowings by the Company.

Due To/Due From Related Parties

In September 2004, the Company’s predecessor entered into an agreement with SAP under which SAP provided the services of Mr. Peter Hoffman for the amount of his contracted salary and the Los Angeles office and staff of SAP Inc. to the Company’s predecessor at cost. Pursuant to two inter Company agreements, SAP also from time-to-time owned limited liability companies in the United States which distributed the Company’s motion pictures for a fee, with all profits ensuing to the benefit of the Company. These companies also provided other services to the Company at no fee other than Mr. Hoffman’s salary and the direct third-party costs of SAP’s Los Angeles office, all of which were reflected in the Company’s financial statements. Portions of Mr. Hoffman’s salary have not been paid to him and have been reflected as Due To Related Party. As of June 30, 2013 and 2012, $1,665,762 and $1,698,578 (Restated), respectively, was owed to Mr. Hoffman for unpaid salary and unreimbursed expenses, as well as repayment of cash he advanced the Company or its predecessors.

These other services may include accounting services, audits of distribution statements, collection of accounts receivable, supervision of production of motion pictures and similar day-to-day aspects of the Company’s business. SAP assigned to the Company any proceeds arising from services performed by SAP on its behalf. SAP was granted the power and authority to enter into agreements on the Company’s behalf. These agreements were terminated from December 31, 2011.

SAP directly or through related various Louisiana limited liability companies have, from time-to-time, made non-interest bearing advances to the Company or its subsidiaries or have received advances back from the Company, and have paid expenses on each other’s behalf.

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Other Receivables and Prepayments:

The Company has entered into contracts for investor relations and consulting services to assist in future fundraising activities. A portion of these services were prepaid with shares of common stock that vested immediately and will be amortized over the period the services are to be provided. Additionally, the Company had approximately $200,000 in revenue to be received from digital platforms on the film, The Pool Boys, which has been earned but not received as of June 30, 2012. The Company also has prepaid some legal costs, which will be released when services are performed, or related transaction is completed. As of June 30, 2013 substantially all of the balance represents prepaid legal fees.

Film Costs:

Film costs include the unamortized costs of completed films which have been produced by the Company or for which the Company has acquired distribution rights, libraries acquired as part of acquisitions of companies and films in progress and in development. For films produced by the Company, capitalized costs include all direct production and financing costs, capitalized interest and production overhead.

Costs of acquiring and producing films are amortized using the individual-film-forecast method, whereby these costs are amortized and participations and residuals costs are accrued in the proportion that current year’s revenue bears to management’s estimate of ultimate revenue at the beginning of the current year expected to be recognized from the exploitation, exhibition or sale of the films. The majority of a film's costs (approximately 80% or more) are generally amortized within three years of the picture's initial release.

Ultimate revenue includes estimates over a period not to exceed ten years following the date of initial release. Film costs are stated at the lower of amortized cost or estimated fair value. Individual film costs are reviewed on a title-by-title basis, when an event or change in circumstances indicates that the fair value of a film is less than its unamortized cost. The fair value of the film is determined using management’s future revenue and cost estimates and a discounted cash flow approach. Impairment is recorded in the amount by which the unamortized costs exceed the estimated fair value of the film. Estimates of future revenue involve measurement uncertainty, and therefore it is possible that reductions in the carrying value of investment in films may be required as a consequence of changes in management’s future revenue estimates.

Films are included in the general “library” category when initial release dates are at least three years prior to the acquisition date.

Films in progress include the accumulated costs of productions which have not yet been completed. Films in development include costs of acquiring film rights to books, stage plays or original screenplays and costs to adapt such projects. Such costs are capitalized and, upon commencement of production, are transferred to production costs. Projects in development are written off at the earlier of the date they are determined not to be recoverable or when abandoned.

All Exploitation Costs (comprising of direct costs, including marketing, advertising, publicity, promotion, and other distribution expenses) incurred in connection with the distribution of a film ) are expensed as incurred in accordance with ASC 720- 926- 25-3 .

The Company begins to accrue participation costs after a film is released when it is probable that such costs will become payable. Participation costs are accrued using the individual-film- forecast method, which accrues participation costs in the same ratio that current period actual revenue bears to the estimated remaining unrecognized ultimate revenue as of the beginning of the current fiscal year.

Music Assets:

The initial material assets that were acquired comprise 52 completed sound recordings including two completed albums with “DMX”, up to two additional albums from “DMX” and up to five albums from “Bone Thugs-N-Harmony”.

Music assets include the unamortized costs of completed albums, singles and videos which have been produced by the Company or for which the Company has acquired distribution rights, libraries acquired as part of acquisitions and albums in progress and in development. For albums produced by the Company, capitalized costs include all direct production and financing costs, capitalized interest and production overhead.

Costs of acquiring and producing music assets will be amortized using the individual-album-forecast method, whereby these costs are amortized in the proportion that current year’s revenue bears to management’s estimate of ultimate revenue at the beginning of the current year expected to be recognized from the exploitation or sale of the music.

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Building Improvements:

On June 30, 2012, the Company acquired SAFELA, which was previously a related party company. SAFELA has a 30 year lease on 807 Esplanade, New Orleans, Louisiana, which was constructed as a production and post-production facility. The Company has since assumed the liability for $1,000,000 of these loans plus a contingent sum of $750,000 (contingent on receipt of the tax credit revenue of at least $5,000,000 in cash proceeds from the tax credits to be earned by SAPLA) due to an agreement with the now mortgagor Palm Finance. Additionally, a construction loan of $1,850,000 previously guaranteed by the Company has now been assumed by the Company for the property at 807 Esplanade. The Company did not receive any consideration or benefit when they assumed the mortgage and construction loans, and have looked to the authoritative guidance on guarantees as a analogy. As the guidance on financial guarantees does not address which account would be set up as an offsetting entry when the liability is recognized at the inception of the guarantee, the Company has determined to call this asset balance created upon assumption of the debt “Building Improvements related to indebtedness” The Building Improvements will be amortized in a manner similar to leasehold improvements, over the life of the lease (30 years).

The post production facility commenced operations on July 1, 2012.

Property & Equipment:

Equipment is carried at the cost of acquisition or construction and depreciated over the estimated useful lives of the assets. Costs associated with repair and maintenance are expensed as incurred. Costs associated with improvements which extend the life, increase the capacity or improve the efficiency of our property and equipment are capitalized and depreciated over the remaining life of the related asset. Gains and losses on dispositions of equipment are reflected in operations. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets, which are 3 to 5 years.

Impairment of Long Lived Assets:

The Company evaluates, on a periodic basis, long-lived assets to be held and used for impairment in accordance with the reporting requirements of ASC 360-10, “ Accounting for the Impairment or Disposal of Long-Lived Assets ”. The evaluation is based on certain impairment indicators, such as the nature of the assets, the future economic benefit of the assets, any historical or future profitability measurements, as well as other external market conditions or factors that may be present. If these impairment indicators are present or other factors exist that indicate that the carrying amount of the asset may not be recoverable, then an estimate of the discounted value of expected future operating cash flows is used to determine whether the asset is recoverable and the amount of any impairment is measured as the difference between the carrying amount of the asset and its estimated fair value. The fair value is estimated using valuation techniques such as market prices for similar assets or discounted future operating cash flows.

Deferred Income:

Any income received from customers before a film is delivered for release, (such as deposits on distribution contracts) is recorded as a liability called deferred income in case the film does not reach completion and the income has to be returned to customers.

Provision for earn-out for David Michery/Big Jake Music:

The Company’s Asset Purchase Agreement with David Michery provided for 50,000 of the Company’s $100 stated, Convertible Redeemable Series B Preferred Shares, be held in Escrow until the Net EBIT (as defined in the agreement) from distribution of the DMX Albums and two albums embodying the performance of Bone Thugs-n-Harmony exceeds $5,000,000, as confirmed by the Company’s independent auditor. At the end of five years, should the Net EBIT be less than $5,000,000, the shares will be released on a fractional basis, as defined in the agreement. As of the year ended June 30, 2012 the Company ha determined the estimated fair value of the earnout to be $0. The PS held in escrow were released or cancelled as of a settlement agreement with Mr. Michery in February 2013, described previously.

In connection with the acquisition of the stock of BJM, the Company issued 10,000 shares of the Company’s Series B convertible preferred stock, par value $100 convertible at approximately $1.10 per share) to Jake Shapiro and his assigns and agreed to issue an additional 70,000 shares of Series B convertible preferred stock to Shapiro and his assigns if certain specific terms were met; 40,000 shares were subject to proving valuation and usage of certain advertising credits and 30,000 shares were subject to an earnout over a two year period. The 70,000 shares were held in escrow, until their cancellation in relation to a settlement with BJM, in February 2013, described previously.

As of June 30, 2012, the Company had determined the fair value of the earnout with regard until the proving of the media credits to be $50,000, which the Board believed was the value of an equivalent public relations campaign.. Mr. Shapiro did have the right to seek an independent valuation. As the shares held in escrow against the valuation of the media credits were cancelled, as part of the settlement (Note 1) the earn-out has been derecognized on the accompanying financial statements.

F- 16

Asset Transfer Agreement:

On June 11, 2010, Seven Arts Entertainment, Inc. (“SAE”), a Nevada Corporation, was formed and became a wholly owned subsidiary of Seven Arts Pictures Plc. As of June 11, 2010, the Company entered into an Asset Transfer Agreement, This was approved by the PLC shareholders at an Extraordinary General Meeting on that date, and was subsequently amended on January 27, 2011 and again on August 31, 2011, to transfer all of the assets with a cost basis from PLC to SAE, in exchange for assumption by SAE of certain indebtedness and for one share of common stock of SAE for each ordinary share of PLC which have been distributed to shareholders. Additionally, 28,571 shares of SAE were issued to PLC in order to satisfy any remaining obligations . The purpose of this transfer was to eliminate our status as a foreign private issuer and to assume compliance with all obligations of a domestic issuer under all applicable state and Federal securities laws. The Company’s intention in executing this transaction was to redomicile our business with no change in the economic interests of the Company’s shareholders. As the majority of the Company’s shareholders were domestic we felt they would be better served by the Company as a domestic issuer.

The assets and certain of the liabilities of SAP Plc. were transfered at net book value. All related party balances of PLC were left in the original company as were the shares in SAFE(UK) Ltd and Cinematic Finance Ltd. All disputed debts were left with the PLC. The “ consideration paid for the asset transfer was a one for one share exchange of PLC shares for shares of SAE Inc. and an issuance of a further 2,000,000 (pre-split) (28,571 post-split ) shares in SAE Inc. The issuance of the 2,000,000 shares was booked at the closing market price on August 31 2011, which was $0.66/ share. The Board approved the issuance of the 2 million shares (pre-reverse split) to satisfy any remaining obligations in PLC, which approximated the amount of the liabilities left behind at the time of the issuance.

Although the transfer agreement amendment was executed on January 27, 2011, the PLC remained the parent company through August 31, 2011. until all procedures and approvals were in place with NASDAQ, DWAC and the transfer agent to finalize the one share of common stock of SAE for each ordinary share of PLC to be distributed to shareholders and trading of SAE to take over from PLC The fair value of the 2,000,000 shares was determined at the closing market price on August 31 2011, which was $0.66/share.

Earnings Per Share:

Basic earnings (loss) per share are computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share include the effects of any outstanding options, warrants and other potentially dilutive securities. For the periods presented, there were no potentially dilutive securities outstanding, therefore basic earnings per share equals diluted earnings per share. Basic and diluted earnings per share (“EPS”) are based on weighted-average common shares and exclude shares that would have an anti-dilutive effect. In accordance with ASC 260-10-45-19, the Company did not consider any potential common shares in the computation of diluted EPS as of June 30, 2013 and 2012, due to the loss from continuing operations, as they would have an anti-dilutive effect on EPS.

Share Based Payments:

The Company accounts for share based payments using a fair value based method whereby compensation cost is measured at the grant date based on the value of the services received and is recognized over the service period. The Company uses the Black-Scholes pricing model to calculate the fair value of options and warrants issued. In calculating this fair value, there are certain assumptions used such as the expected life of the option, risk-free interest rate, dividend yield, volatility and forfeiture rate. The use of a different estimate for any one of these components could have a material impact on the amount of calculated compensation expense.

Segment Reporting:

The Company has three operating segments based on its major lines of businesses: a motion picture producer and distributor, music label, and post-production facility. Each operating segment derives its revenues from the sale of products or services, respectively and each is the responsibility of a group of senior management of the Company who has knowledge of product and service specific operational risks and opportunities. The Company’s chief operating decision maker reviews and evaluates separate sets of financial information for decisions regarding resources allocation and performance assessments.

Fair Value Measurements:

ASC Topic 820, “ Fair Value Measurements and Disclosures ”, defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and requires certain disclosures about fair value measurements. In general, fair value of financial instruments are based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon internally developed models that primarily use, as inputs, observable market based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments may include amounts to reflect counterparty credit quality and the Corporation’s credit worthiness, among other things, as well as unobservable parameters. Any such valuation adjustments are applied consistently over time.

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Derivative Instruments:

The Company’s policy is to not use derivative or hedging financial instruments for trading or speculative purposes, except certain embedded derivatives derived from certain conversion features or reset provisions attached to the convertible debentures, as described in Note 9.

Reclassification:

Certain prior year balances were reclassified to conform with current year presentation.

Recently Issued Accounting Pronouncements:

In October 2012, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2012-07, "Entertainment - Films (Topic 926): Accounting for Fair Value Information That Arises after the Measurement date and Its Inclusion in the Impairment Analysis of Unamortized Film Costs." ASU No. 2012-07 eliminates the rebuttable presumption that the condition leading to the write-off of unamortized film costs existing after the balance sheet date also existed as of the balance sheet date. In addition, in performing the impairment test, an entity is no longer required to incorporate the effects of changes in estimates resulting from evidence arising subsequent to the balance sheet date if the information would not have been considered by market participants at the balance sheet date. This guidance was effective for the Company's impairment assessments performed on or after December 15, 2012.

The Company does not expect the adoption of and other recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flow.

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NOTE 2 - SEGMENT INFORMATION

In accordance with ASC 280 “ Segment Reporting” , operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions how to allocate resources and assess performance. Our chief decision maker, as defined under the FASB’s guidance, is a combination of the Chief Executive Officer and the Chief Financial Officer.

In the quarter ended March 31, 2012, the Company formed a new subsidiary, Seven Arts Music, and acquired music assets from David Michery and purchased the stock of Big Jake Music. This was a new line of business for the Company, and therefore, for the year ended June 30, 2012, the Company had two reportable operating segments.

The pre and post production facility run by the Company’s majority owned subsidiary, SAFLA, commenced operations in July 2012, and therefore for the year ended June 30, 2013 the Company has three reportable segments.

The tables below present the financial information for the reportable segments for the years ended June 30, 2013 and 2012:

	Film	Music	Year ended June 30, 2013 Production facility	Total
Revenue	$841,956	$574,434	$106,417	$1,522,807
Cost of Revenue	(7,004,141)	(5,395,410)	(22,160)	(12,421,711)
Gross profit/(loss)	(6,162,185)	(4,820,975)	(84,257)	(10,898,903)
Operating expenses	(6,447,117)	(480,620)	(361,955)	(7,289,692)

Loss from operations	$(12,609,302)	(5,301,595)	(277,698)	(18,188,596)

	Year ended June 30, 2012 (Restated)
	Film	Music	Total
Revenue	$4,052,029	$5,977	$4,058,006
Cost of revenue	14,350,858	39,031	14,389,889
Gross profit/(loss)	$(10,364,937)	$(33,054)	$(10,331,883)
Operating expenses	(2,467,111)	91,505	2,558,620
Loss from operations	$(12,765,944)	$(124,559)	$(12,890,503)

Assets

		June 30,
	June 30,	2012
	2013	(Restated)
Film assets	$8,368,686	$14,612,609
Music assets	296,795	4,289,158
Post-production assets	4,102,525	4,551,270

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NOTE 3 – RELATED PARTY DUE TO/DUE FROM

Related Party Due/From at June 30, 2013 consisted of:

				Consolidated
	SAE, Inc.	SAFE	SAFELA	Balance
Due from:

SAMT	13,000			13,000
SAPLA	173,006			173,006

Peter Hoffman			19,781	19,781

Total	186,006			205,787

Peter Hoffman	(1,272,112)	(393,650)		(1,665,762)
SAFE (UK)	(2,383)	(13,556)		(15,939)
	(1,274,495)	(407,206)		(1,603,367)

			CONSOLIDATED
			BALANCE
As of June 30, 2012	SAE INC	SAFE	(Restated)

SAP Inc	$1,801,098	$(20,850)	$1,780,248

SAPLA	336,290	-	336,290

Peter Hoffman	(1,679,617)	(18,961)	(1,698,578)

SAFE (UK)	-	(13,556)	(13,556)

	$457,771	$(53,367)	$404,404

SAP, Inc. has pledged an interest in its shares of the Company’s stock to secure certain indebtedness for which SAP, Inc. and the Company are jointly liable such as the Apollo and Armadillo debts. The stock of SAP, Inc. (previously owned by Peter Hoffman) was transferred to the listing predecessor of SAE on September 1, 2011.

SAP Inc. and Louisiana Companies :

The Company’s former Chief Executive Officer who is on a leave of absence, Peter Hoffman, controls several companies, including (prior to September 10, 2011) Seven Arts Pictures, Inc. (“SAP, Inc.”) that are not part of the Company but from which it obtained or transferred distribution rights or other assets related to the business and which control production of the motion pictures. The agreements with Mr. Hoffman, and the companies controlled by him, provide that all revenues related to the Company’s business payable to Mr. Hoffman or any of these related party companies is due to the Company, except Mr. Hoffman’s salary, bonus and stock ownership. None of these affiliates are variable interest or special purpose entities.

Prior to January 1, 2012, pursuant to a related party agreement, SAP, Inc. held ownership of limited liability corporations in the United States, with all distribution rights and profits thereof being due to SAFE, Ltd. In addition, they have also provided other services for Seven Arts Pictures Plc. and SAFE, Ltd. and SAE, Inc. at no fee other than Mr. Hoffman’s salary and the direct third party costs of the Los Angeles office, all of which are reflected in the financial statements of SAFE, Ltd. These other services include any reasonable requests of the management of the Company including accounting services, audits of distribution statements, collection of accounts receivable, supervision of production of motion pictures and similar day-to-day aspects of the Company’s business. Effective January 1, 2012 no further such transactions were conducted.

As of June 30, 2013, the amount due from the related party, SAP, Inc, was determined to be uncollectible due to SAP, Inc. having been transferred to PLC, which is in liquidation proceedings. Therefore, $1,868,547 was included in Bad Debt expense in the accompanying financial statements.

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Peter Hoffman:

In September 2004, the Company’s predecessor entered into an agreement with SAP under which SAP provided the services of Mr. Peter Hoffman for the amount of his contracted salary and the Los Angeles office and staff of SAP Inc. to the Company’s predecessor at cost. Pursuant to two inter Company agreements, SAP also from time-to-time owned limited liability companies in the United States which distributed the Company’s motion pictures for a fee, with all profits ensuing to the benefit of the Company. These companies also provided other services to the Company at no fee other than Mr. Hoffman’s salary and the direct third-party costs of SAP’s Los Angeles office, all of which were reflected in the Company’s financial statements. Portions of Mr. Hoffman’s salary have not been paid to him and have been reflected as Due To Related Party.

During the year ended June 30, 2013, 357 (25,000,000 pre-split) and 7000 (7,000,000 pre-split) shares were issued in exchange for $914,786, and $1,190,000, respectively, of the Due to related party balance. The 357 shares have been pledged to JMJ Financial in connection with a $500,000 convertible debenture, as collateral against repayment of the note. The 7,000 shares have been pledged to Tonaquint Inc, in connection with a total of $590,000 in convertible debentures, under the terms of an amendment dated October 5, 2012, as collateral against repayment of the note. (Note 9) In the event of a default on either of the notes the holder may transfer and sell the pledged shares and apply the proceeds against the outstanding amounts on the notes. Per agreements between the Company and Mr. Hoffman in respect to the pledged shares, if the pledged shares are sold and applied to the note balance, or if the shares are not utilized by the pledges and returned to the Company, Mr. Hoffman’s Due to related party balance as of the date of the agreements, will be reinstated. Due to the future obligation to in substance repurchase the shares and reinstate the Due to related party balance, the shares have been treated as if issued for no consideration, and a liability for $2,104,786 was recognized included in the Due to related party balance for the obligation to reinstate the Due to balance.

SAPLA Guarantee:

Seven Arts Pictures Louisiana LLC, (“SAPLA”) a related party of the Company, entered into a Credit Agreement with Advantage Capital Community Development Fund LLC dated October 11, 2007, for the acquisition and improvement of the production and post-production facility located at 807 Esplanade Avenue in New Orleans, Louisiana for aggregate principal advances of up to $3,700,000. This agreement was guaranteed by the Company’s predecessor. Approximately $3,700,000 plus interest has been drawn under the terms of this Credit Agreement, as of June 30, 2012. The Company has since assumed the liability for $1,000,000 of this amount plus a contingent sum of $750,000 due to Advantage Capital (contingent on receipt of the tax credit revenue of at least $5,000,000 in cash proceeds from the tax credits to be earned by SAPLA ) due to an agreement with the now mortgagor Palm Finance.

A construction loan of $1,850,000 previously guaranteed by the Company has now been assumed by the Company for the property at 807 Esplanade.

The Company did not receive any consideration or benefit when they assumed the mortgage and construction loans, and have looked to the authoritative guidance on guarantees as a analogy. As the guidance on financial guarantees does not address which account would be set up as an offsetting entry when the liability is recognized at the inception of the guarantee, the Company has determined to call this asset balance created upon assumption of the debt “Building Improvements related to indebtedness” The Building Improvements will be amortized in a manner similar to leasehold improvements, over the life of the lease (30 years).

SAPLA Advances:

On February 28, 2012, the Company took out a convertible loan of $200,000 which was in turn loaned to SAPLA to cover outstanding interest payments which were due on the construction loan on 807 Esplanade previously guaranteed by the Company. Three additional convertible loans were taken out totalling $600,000 during the year ended June 30, 2012 and then loaned to SAPLA to pay down the construction loan on the property at 807 Esplanade, as to not further delay the construction and opening of the facility. As of June 30, 2013, the convertible loan balance, after conversions, on the Company’s financial statements is approximately $325,000.

NOTE 4 – FEE INCOME RECEIVABLE FROM RELATED PARTY (RESTATED)

SAPLA has filed for historical rehabilitation tax credits available from the United States (26%) and Louisiana (25%) on approximately $9,500,000 of historical rehabilitation expenses paid in connection with the renovation of the building and property at 807 Esplanade Avenue in New Orleans, Louisiana (the “Property”) and reflected in a compilation of expenses by an independent accounting firm. SAPLA has filed the Part I application for historic rehabilitation credits and has received the Part II and Part III approvals from the United States Department of Parks with respect to the Property :

SAPLA will allocate the Federal historic rehabilitation credits to investors in its lessee, 807 Esplanade Ave. MT LLC (“MT”), and receive cash or reduction in indebtedness as a result of such allocation.

SAPLA will assign the Louisiana historic rehabilitation for cash.

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SAPLA has also filed for Louisiana film infrastructure tax credits (40%) on all of its investment of approximately $11,500,000 in connection with the Property to date, as reflected in an audit report of an independent accounting firm (which also includes audits of all rehabilitation expenses). SAPLA has approval from Louisiana that the Property is a certified state film infrastructure project and SAFELA, as lessee of MT, is now operating a production and post - production facility at the Property.

To date Louisiana has certified approximately $6,500,000 of the $11,500,000 film infrastructure expenditure filed for , the tax credits accruing on which SAPLA will assign for cash, with the remaining expenses remaining under consideration by the Louisiana Department of Economic Development (“LED”). SAPLA has received no objections to any of its film rehabilitation expenses from LED as reflected in the audit report submitted to LEDF on July 2, 2012. Under a published Opinion of the Attorney General of Louisiana, the Louisiana tax credits vest upon certification as a film infrastructure project which occurred in 2008. Revenue is not recognized until the required audit or compilation is complete and available to be submitted to the appropriate agency.

Under the terms of the related party agreement between SAPLA and SAE Inc. proceeds received from the disposition of the tax credits earned by SAPLA on the building are due to SAE to reduce the notes payable to Palm Finance and as fees for services provided by the Company . SAPLA is due to receive approximately $9,447,544 from disposition of Louisiana and Federal historic rehabilitation and film infrastructure tax credits for the restoration and the establishment of a post-production facility at 807 Esplanade.

SAPLA will pay the proceeds from disposition of such tax credits to SAE Inc. as fee income. The Company provided “developer” services as concerns oversight of the rehabilitation work carried out on the facility, as well as advisory services in connection with the obtaining of the tax credits, and financial services related to the loans and mortgage. The Company has concluded the services evidence an earning process, in the providing of a service, and as such have recognized revenue in relation to the fair value of the services provided. The fair value of $3,235,000 was determined based on the amounts stated as “qualified expenses” and determined to be reasonable and industry standard in the required audit of cost report expenditures performed on the project by an independent accountant. Any excess over the fair value of the services received by the Company from SAPLA will be recognized as a contribution to capital.

As of December 31, 2012, the current director of LED had toured 807 Esplanade and seemed satisfied with his review. He requested the building get a permanent business license and to confirm that the equipment in the building is permanent. The permanent business license was obtained on April 1 and the permanency of the equipment was confirmed by that date as well.

As of June 30, 2013, the Louisiana Department of Economic Development has not issued a Tax Credit Certification Letter as pertains to the LFI credits, and on June 23, 2013 SAPLA received a letter from the Louisiana Economic Development (“LED”) office that they could “not proceed further with any consideration to approve” the tax credits until SAPLA proves they have the correct occupational license from the city. SAPLA does have the appropriate license and is currently appealing this notification. In light of these subsequent occurrences, management has determined that the amount underlying the LFI credits should be reserved against as of June 30, 2013, until such time as the Tax Credit Certification Letter is received by SAPLA.

Additionally, the State Historic Preservation Office (“SHPO”) has not yet issued their Part III approval, confirming what amount of the tax credits they are approving. In October 2012 the SHPO sent SAPLA some questions on their expenditures, which were answered by the independent auditor who performed the required audit of the cost expenditures, but there has been no further correspondence since. SAPLA is pursuing the issue with SHPO to force them to state the amount of tax credits they are approving, based on a recent law in Louisiana which says SHPO must state which line item they are disallowing. Therefore, the Company has also determined to reserve against the amount of the proceeds representing the LHR credits, until such time as SAPLA resolves the issue with SHPO and receives a Part III approval.

The total reserve recognized as of June 30, 2013 for the fee income from related party is $1,180,000, which represents the cash proceeds underlying the LFI and LHR tax credits in excess of the $3,235,000 recognized as revenue, and reduces the receivable amount to the amount the Company has determined to be known to be collectible, the amount of the cash proceeds underlying the Federal tax credits.

NOTE 5 – FILM COSTS

Film costs as of June 30, 2013 and June 30, 2012 are as follows:

	June 30, 2013	June 30, 2012
Released, net of accumulated amortization	$3,314,728	$7,365,186
Completed and not released	—	—
In production	1,209,931	6,286,587
In development	3,844,027	960,835
	$8,368,686	$14,612,608

Amortization of film costs was $2,044,272 and $3,996,576 for the years ended June 30, 2013 and 2012. The Company estimates that its amortization expense in the next year will be $1,275,000.

The Company reviews capitalized film costs for impairment whenever events or changes in circumstances indicate that the carrying amounts of such assets may not be recoverable or at least once per year. Determination of recoverability is based on an estimate of future cash flows resulting from the use of the asset, and its eventual disposition. Measurement of an impairment loss for the assets is based on the fair value of the asset as estimated using a discounted cash flow model. As a result of the impairment evaluation the Company recognized an impairment of $2,054,171 and $9,494,247 (Restated) in the years ended June 30, 2013 and 2012, respectively, based on reduced ultimate revenue estimations.

All Exploitation Costs (comprising of direct costs, including marketing, advertising, publicity, promotion, and other distribution expenses) incurred in connection with the distribution of a film) are expensed as incurred in accordance with ASC 720-926-25-3.

No participations have been recorded as the Company does not believe anything will be due in the next 12 months.

F- 22

NOTE 6 – MUSIC ASSETS

Music assets are as follows:

		June 30, 2012
	June 30, 2013	(Restated)
Music assets	5,423,205	$6,324,158-
Intangible Assets – music assets	-	1,000,000
	5,423,205	7,324,158

Impairment recognized during the year	4,718,205	3,035,000

Total music assets	705,000	4,289,158
Less: Accumulated amortization	408,205	-
Total music assets, net of accumulated amortization	296,795	$4,289,158

There were two separate transactions in which SAE acquired the “music assets”. One was an Asset Purchase Agreement with David Michery, which was accounted for as an asset purchase. In this transaction SAE acquired the music assets comprised of masters recordings. The other was the BJM acquisition, in which SAE acquired the stock of BJM, which was accounted for as a business combination

The initial material assets that were acquired from David Michery comprise 52 completed sound recordings including two completed albums with “DMX”, up to two additional albums from “DMX” and up to five albums from “Bone Thugs-N-Harmony”. The music assets were initially recorded at the fair value of the preferred stock issued, less the amount of preferred stock held in escrow, which was $5,000,000.

The BJM transaction qualified as an acquisition of a business, as defined in ASC 805-10-55-2, as the Company, the acquirer, gained control of BJM by issuing Series B Preferred Stock as consideration. BJM falls under the definition of a business, as set forth in ASC 805-10-55-4 through 7, as although BJM was not operational, they had inputs, in the form of intangible assets, including access to artists and customers and distribution channels and were pursuing a plan to produce outputs (the recordings and CDs or digital downloads). .

At the time of acquisition the only assets were the intangibles, and certain media credits, which could not be precisely valued. BJM’s common shares were not publically traded, and therefore, were also difficult to value. In accordance with ASC ASC 505-50-30-6 which gives guidance on how to measure the equity issued in a non-monetary exchange, as the value of the Company’s Series B Preferred Stock was determined as the most readily determinable, the consideration was calculated as the fair value of the Series B Preferred Stock, which was determined to be $1,000,000. Per the guidelines for acquisition accounting, as the only asset was the intangible assets, which could not be clearly and separately identified in a cost effective manner,, the $1,000,000 consideration was allocated to the fair value of “Intanbible Assets - music assets”.

The contracts with DMX and BTH allow for royalties varying from 12% to 20%, based on sales and other varying terms, be paid to the artists after initial advances are recouped by the Company. The Company does not anticipate that any additional royalties will be due after recoupment.

The Company capitalized $606,774 and $1,324,158 in music costs during the years ended June 30, 2013 and 2012, respectively, representing costs incurred in the production of the current DMX album and related videos.. The Company will begin to amortize the music assets once the related records are released, over the estimated life of the recorded performance using a method that reasonably relates the amount to the net revenue expected to be realized.

F- 23

The $408,205 was the amortization charge based on sales of the DMX “Undisputed” album compared to current forecast sales for the assets acquired.

The Company reviews capitalized music assets for impairment whenever events or changes in circumstances indicate that the carrying amounts of such assets may not be recoverable or at least once per year. Determination of recoverability is based on an estimate of future cash flows resulting from the use of the asset, and its eventual disposition. Measurement of an impairment loss for the assets is based on the fair value of the asset as estimated using a discounted cash flow model. As of June 30, 2013 and June 30, 2012 , the Company recognized impairment losses of $ 4,718,205 and $3,035,000 (restated), respectively. The first of the DMX albums, “Undisputed”, was released in September 2012, and sales were below expectations. Management analyzed the realizability based on future use of the music assets and adjusted their estimations of sales on the albums to be released based on the remaining masters, which include one additional album for DMX and one album for Bone Thugs-N-Harmony, to reflect the actual sales and profit recognized on Undisputed The impairment in the year ended June 30, 2012 was determined as the difference between the original consideration and the expected sales on the albums to be released from the masters acquired, and additionally included all of the intangibles, which were determined to have no future use.

NOTE 7 – BUILDING IMPROVEMENTS

On June 30, 2012, the Company acquired SAFELA, which was previously a related party company. SAFELA has a 30 year lease on 807 Esplanade, New Orleans, Louisiana, which was constructed as a production and post-production facility. The Company has since assumed the liability for $1,000,000 of these loans plus a contingent sum of $750,000 (contingent on receipt of the tax credit revenue of at least $5,000,000 in cash proceeds from the tax credits to be earned by SAPLA) due to an agreement with the now mortgagor Palm Finance. Additionally, a construction loan of $1,850,000 previously guaranteed by the Company has now been assumed by the Company for the property at 807 Esplanade.

The Company did not receive any consideration or benefit when they assumed the mortgage and construction loans, and have looked to the authoritative guidance on guarantees as a analogy. As the guidance on financial guarantees does not address which account would be set up as an offsetting entry when the liability is recognized at the inception of the guarantee, the Company has determined to call this asset balance created upon assumption of the debt “Building Improvements related to indebtedness” The Building Improvements will be amortized in a manner similar to leasehold improvements, over the life of the lease (30 years). The post production facility commenced operations on July 1, 2012, and the Company began amortization of the building improvements on July 1, 2013. Amortization expense for the year ended June 30, 2013 was $164,526.

NOTE 8 – INCOME TAXES

Deferred tax assets and liabilities result from temporary differences in the recognition of income and expense for tax and financial reporting purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows at June 30:.

	2013	2012
Deferred tax assets
NOL carryforwards	$11,413,000	$3,792,000

Valuation allowance	(11,413,000)	(3,792,000)
Net	$-	$-

A valuation allowance has been recorded against the realizability of the net deferred tax asset such that no value is recorded for the asset in the accompanying financial statements. The valuation allowance increased $7,621,000 between the year ended June 30, 2012 and 2013.

The Company has net operating loss carryforwards available for federal and state tax purposes of approximately $33,569,000, at June 30, 2013, which expire in varying amounts through 2032.

For the years ended June 30, 2013 and 2012, a reconciliation of the statutory rate and effective rate for the provisions for income taxes consists of the following:

	Percentage
	2013	2012
Tax statutory rate	(34.0)%	(34.0)%
Valuation allowance	34.0	34.0
Effective rate	0.0%	0.0%

F- 24

NOTE 9 – LOANS

Indebtedness as of June 30, 2013 consists of:

		Interest	Issuance	Maturity
Lender	Balance	Rate	Date	Date

Film and Production Loans:

Palm Finance Corporation	$5,479,777	18%			Forebearance agreement /workout agreement number 6
Palm Finance Corporation	2,221,572	18%			Forebearance agreement /workout agreement number 6
Palm Finance Corporation	113,064	10%	7/30/2012		Due on demand or on settlement of the Content litigation

	$7,814,412

Conversions:

Trafalgar Capital	$585,729	9%	10/15/2008	8/31/2009	Conversion price is Market price
JMJ Financial	438,373	10%	6/29/2012	10/27/2012	Conversion is only on default and is the lower of $0.04 or 80% of the average of market price as defined in agreement
GHP	137,573	18%	1/21/2011	4/30/2012	Conversion price is Market price
Tonaquint	447,975	8%	8/22/12	7/2/13	The conversion price shall be the fixed conversion price of $0.04 subject to standard anti-dilution provisions
Beaufort Ventures PLC	240,132	10%	7/31/2012	8/30/12	Conversion price is 6 of market price as defined in agreement
Beaufort Ventures PLC	163,932	10%	7/26/12	2/25/13	Conversion price is 65% of market price as defined in agreement
Runway Investments, LTD	154,582	12%	11/1/12	9/30/12	The conversion price will be the lower of the fixed conversion price of $0.20 or the variable conversion price which is equal to 75% of the market price as defined in the agreement
Sendero Capital Ltd	292,986	12%	1/24/12	9/30/12	The conversion price will be the lower of the fixed conversion price of $0.20 or the variable conversion price which is equal to 75% of the market price as defined in the agreement
Isaac Capital Group LLC	148,825	12%	1/20/12	6/30/12	The conversion price shall be the fixed conversion price of $0.15 subject to standard anti-dilution provisions
Beaufort Ventures, PLC	82,110	10%	7/19/12	7/19/12	Conversion price is 65% of market price as defined in agreement
Beaufort Ventures, PLC	54,740	10%	7/19/12	7/19/13	Conversion price is 65% of market price as defined in agreement
Beaufort Ventures, PLC	27,192	10%	8/14/12	2/8/13	Fixed conversion price of $0.02. If at any time after maturity date the share price in any 10 day trading period is trading at below $0.03/share there will be a one time reset to 70% of the average of the VWAP during 10 such trading days
Beaufort Ventures, PLC	78,921	12%	1/22/13	7/22/13	The conversion price shall be the fixed conversion price of $0.15 subject to standard anti-dilution provisions, and reset upon default, as defined in agreement
CMS Capital	39,503	12%	12/15/2011	6/30/12	The conversion price shall be the fixed conversion price of $0.15 subject to standard anti-dilution provisions, and reset upon default, as defined in agreement
Hanover Holdings LLC	280,581	10%	2/23/12	4/23/13	The conversion price shall be the fixed conversion price of $0.20 subject to standard anti-dilution provisions
Beaufort Ventures PLC	56,066	12%	6/26/12	6/26/13	Conversion price is 65% of market price as defined in agreement
Agua Alta (Cold Fusion)	112,164	12%	6/25/12	6/25/13	Conversion price is 65% of market price as defined in agreement
Beaufort Ventures PLC	12,015	12%	11/30/2011	11/30/2013	Conversion price will be 75% of the closing price of the previous day to conversion
Tripod Group, LLC	108,685	12%	1/2/12	1/2/13	The conversion price will be the lower of the fixed conversion price of $0.235 or 75% of the average of VWA, as defined in agreement
Beaufort Ventures, PLC	48,009	12%	6/4/12	6/10/12	Conversion price is 65% of market price as defined in agreement
Old Capital Ltd	277,166	12%	5/31/12	11/30/2012	Conversion price is 65% of market price as defined in agreement
WHC Capital	79,097	10%	5/20/13	5/20/14	The Conversion Price shall be equal to sixty five percent (65%) of the average price of the three (3) lowest closing prices during the ten (10) trading days prior to date of such conversion,
Firerock	81,335	5%	12/8/12	7/15/13	The Conversion Price shall be the lower of $0.02 and sixty percent (60%) of the closing price of the day immediately prior to the Holder's exercise of his conversion rights
Elegant Funding	17,975	18%	6/5/13	1/5/14	Conversion price shall be 70% of the lowest closing bid ptive during the 10 trading days prior to conversion
Firerock	719	12%	7/31/12	6/14/13	Conversion price shall be the lesser of $0.06 or 60% 0f the lowest trade price in the 25 days prior to conversion
WHC Capital	26,036	21%	4/19/13	4/18/14	Conversion Price shall be equal to 75% of the average price of the 3 lowest closing prices during the 10 trading days prior to date of such conversion
WHC Capital	20,472	21%	5/20/13	5/20/14	Conversion Price shall be equal to 65% of the average market price as defined in the agreement
Tangiers	40,630	10%	10/15/2012	10/15/2014	Fixed conversion price of $0.0119. If at any time after maturity date the share price in any 10 day trading period is trading at below $0.0117/share there will be a one time reset to 70% of the average of the VWAP during 10 such trading days
Tangiers	20,382	10%	5/31/13	5/31/14	Conversion price is 70% 0f the 10 day trading VWAP before conversion.

	$4,073,901

Mortgage and Construction Loan					Forebearance agreement /workout agreement number 6
Palm Finance Corporation- mortgage and construction loan	$3,743,286	15%

	$3,743,286

Indebtedness as of June 30, 2012 consists of:

Lender
Film and Production Loans
Palm Finance *	$4,324,431	18%	Forebearance agreement
Palm Finance	82,354	18%	Forebearance agreement
Palm Finance *	1,538,218	18%	Forebearance agreement
120db Film Finance LLC	4,425	Non stated	Due on demand
	$6,124,428

F- 25

		Original agreed Conversion rate	Issue Date	Maturity Date	Variable Terms
Convertibles

Trafalgar Capital	531,986				Due on demand
TCA	62,149		3/31/2011	9/30/2011
GHP	137,573
JMJ Financial	500,137		6/30/2012	10/27/2012
Hanover Holding	$160,479	$0.10	19/10/2011	18/05/2012	Price will reset if not converted within 8 months
Hanover Holding	$65,821	$0.10	16/11/2011	16/02/2012	Lower of fixed and variable conversion price
Beauvoir Capital Ltd	$110,899	$0.20	22/11/2011	31/03/2012
FireRock	$28,784	$0.25	12/12/2011	12/06/2012	Lower of fixed and variable conversion price
Aegis – Tripod	$35,504	$0.27	15/12/2011	30/06/2012	Price will reset if not converted within 8 months
Aegis – CMS	$35,503	$0.27	15/12/2011	30/06/2012	Price will reset if not converted within 8 months
Aegis - Rachel	$35,503	$0.27	15/12/2011	30/06/2012	Price will reset if not converted within 8 months
Runway	$200,682	$0.20	11/01/2012	30/09/2012	Lower of fixed and variable conversion price
Tripod	$52,729	$0.24	16/01/2012	30/06/2012	Lower of fixed and variable conversion price
Isaac Loan	$263,315	$0.03	20/01/2012	30/06/2012	Lower of fixed and variable conversion price
Sendero	$262,986	$0.20	24/01/2012	30/09/2012	Lower of fixed and variable conversion price
Tripod - $150k	$125,918	$0.24	01/02/2012	01/02/2013	Lower of fixed and variable conversion price
Briskin $100k	$104,866	$0.23	03/02/2012	03/02/2013	One time conversion price reset
Hanover	$420,053	$0.10	23/02/2012	23/08/2012	Lower of fixed and variable conversion price
Briskin - $50k	$52,500	$0.09	04/04/2012	10/10/2012	One time conversion price reset
Briskin - $40k	$41,667	$0.09	13/04/2012	22/10/2012	One time conversion price reset
Briskin - $60k	$62,500	$0.09	17/04/2012	22/10/2012	One time conversion price reset
Briskin - $45k	$46,350	$0.07	14/05/2012	22/10/2012	One time conversion price reset
Firerock -	$62,500	$62,654	21/06/2012	21/12/2012	Lower of fixed and variable conversion price
Agua Alta (Cold Fusion)	$100,163	****	25/06/2012	25/06/2013	35% discount from previous day's closing price
Beaufort	$50,066	****	26/06/2012	26/06/2013	35% discount from previous day's closing price
Beaufort - $100k (807 Esplanade)	$102,794	****	06/04/2012	05/04/2013	35% discount from previous day's closing price
Beaufort - $250k (807 Esplanade)	$256,411	****	13/04/2012	12/04/2013	35% discount from previous day's closing price
Old Capital - $250k (807 Esplanade)	$252,466	****	31/05/2012	30/05/2013	35% discount from previous day's closing price
	$4,162,458

F- 26

Mortgage and construction:
Palm Finance - mortgage and construction loan	$3,001,271	15%	Forebearance agreement

*The Company does not agree with $957,696 of interest charged by Palm on these two film loans and believes the dispute will be resolved once the loans are repaid. The loan amounts at June 30, 2013 and 2012 include accrued interest of approximately $4,227,000 and $2,940,000 respectively.

Palm Agreement

The Company entered into two senior financing loan and security agreements with Palm to finance the production costs of The Pool Boys , Autopsy and Nine Miles Down dated May 7, 2007 and December 17, 2007. These loans are secured by the revenues to be collected from these motion pictures. The revenues so far collected have been insufficient to repay the majority of these loans, primarily as result of management’s decision to delay the release of these films.

F- 27

In July, 2011 we entered into an amended financing agreement with Palm in to refinance the existing indebtedness secured by our production and post-production facility in New Orleans, Louisiana under which Palm has acquired the existing credit facility of $3,700,000 plus accrued interest of our affiliate SAPLA for $1,000,000 of this amount plus a continent sum of $750,000 (contingent on receipt of at least $5,000,000 in cash proceeds from the tax credits to be earned by SAPLA ) and advanced an additional $1,800,000 to complete renovation and construction of this facility. Palm’s advance and interest at the rate of 15% per annum are due and payable within five years and are secured by the property at 807 Esplanade Avenue in New Orleans and Louisiana film infrastructure and historical rehabilitation credits, as well as Federal historical rehabilitation credits associated with the Property. Under this arrangement the group guaranteed the debt on the post production facility and Palm forgave a total of $4,458,624 of principal and interest on the two production loans as well as reduced the liability on the New Orleans production facility by $1,950,000 in exchange for the group guaranteeing the production facility debt. The reduction in principal and interest has been recognized in the year ended June 30, 2012 as Other Income (restated). Palm’s advance and interest at the rate of 15% per annum are due and payable within five years and are secured by the property at 807 Esplanade Avenue in New Orleans and Louisiana film infrastructure and historical rehabilitation credits, as well as Federal historical rehabilitation credits associated with the Property and cross guaranteed the Company, its affiliates and CEO, Peter Hoffman.

In June, 2012 as detailed in Note 7, the Esplanade debt was assumed by SAFELA in connection with a 30 year lease on the facility. SAFELA was in turn acquired by the Company.

Trafalgar

SAP Plc. Borrowed £1,000,000 ($1,651,000 ) convertible debenture from Trafalgar Capital Special Investment Fund (“Trafalgar”) that came due on June 30, 2009.We were unable to repay the debenture and as a result, we defaulted on a payment of £1,000,000 plus interest to Trafalgar Capital Special Investment Fund in June 2009.

On September 2, 2009 the Group repaid Trafalgar $1,000,000 as a partial payment against this loan, with the remaining balance subject to repayment in cash or convertible to the shares of common stock of the Group at the conversion terms as agreed between Trafalgar and the Group. On June 22, 2010 an amended agreement was entered into with Trafalgar for an extension of the due date of the convertible debentures to December 31, 2010, and the Group agreed to issue 49 shares of common stock to settle a portion of the debt. Trafalgar agreed to reduce the loan amount from the proceeds it received from selling the shares of common stock. Subsequent to June 30, 2010, a further amended agreement was entered into with Trafalgar for an extension of the due date of the convertible debentures to March 31, 2011, and the Group agreed to issue 61 shares of common stock to settle a portion of the debt. Trafalgar agreed to reduce the loan amount from the proceeds it received from selling the 1,214 shares of common stock . There have been no subsequent extensions and the loan remains past due. Interest is being accrued accordingly.

Tonaquint

On August 22, 2012, the Company entered into a purchase agreement for several convertible debentures (or “notes”) with Tonaquint, Inc. (“Tonaquint”), in the principal amounts of $310,000, $255,000 and $125,000, The first convertible debenture under the agreement was issued on August 22, 2012 for $310,000, less a discount of $60,000 and $10,000 in expenses. On October 5, 2012, due to a delisting default, an amendment was entered into which called for one of the additional convertible debentures to be issued in the principle amount of $155,000 (less a $25,000 discount and $5,000 in fees) and the second in the principal amount of $125,000, to be issued in the future. The debt discounts have been immediately expensed, based upon the short term nature of the notes, and the insignificance of the amount as compared to the total Convertible Debenture amount and to interest expense over the term of the note.

F- 28

The convertible debentures are convertible at $0.20, which is above the market value of the Company’s common stock on issuance date, so there is no beneficial element recognized. As a condition of the amendment the outstanding balance of the first note was increased to $412,990 (to be reduced by $50,000 if the note is paid on its maturity date). The notes are payable on certain instalment dates, to be satisfied by conversion of the instalment amount, or cash, at the option of the Company (provided no equity failure conditions, as defined in the agreement, exist, in which cash the instalment payment must be in cash.) As part of the amendment, Tonaquint entered into a Pledge Agreement with Peter Hoffman, for 7,000 post splits/7,000,000 pre split shares of the Company’s common stock as collateral against repayment of the note. In the event of a default on the notes the holder may transfer and sell the pledged shares and apply the proceeds against the outstanding amounts on the notes. (Note 3)

Convertible Debentures

The Company has evaluated the convertible notes for embedded derivative features and has determined that no derivative liability exists.

Convertible debts are all convertible to common stock on maturity at the option of the lender. They all bear interest at varying rates and convert at different times and at fixed or variable conversion prices according to the contract.

Substantially all of the convertible debentures issued in the year ended June 30, 2013 were in exchange for existing loans or other debt of the Company, under assignment agreements between the original noteholder and the new noteholder. The exchanges were evaluated for any gains or losses to be recognized upon extinguishment of the original debt, and it was determined there were no gains or losses to be recognized.

The Company has evaluated their convertible notes for embedded derivative features and has determined that no derivative liability is necessary to recognize, as the varying conversion price is based on the trading value of the Company’s stock, which is considered indexed to one’s own stock, and therefore is fixed, . Convertible debts are all convertible to common stock at the option of the holder. They all bear interest at varying rates and convert at different times and conversion prices according to the contract. The conversion features were evaluated for any beneficial aspect and determined that no beneficial conversion feature is necessary to recognize.

NOTE 10 – EQUITY TRANSACTIONS

Fourth Quarter ended June 30, 2013:

1,856,519	common shares were issued upon conversion of convertible debt totaling $ 468,009, , under the original conversion terms of the convertible debentures.

12,649	common shares were services provided, with a fair value of $120,776, valued at the trading price of $0.02 on the issuance date.

Third Quarter ended March 31, 2013:

Between January 1, 2013 and March 31, 2013, the Company issued 177,627 common shares at an average price of $8.00 per share.

122,515	common shares were issued in satisfaction of film and production debt totaling $844,707 converted at an average conversion price of $6.80 per share.
30,618	common shares were issued in satisfaction of various expenses totaling $173,075 converted at an average conversion price of $5.60 per share.
7,279	common shares of S-8 common stock were issued for consulting services totaling $134,994 at $18.60 per share
1,000	common shares were issued at $5.00 per share upon conversion of $5,000 in partial settlement of a music contract

16,215	shares were issued as collateral in settlement of an outstanding judgment related to Nine Miles Down UK Ltd at $17.00 per share in satisfaction of a debt of $275,246
177,627	Total shares issued in the quarter

The shares issued as collateral arose out of a suit brought against Nine Miles Down UK Ltd, the original entity under which the film 9 Miles Down was being produced, as well as Seven Arts, among others. The suit put the entity into liquidation, and rather than delay the production of the film, or harm the chain of title on the film, Seven Arts determined to settle the case. As part of the settlement the Company is to pay £25,000 over a specified period of time, with restricted shares equal to the amount issued as collateral. Additionally the settlement called for £150,000 restricted shares to be issued as collateral against the liquidation proceeds in favour of the creditors. The restricted shares shall be released to cover any shortfall not realized upon liquidation. As the Company has determined that it is unlikely for the liquidation to realize significant proceeds, it is considered to be probable that the shares will be released to cover the shortfall. Therefore, as of June 30, 2013, the Company has recognized the fair value of the shares held as collateral, or $275,246, as well as the shares already released, as film costs.

F- 29

Second Quarter Ended December 31, 2012 :

Between October 1, 2012 and December 31, 2012, the Company issued 25,340 common shares at an average price of $114.60 per share.

7,689	common shares were issued in satisfaction of film debt totalling $403,809, with an average conversion price of $50.00 per share.

7,000	common shares were issued to Peter Hoffman, based on a market share price of $8.50 per share in exchange for debt of $1,190,000. As the shares will be in substance repurchased and the debt reinstated at a point in the future, the shares were accounted for as if issued for no consideration (Note 3).
3,455	common shares were issued upon conversion of 38,000 Series B preferred shares
3,027	common shares were issued in satisfaction of various convertible loans totalling $133,537 at an average conversion price of $44.00 per share.
1,773	common shares were issued at $24.00 per share in satisfaction of $42,723 of 807 Esplanade loans
1,704	common shares were issued at $18.40 per share in satisfaction of $31,232 of expenses
392	S-8 common shares were issued for consulting services totalling $82,500 at $210.60 per share
300	common shares were issued to David Furth, a director, at a price of $6.00 per share
25,340	Total shares issued in the quarter

Warrants and Options

On December 17, 2012, the Company declared a warrant dividend to those persons beneficially owning its common stock as of the close of the markets on August 31, 2012. For every ten pre- reverse split shares of common stock held as of such date and time, the holders thereof will be entitled to receive one warrant as a dividend, exercisable at $1.50 per post-reverse split share (a “Warrant Share”), which expire on December 31, 2014. The warrants fair value was determined using the Black Scholes Merton Model. The fair value of $480,371 has been recognized on the accompanying financial statement in Accumulated Deficit and Warrant Dividend to be distributed.

First Quarter Ended September 30, 2012 :

On August 31, 2011, NASDAQ approved the substitution of one share of SAE stock for the Company's NASDAQ listing, effective at the opening of trading on September 1, 2011. On that date, each of the Company's ordinary shares were exchanged for one share of common stock of SAE, and commenced trading on NASDAQ as the successor to the Company's NASDAQ listing. This transaction was approved by the Company’s shareholders at the Company’s Extraordinary General Meeting on June 11, 2010.

F- 30

During the three months ended September 30, 2012, Company issued 48,534 shares at an average price of $56.58 per share in satisfaction of $2,446,219 of outstanding loans payable and accrued interest and 171 shares for $300,000 cash.

5,161	common shares were issued in partial payment of the Palm debt to the value of $133,500 at an average conversion price of $25.87 per share.
21,161	common shares were issued in satisfaction of the Schism debt of $646,374 at an average conversion price of $30.55 per share
9,654	common shares were issued in satisfaction of various convertible loans totaling $586,114 converted at an average conversion price of $60.71 per share.
1,814	common shares were issued for expenses totalling $179,800 for the music company at $99.12 per share
894	S-8 common shares were issued for consulting services totalling $54,200 at $60.63 per share
4,883	common shares were issued for general expenses totalling $357,232 provided under the 3a9 authority at $73.16 per share.
1,514	common shares were issued to lenders as fees for loan arrangements of $159,000 at $105.02 per share
1,714	common shares were issued as collateral for a loan totalling $180,000 at $105.02 per share
171	common shares were issued for $300,000 cash at $1,754.39 per share
1,612	common shares were issued to cover 807 Esplanade construction fees totalling $150,000 at $93.05 per share
-44	adjustment for reverse split shares
48,534	Total shares issued in the quarter

Fourth Quarter Ended June 30, 2012:

Between April 1, 2012 and June 30, 2012, the Company issued 1,140,343 shares at an average price of $4.81 per share. The total number of shares outstanding on June 30, 2012 was

1,739,900

5,557	common shares were issued in part payment of the Palm debt to the value of $430,000 at an average conversion price of $77.40 pershare .
8,712	common shares were issued in satisfaction of the Blue Rider debt of $980,000 at an average conversion price of $112.40/share
8,028	common shares were issued in satisfaction of the Cold Fusion debt of $725,000 was converted at an average conversion price of $90.40/ share.
2,006	common shares were issued against the Pool Boys tax credit loan of $100,000 at an average conversion price of $49.80/share.
804	common shares were issued for cash, for the music company at $124.40/share
3,495	common shares were issued for consulting services totalling $513,321 provided under the S-8 authority at $146.80/share
7,808	common shares were issued as general loans totalling $494,152 at $63.20/share
17,857	common shares were issued to Peter Hoffman in satisfaction of a debt of $877,824 at $49.20/share
2,750	common shares were issued to cover 807 Esplanade construction fees totalling $200,000 at $72.80/share
1,140,343

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Third Quarter Ended March 31, 2012:

Between January 1, 2012 and March 31, 2012, the Company issued 13,820 shares at an average price of $266.00 per share.

4,821	common shares were issued in satisfaction of the $943,580 of newly converted film debt at an average conversion price of approximately $196.00/share .
3,262	common shares were issued in satisfaction of $929,596 of overhead at an average conversion price of $289.26/share
2,494	common shares were issued on the conversion of old notes including the final conversion of the Runway convertible notes, total debt of $516,568 was converted at an average conversion price of $207.12/ share.
2,196	common shares were issued in satisfaction of $698,736 of film loans previously converted at an average conversion price of $318.20/share.
857	common shares were issued as restricted stock for cash, at $10.00/share
189	common restricted shares were issued for consulting services provided at $396.00/share
13,819

Second Quarter Ended December 31, 2011:

Between October 1, 2011 and December 31, 2011 the Company issued 8,194 shares:

3,314	common shares were issued in satisfaction of the $612,336 of convertible debt shares at an average conversion price of $184.00/share .
2,037	common shares were issued on the conversion of the Agua Alta, Sendero and Isaac convertible notes totalling $427,706 at an average conversion price of $210.00/ share.
2,492	common shares were issued in satisfaction of $906,000 of corporate loans at an average conversion price of $371.60/share.
286	common shares were issued as restricted stock to two unrelated investors for aggregate consideration of $400,000at $1,400.00/share
54	common restricted shares were issued for investor relations services at $504.00/share
11	common restricted shares were issued to a director in lieu of compensation at $700.00/share
8,194

First Quarter Ended September 30, 2011:

During the three months ending September 30, 2011, Company issued 4,540 shares in satisfaction of $3,188,028 of outstanding loans payable and accrued interest, consisting of $225,000 of convertible notes payable and $2,963,028 of film and production loans. The conversions were done at contractual share prices ranging from $.20 to $2.00 per share (pre-reverse split, equal to$280.00 to $2,800.00 post-splits).

In July 2011, the Company also issued 7 shares for investor relations services valued at approximately $10,000.

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Warrants and Options:

During the year ended June 30, 2012, the Company issued 1,429 options to the seven members of the board of directors. These options have a five year term and a strike price equal to the closing price of the Company’s stock at the date of issue. Each director was issued 5,714 options with a strike price of $30.80 on October 14, 2011 and 714 options with a strike price of $27.30 on December 6, 2011. Half of the options vested on December 31, 2011 and the remaining half vested on December 31, 2012.

During the quarter ended June 30, 2012, the Company issued 28,571 options to David Michery in conjunction with his employment agreement with the Company. These options have a strike price of $12.60 and vest and shall be exercisable in equal monthly instalments over the term of his employment agreement, which is February 22, 2012 through December 31, 2016 . The Company measures compensation expense related to stock options with the Black Scholes option pricing model, and recognizes expense over the vesting period. The employment agreement was terminated as part of the settlement agreement with Mr. Michery.

During the quarter ended June 30, 2012, the Company has agreed to issue 714 options per year to Jake Shapiro in conjunction with his employment agreement with the

Company. These options have a strike price equal to the closing price of the Company’s stock at the date of issue, with the exception of the first year, which the strike price was set at $55.30 per share. The Company measures compensation expense related to stock options with the Black Scholes option pricing model, and recognizes expense over the vesting period. The employment agreement was terminated as part of the settlement agreement in May 29, 2013, with Big Jake Music.

On June 29, 2012, 119,048 warrants were issued to JMJ Financial. These options have a strike price of $2.10

No warrants or options have been exercised through June 30, 2013.

Convertible Preferred Stock

125,125 shares of Series A Cumulative Convertible $10.00 Preferred Stock with a dividend rate of 8% (payable quarterly) were issued in November 2011. The conversion price into common stock of the Company is $10.50/share.

180,000 Series B convertible preferred stock, $100.00 par value, were issued to acquire music assets for the Company (Note 1). 120,000 of these shares were in escrow and shown on the balance sheet as a reduction in equity as of June 30, 2012. The per-share conversion price for the Series B Preferred Stock is $1.10.

The Preferred Shares include piggyback registration rights. There are no damages or penalties for failure to file or maintain a registration statement.

During the year ended June 30, 2013 38,000 of the Series B convertible preferred shares were converted into common shares and 100,000 shares were cancelled in connection with settlement agreements.

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NOTE 11 – NON-CONTROLLING INTEREST

The Company’s subsidiary SAFELA is owned 60 % by the Company and 40% by another party. Accordingly, the subsidiary is included in the consolidated financial position and results of operations of the Company, with recognition of the non-controlling interest separately in the Statement of Operations and from the equity of the Company’s shareholders on the balance sheet.

The activity of the non-controlling interest as of June 30, 2013 is as follows:

Initial balance recognized at July 1, 2012	$-
Non-controlling interest's proportionate share of Net loss for the year ended June 30, 2013	353,530

Non-controlling interest at June 30, 2013	$353,530

NOTE 12 – COMMITMENTS AND CONTINGENCIES

Creditors Liquidation of SAP Plc.

The Company’s listing predecessor Seven Arts Pictures Plc. (‘PLC’) was placed by the English Companies Court into compulsory liquidation on November 8, 2011. The Company’s CEO, Mr. Peter Hoffman, as a director of PLC had sought an administration order but this request was denied by the Courts as a result of inter alia the opposition of Parallel Pictures LLC (‘Parallel’). PLC’s principal creditors have appointed a liquidator for the orderly winding up of its remaining assets not transferred to the Company pursuant to the Asset Transfer Agreement, effective January 27, 2011.

Based on discussions with the liquidator, our management believes this liquidation proceeding will have no material effect on the cost, business or market value of common stock.

Further Share Issue to SAE Inc.

On June 11, 2010, Seven Arts Entertainment, Inc. (“SAE”), a Nevada Corporation, was formed and became a 100% owned subsidiary of Seven Arts Pictures Plc. As of June 11, 2010, the Company entered into an Asset Transfer Agreement, as amended on January 27, 2011 and again on August 31, 2011, to transfer all of the assets with a cost basis from PLC to SAE, in exchange for assumption by SAE of certain indebtedness and for one share of common stock of SAE for each ordinary share of PLC which have been distributed to shareholders. Additionally, 2,000,000 shares of SAE were issued to PLC in order to satisfy any remaining obligations. SAE Inc. may issue more shares of its common stock to resolve any claim made on the liquidation of PLC. The 2,000,000 pre-split shares were originally booked on January 27, 2012 at the market price on the day the SEC approved the transaction i.e. $3.94/share. Management now believe the shares should be booked at the August 31, 2012 market price of $0.66/share which is the date from which the shares in SAE were tradable.

807 Esplanade Guarantee

Seven Arts Pictures Louisiana LLC, a related party and/or an affiliate of the Company, entered into a Credit Agreement with Advantage Capital Community Development Fund LLC dated October 11, 2007, for the acquisition and improvement of the production and post-production facility located at 807 Esplanade Avenue in New Orleans, Louisiana (“807 Esplanade”) for aggregate principal advances of up to $3,700,000. This agreement was guaranteed by the Company’s predecessor. Approximately $3,700,000 plus interest has been drawn under the terms of this Credit Agreement, as of June 30, 2012. The Company has now assumed the liability for $1,000,000 of this amount due to an agreement with the now mortgagor Palm Finance. A construction loan of $1,850,000 previously guaranteed by the Company has now been assumed by the Company. The Company has a 30-year lease on the property to operate a production and post-production facility.

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As part of the assumption of the mortgage and construction loans regarding 807 Esplanade, the Company has agreed to pay an additional $750,000 in connection with the loan, contingent on the receipt of at least $5,000,000 in cash proceeds from the tax credits earned by SAPLA. As the Company has determined it is not probable at this point that the $5,000,000 will be achieved, they have not recognized the $750,000 in the accompanying financial statements.

Armadillo

The Company has guaranteed a $1,000,000 note plus interest due to Armadillo by the Employee Benefit Trust of the Company’s listing predecessor resulting from the purchase of Seven Arts preferred stock from Armadillo.

Fireworks Litigation

The Company obtained summary judgment on February 10, 2011 in an action in Ontario Superior Court, Canada, against CanWest Entertainment and two of its affiliates (“CanWest”) confirming the Company’s ownership of five motion pictures Rules of Engagement , An American Rhapsody , Who Is Cletis Tout , Onegin , and The Believer , (the “Copyrights”). CineVisions v. Fireworks International, No. 03-CV-247553 CM2. The Company has filed on September 7, 2011, an action in the High Court of England and Wales on September 7, 2011 against Content Media Corporation (“Content”) and Paramount Picture Corp. (“Paramount”) to recover the Copyrights and substantial damages for the use of the copyrighted works after their purported acquisition from CanWest. Seven Arts Filmed Entertainment v. Content Media Corp. No. HC11CO3046. The Company may incur up to $200,000 in legal expenses to pursue this claim but expects to recover those fees from Content. The Company’s motion for summary judgment against Content in the United Kingdom was denied demurred on March 18, 2013, but the dismissal did not consider the merits of the Company’s claims, only that Content was not bound by the Canadian judgment. The Company has also filed on May 27, 2011 an action in United States District Court in Los Angeles, California against Paramount Pictures for infringement of the Copyrights. Seven Arts Filmed Entertainment v. Paramount Pictures Corp. No. CV 11- 04603. This action was dismissed on October 3, 2012 by the District Court based on a claimed application of the statute of limitation and we have appealed to the Ninth Circuit No, 11-56759, the argument on which was heard on August 28, 2013.

Jonesfilm

Seven Arts Pictures plc (“PLC”), the Company’s listing predecessor, its then-subsidiary Seven Arts Filmed Entertainment Limited (“SAFE”) and Seven Arts Pictures Inc. (“SAP”), were the subject of an arbitration award of attorney fees totalling approximately $ 246,000, with interest and charges, both of which were reduced to judgment in favor of Jonesfilm (“JF ”) in a judgment dated June 19, 2007 entered by United States District Court in Los Angeles, California (“Judgment”). This amount is included in Accrued Liabilities on the accompanying financial statements. JF asserts that the Company is liable as the “successor in interest” to PLC, which the Company denies. JF has sought to enforce the Judgment against SAFE, Mr. Hoffman and SAP in proceedings filed on July 28, 2009 in United States District Court in New Orleans, Louisiana, in Case Nos. 09-4814/4815. Thereafter, Jonesfilm filed claims purportedly against the separate property of Mr. Hoffman’s wife in Case Nos. 11-1994 and 12-0535. Mrs. Hoffman filed action against Jonesfilm to seek relief (from Jonesfilm’s actions against her and her separate property). All proceedings are still pending. Mr. Hoffman and SAFE have appealed to the Fifth Circuit (No. 11-311 24) an order of garnishment against Leeway and penalties and legal fees awarded in connection with that order of garnishment, which appeal was denied. The Company does not believe it owes any amounts over the amount already accrued above.

F- 35

Arrowhead Target Fund

Seven Arts Future Flow I (“SFF”), a limited liability company owned by SAP Inc., a company previously controlled by Mr. Hoffman, obtained financing from the Arrowhead Target Fund, Ltd. (“Arrowhead”) of approximately $8,300,000 (the “Arrowhead Loan”). SFF secured the Arrowhead Loan with liens on 12 motion pictures. The Company’s only liability is to repay the Arrowhead Loan from the proceeds of the film assets pledged against the Arrowhead Loan. The Company is not required to repay the Arrowhead Loan from any of its other assets or revenues. SAE’s subsidiary, SAFE, Ltd. was the collateral agent of the film assets.

The Arrowhead Loan became due in February 2009 and SFF has not paid the outstanding principle and interest due thereon. Arrowhead has the right to foreclose on the pledged film assets, but has not done so at the present time. SFF has received a default notice to this effect and as a result Arrowhead is now collecting directly all sums receivable by the Company with respect to these motion pictures, and has appointed a new servicing agent for these motion pictures with the result that the Company no longer controls the licensing of these motion pictures. Failure to repay or refinance the Arrowhead Loan could result in a material disposition of assets through the loss of the Company’s rights to the twelve motion pictures and related loss of revenues in amounts that are difficult to predict.

Arrowhead filed an action on September 22, 2010 in New York Supreme Court, New York, New York, Arrowhead Target Fund v. Hoffman No. 657481/2010, which seeks recovery from the Company of the monies which the Company has retained under its interpretation of the relevant agreements with Arrowhead. In addition, Arrowhead makes substantial additional claims against the Company, Mr. Hoffman and SAP Inc. regarding claimed breaches of the terms of the operative agreements, including failure to properly account, failure to turn over materials, failure to remit monies collected, and similar matters. The claims against the Company for these breaches of warranties for damages are $8,300,000 although Arrowhead states no basis for this amount.

The Company had moved to dismiss the action against all defendants other than Seven Arts Future Flows I LLC, which is not part of the Company. On August 9, 2011, the New York Supreme Court granted the Company’s motion and dismissed all defendants except Seven Arts Filmed Entertainment Limited in its capacity as a collateral agent, which is not a material element of Arrowhead claim. The Company continues to believe that Arrowhead’s claims against the Company are without substantial merit.

Arrowhead has purported to amend its claim against the Company and the other defendants. The Company has moved for dismissal of these claims on the same grounds. A former counsel for SAFE and Mr. Hoffman failed to appear at a hearing and the Court orally entered default against SAFE and Mr. Hoffman on October 7, 2013, both of whom will move to vacate the order for the motion to dismiss based on lack of personal jurisdiction on the merits The Company continues to believe that Arrowhead’s claims against the Company are without substantial merit and will vigorously defend. The Company has accrued $744,000 as a loss contingency on this matter.

Arrowhead has purported to amend its claim against the Company and the other defendants. The Company will seek dismissal of these claims on the same grounds. As of June 30, 2013, and through the date of this filing, there have been no further development. The Company continues to believe that Arrowhead’s claims against the Company are without substantial merit and will vigorously defend. The Company has accrued $744,000 as a loss contingency on this matter.

F- 36

Arrowhead Capital Partners – ACG Loan

PLC, SAP and SAFE, and several special purpose companies formed by SAP were named as defendants in an action by Arrowhead Capital Partners Ltd filed in the Supreme Court of New York County of New York State served on May 24, 2010, seeking to collect $1,000,000 plus interest (the “ACG Loan”) due to Arrowhead Consulting Group LLC (“ACG”) as well as foreclosure on the collateral granted as part of the Cheyne Loan described above in Note 13 under “Production Loans”. Arrowhead Capital Finance v. Seven Arts Pictures , No. 601199/10. The ACG Loan is fully subordinated to repayment of the Cheyne Loan, which has not been repaid, and a subsidiary of the Company has been assigned all Cheyne’s rights under the subordination provision of the Cheyne Loan. ACG and the Company filed our motion for summary judgment which resulted in summary judgment in favor of ACG against SAFE, SAP and the special purpose companies. That summary judgment is on appeal to the New York Court of Appeals. As of June 30, 2013, and the date of this filing, there has been no decision in the appeal . The Company plans to vigorously defend this matter and cannot yet determine the probability of the outcome. The Company has not accrued a loss contingency on this matter and it is not a defendant in this action. Any claim against SAFE will be subject to the customary liquidation proceedings of SAFE under the law of the United Kingdom.

Investigation into Claim for Tax Credits (SAPLA)/ Possible Litigation Re: Tax Credits

The US Attorney in New Orleans is investigating claims for Louisiana film infrastructure tax credits including such tax credits to be claimed by Seven Arts Pictures Louisiana LLC (“SAPLA”) and has issued subpoenas for discovery of documents in the possession of the Company related to these tax credits. The Company has complied with that subpoena on March 15,

2012.

This investigation appears to include investigation as to whether certain expenses claimed by this affiliate were improper or fraudulent. All such claimed expenses were audited by independent auditors in Louisiana and reviewed by counsel. Management believes that this investigation will have no material adverse effect on the Company’s operations or the total tax credits to be received by the Company’s affiliates, but could result in charges against current or former employees of this affiliate based on prior audits, including Mr. Hoffman.

SAPLA, controlled by Mr. Hoffman’s wife, filed legal action in the 19th District Court in Baton Rouge, Louisiana in August, 2013 to require the Louisiana Department of Economic

Development and State Historic Preservation Office to certify the tax credits due SAPL A, the proceeds of which have been assigned to the Company.

Parallel Action

On June 28, 2011, Seven Arts Pictures Plc. (“PLC”) filed an action in the High Court of England against Parallel Media LLC (“Parallel”) to collect sums due to PLC with respect to acquisition of distribution rights in Russia to four motion pictures and to confirm Parallel’s obligations under both a signed and unsigned investment agreement with respect to the motion picture project Winter Queen. On the same day Parallel filed a petition to wind up and liquidate PLC in the Companies Courts of England based on its claim of repayment of $1,000,000 of investment made by Parallel in Winter Queen. PLC is no longer part of the Company.

F- 37

On September 19, 2011, Parallel filed a new action against PLC and SAE in the Superior Court of California in Los Angeles, asserting the same claims as in the winding up petition and seeking to enjoin the proposed administration proceedings in England. Parallel Media v. Seven Arts Entertainment, No. SC114182. A request for a preliminary injunction was denied by the Superior Court. Parallel was permitted to pursue a claim in the Los Angeles Superior Court for alleging that the Asset Transfer Agreement dated July 1, 2011 between PLC and the Company (“ATA”) was not for fair consideration. Parallel’s motion for summary judgment has been denied. The Company believes that a favorable decision by the liquidator as discussed above will resolve this action in the Company’s favor. The Company has not accrued for a loss contingency in this matter. The potential loss to the Company could be between $million and $1.75 million.

The liquidator has been advised in a letter from its counsel dated October 10, 2013, that the Company may be obligated to reimburse the liquidator for additional shares of the Company’s common stock by reason of the reduction in the value of the Company’s common stock issued to PLC pursuant to the ATA, from July 1, 2010 to August 31, 2011. The Company had previously offered to the liquidator to make such an adjustment in the consideration paid pursuant to the ATA. The Company intends to negotiate an amicable resolution of this issue with the liquidator which counsel believes should resolve any claims by Parallel.

HMRC Investigation

On July 19, 2011 Officers of Her Majesty’s Revenue & Customs (“HMRC”) attended the offices of Seven Arts Pictures Plc. (the “Company”) in London. Documents were retained appertaining to arrangements involving the subscription for shares in a number of companies which had lost value, resulting in subscribers making claims to tax relief.

The Company’s participation in these transactions was limited to the Company’s predecessor’s transfer of rights to certain motion pictures to the investors in return for their investments in the production and release costs of those pictures and making available the provision of loans to fund a portion of those investments. The Company received no tax benefits from the transactions, which were made on arms-length terms. The Company believes that it is not a subject of the HMRC investigation.

In connection with the transactions, the Company did not make any representations or warranties to any party, including the investors, regarding any potential tax benefits related to the transactions. Prior to the closing of the transactions the investors obtained and made available to the Company, an opinion of prominent Queen’s counsel, specializing in United Kingdom tax laws, that the transactions were permitted and acceptable under the terms of the applicable United Kingdom revenue laws. The Company remains confident that the transactions were permitted and acceptable under the terms of the applicable United Kingdom revenue laws.

HMRC has requested interviews with three officers of PLC to discuss whether those officers were involved in the arrangements for subscription of shares in the relevant companies, the first of which with Ms. Elaine New, CFO, occurred in April 2012 and a second in May 2012. PLC is fully cooperating with the investigation. PLC believes there is no basis for any claim of responsibility of any of its officers or employees. Based on facts currently known by PLC, there is no need for it to record a contingent liability in its financial statements in connection with the investigation or the related transactions.

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Commitments:

Employment agreements

We have an employment agreement with Peter Hoffman pursuant to which he will act as our CEO until December 31, 2018. He has taken a leave of absence until December 31, 2013, and has waived his salary in that period. In connection with that employment agreement, we have granted Mr. Hoffman:

•	the right to sole responsibility for creative and business decisions regarding motion pictures we develop and produce,

•	a right of first refusal to produce remakes, sequels or prequels of motion pictures produced by Mr. Hoffman and acquired by us or any motion picture produced by us during his employment,

•	an annual salary of $500,000 per year plus bonuses, expenses and a signing option and

•	a right upon termination without cause to a lump sum payment of approximately $1,500,000, an assignment of all projects in development during the term of his employment and any amounts due upon such compensation as an excise tax.

We have an employment agreement with Kate Hoffman for a term ending on April 30, 2018, pursuant to which she will act as our COO at a salary of £100,000 per year plus bonuses and expenses. Ms. Hoffman’s contract contains a ‘‘non-compete’’ clause pursuant to which she will be excluded from competing against us for 6 months following the date of her termination.

We have a consultant agreement with Candace Wernick pursuant to which she will act as chief financial officer for compensation of $167,000 per year and expenses, as well as additional compensation for special projects. The contract automatically renews each July 15, unless advance notice is given.

Appointment of new Chairman and President

On April 2, 2013, we appointed Vince Vellardita as President and Chairman of the Board of Directors., pursuant to a three-year employment agreement dated April 1, 2013. Pursuant to the employment agreement, Mr. Vellardita will receive an annual salary of $200,000 payable on a monthly basis and a bonus of 10% of any net income realized by the Company or its subsidiaries for the music and movie license agreements to be entered into with him. Mr. Vellardita will also be entitled to reimbursement of all reasonable and customary expenses and other benefits that are generally available to the Company’s employees. On August 29, 2013 Mr. Vallardita resigned from the Company and $40,000 (to be satisfied in common stock of the Company) has been accrued in the accompanying financial statements as settlement of his employment contract.

Leases – 807

The Company, through its subsidiary SAFELA, has a sublease on the property at 807 Esplanade, New Orleans, Louisiana, which houses the post-production facility. The sublease is with 808

Esplanade Ave MT, LLC, and unrelated party, who leases the property through a master lease with SAPLA. The term of the lease is for 30 years, terminating on December 31, 2024, with annual rent of $110,000.

Lease – West Hollywood

The Company has entered into a lease for their West Hollywood office which commenced on January 1, 2011 and terminates on December 31, 2016, with a monthly base rent of approximately $9,516. The Company has the option to extend the lease period for one five year period. The base rent shall increase annually by the Consumer Price Index, but in no case to be less than 3% or greater than 6%.

On February 1, 2012, the Company and landlord amended the lease to include additional space for a new total base rent of $15,138, and extended the lease term through December 31, 2017. As of June 30, 2012 the Company has vacated the additional space, and the landlord has leased the space to new tenants. The Company and management are negotiating a settlement on the termination of the lease, for which $75,000 has been included in accrued expenses.

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NOTE 13 – FAIR VALUE MEASUREMENTS

Cash, accounts receivable, accounts payable and other accrued expenses and other current assets and liabilities are carried at amounts which reasonably approximate their fair values because of the relatively short maturity of those instruments.

ASC 820, “ Fair Value Measurements and Disclosures ”, establishes a framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under ASC 820 are described as follows:

Level 1 - Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access. Level 2 - Inputs to the valuation methodology include:

·	quoted prices for similar assets or liabilities in active markets;
·	quoted prices for identical or similar assets or liabilities in inactive markets;
·	inputs other than quoted prices that are observable for the asset or liability;
·	inputs that are derived principally from or corroborated by observable market data by correlation or other means.

If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3 - Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

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The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

The preceding method described may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the Company believes its valuation method is appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date. As of June 30, 2013 and June 30, 2012, all of the Company’s financial assets and liabilities were considered current and due to the short maturity the carrying amounts are considered to approximate fair value.

NOTE 14 – SUBSEQUENT EVENTS

Subsequent stock issuances:

The Company issued the following shares of common stock subsequent to June 30, 2013:

Between July 1, 2013 and October 15, 2013, the Company issued 8,647,647 common shares at an average price of $0.039 per share. The total number of shares outstanding on October 15, 2013 was 10,963,811.

7,706,381	common shares were issued in satisfaction of various convertible loans totalling $ 309,250 converted at an average conversion price of $0.04 per share.

941,266	common shares were issued in satisfaction of various convertible loans related to construction loans totalling $ 30,000 and was converted at an average conversion price of $0.03 per share.
8,647,647

Debt issuances:

On June 14, 2013, the Company entered into a debt agreement for approximately $216,000 to cover expenses connected to its' film "Schism". The note was not finalized and funded until subsequent to year end, and therefore is not recognized in the loan balance outstanding as of June 30, 2013. The note is due October 31, 2013 and bears interest at 10%.

On September 15, 2013, the Company issued a convertible note for $50,000, due March 15, 2014. The note is convertible at the lessor of $0.003 or 65% of the closing price on the trading day prior to the holder's exercise of the note.

On October 1, 2013, the Company entered into three convertible notes, with two parties. One party acquired convertible notes in the amount of $50,000 and $10,000, the second party's note was in the amount of $10,000. All three notes are due on April 1, 2014, and have the same conversion rate of $0.002, with certain reset rights.

SAFE UK in liquidation:

On Wednesday, October 9, 2013, Seven Arts Filmed Entertainment Limited (“SAFE”), agreed to voluntary creditors liquidation under the terms of English law. One of SAFE’s creditors, Content Media, is seeking to convert this proceeding into an involuntary creditors’ liquidation and has filed a petition in the Company’s Court, part of the High Court of London and Wales, _________SAFE’s agreement to voluntary creditors liquidation follows from the termination of its business by reason of the Asset Transfer Agreement between the Company and SAFE dated January 3, 2012 and the termination of SAFE’s activities in the United Kingdom in May, 2013. SAFE’s voluntary liquidation was supported by its and the Company’s principal creditor, Palm Finance Inc., which controls more than 50% of the aggregate indebtedness of SAFE.

Sixteen19:

In October of 2012, SAFELA began negotiations with Sixteen19, a post production and digital production facility with offices in New York, Los Angeles and London, to run the operations of the production facility located at 807 Esplanade Avenue on New Orleans. As of this date the parties have not completed a formal agreement. It is not contemplated that there will be a new company formed for this joint venture, but rather a contracted partnership between SAFELA and Sixteen19. The name of the facility has been agreed to be French Quarter Film Center.

The basic terms of the agreement to run the facility were agreed in early December as follows: SAFELA and Sixteen19 agreed to joint operational control of the facility. For any business which utilized residential or office space at the facility, SAFELA will earn 80% of the gross revenue and pay Sixteen19 a 20% commission. For any business which was considered editorial or digital daily work, Sixteen19 will earn 80% of the gross revenue and pay SAFELA a 20% commission. There was an agreed set of “base rates” and any deviation below the agreed level of base rates for any new business will have to be mutually agreed by Kate Hoffman on behalf of SAFELA and Pete Conlin on behalf of Sixteen19. In addition, SAFELA agreed to pay 100% of the costs associated with the running of the building, including but not limited to all utilities, cleaning, gardening, sundry supplies and repairs to any damage to the facility that did not included technical issues. Sixteen19 agreed to pay 100% of the equipment and personnel costs associated with the editorial and digital daily business. In addition, SAFELA and Sixtyeen19 agreed to split the salary of a facility manager 50/50.

During the year ended June 30, 2013 the joint venture did contract some work with CBS Sports which was purely editorial and digital daily work performed at the facility. As such, SAFELA is entitled to a twenty percent commission of the gross revenue paid by CBS Sports to Sixteen19.

F- 41

On August 29, 2013, Vince Vellardita resigned as Chairman and a Director and employee of Seven Arts Entertainment Inc., and its affiliates (the "Company"). Mr. Vellardita will be issued $40,000 in newly issued common stock of SAE, with a restrictive legend under Rule 144. Mr Vellardita will appoint the Company as an agent to license of the television series “AJ Time Traveler” pursuant to a customary distribution agreement subject to good faith negotiation with standard industry parameters. The terms of the agency shall be two years with a commission of 25% to Mr Vellardita of actual collections, whenever such collections are made. Mr Vellardita shall have approval of any cost incurred by the Company above $5,000 in relation to the licensing of “AJ Time Traveler”.

Form S-1:

The Company is currently in the process of responding to SEC comments on the registration statement on Form S-1 which was filed with the SEC on January 22, 2013.

Reverse Stock Split

On October 16, 2013 the Company effected a one for twenty reverse stock split. All share amounts presented in these financial statements and notes have been restated to reflect the reverse stock split as if it occurred at the beginning of the periods presented.

NOTE 15 – Restatement of Previously Issued Financial Statements

The Company is restating the consolidated financial statements for the years ended June 30, 2012 and 2011. The Company identified certain errors as follows:

•	The Company recognized $4,489,721 for forgiveness of debt and interest for the year ended June 30, 2011 based on a verbal agreement with the lender. However, it was not until October of 2011 that all the other terms and issues of the Forbearance and Workout Agreement #6 (“Forbearance agreement”) were memorialized in a formal agreement. Management originally concluded the verbal agreement and finalized agreement were sufficient evidential matter to support the determination that the forgiveness could be recognized during the year ended June 30, 2011. Management has revisited this conclusion and has instead determined, based on the executed formal agreements, to recognize the forgiveness as of the date the Forbearance Agreement was finalized, on October 28, 2011. Therefore, the gain on forgiveness of debt and interest has been restated to be recognized during the year ended June

30, 2012, instead of June 30, 2011.

•	During the year ended June 30, 2012, the Company had recognized $6,459,247 as a one time “Change in estimate on impairment of film costs”. The Company is reclassifying this amount to properly be included as a component of Cost of Revenue.

•	The Company recognized $7,540,898 for “Fee related revenue – related party” in the year ended June 30, 2012. The amounts were clearly labeled and disclosed as between the Company and a related party, on both the face of the financial statements as well as in the footnote disclosures. Upon further reflection, management has determined a more appropriate treatment of the transaction would be to recognize as revenue an amount equal to the fair value for the services as if it had occurred between unrelated third parties. The fair value of $3,235,000 was determined based on the amounts stated as “qualified expenses” and determined to be reasonable and industry standard in the required audit of the cost report of infrastructure expenditures done performed by an independent accounting firm. Therefore, the “Fee related revenue – related party” has been restated during the year ended June 30, 2012, from $7,540,898 to $3,235,000..

•	During the year ended June 30, 2012 the Company revalued Series B Preferred Stock that had been issued in an acquisition for music assets, as an acquisition price adjustment during the measurement period. The “revalue” of the Series B Preferred Stock resulted in a journal entry that debited the Series B Preferred Stock and credited the Music Assets by $4,400,684. Upon re-examination of the facts and accounting literature, management also has determined that the events on which the decision to remeasure the Series B Preferred Stock during the measurement period did not in fact reflect circumstances that existed at the acquisition date. Furthermore, as the Series B Preferred Stock was determined to be classified as permanent equity it should not have been remeasured after initial measurement. Therefore, the financial statements have been restated to reflect this correction of an error, resulting in an increase to both the Music Assets and Series B by $4,400,684.

As a result of the increase to Music Assets as of June 30, 2012, the Company re-evaluated it’s impairment analysis for this date, which has resulted in the recognition of a $3,035,000 impairment in the year ended June 30, 2012.

The Company entered into an agreement with Mr. Hoffman whereby he pledged 25,000,000 (pre-splits) shares to a certain noteholder as collateral against the debt. The shares pledged were newly issued to Mr. Hoffman, and under the Company’s original accounting treatment the Company charged the issuance of the shares against Mr. Hoffman’s Due to account. However, per further research of the transaction, if the pledged shares are sold and applied to the note balance, or if the shares are not utilized by the pledges and returned to the Company, Mr. Hoffman’s Due to related party balance as of the date of the agreements, will be reinstated. Due to the future obligation to in substance repurchase the shares and reinstate the Due to related party balance, it has been determined the shares should have been treated as if issued for no consideration, with only recognition of the number of shares issued at par, with an offset to APIC.

F- 42

Seven Arts Entertainment, Inc.

(Formerly Seven Arts Pictures, Plc)

Consolidated Statements of Operations

For the Year Ended June 30, 2012

	Year Ended June 30,
	2012
			Reclass of "one-		Adjustment of
			time		Revenue/AR
	(as originally	Foregiveness of	revlauation of	Impairment of	recognized from
	filed)	Debt	film costs"	Music Assets	SAPLA	June 30, Restated
Revenue:
Film revenue	823,006					823,006
Fee income revenue - related party	7,540,898				(4,305,898)	3,235,000
Total revenue	8,363,904					4,058,006

Amortization of film costs	3,996,577					3,996,577
Impairment of film and music costs			6,459,247	3,035,000		9,494,247
Other cost of revenue	899,065					899,065
Cost of revenue	4,895,642					14,389,889

Operating expenses:
General and administrative expense	2,251,139					2,251,139
Change in estimate on impairment of film costs	6,459,247		(6,459,247)			-
Bad debt expense	307,481					307,481
Total operating expenses	9,017,867					2,558,620

Non-operating income(expense)
Other income	31,100	4,458,621				4,489,721
Interest expense	(2,752,682)					(2,752,682)
Interest income	-					-
Total non-operating income (expense)	(2,721,582)					1,737,039

Change in debt derivative	-					-
	(8,271,187)					(11,153,464)
Provision for income tax (benefit)	-					-
Net income (loss)	(8,271,187)					(11,153,464)

Net income (loss)	(8,271,187)					(11,153,464)
Foreign exchange translation gain (loss)	(13,555)					(13,555)
Comprehensive income (loss)	(8,284,742)					(11,167,019)

		4,458,621	-	3,035,000	-6,305,898
Weighted average number of ordinary shares used in the profit (loss) per share calculation:
Basic	453,057					453,057
Diluted	453,057					453,057

Basic profit/ (loss) per share	(18.26)					(24.62)
Diluted profit/ (loss) per share	(18.26)					(24.62)

F- 43

Seven Arts Entertainment, Inc .

(Formerly Seven Arts Pictures, Plc)

Consolidated Balance Sheets

A of June 30, 2012

		2011			Recognize	Reversal of		Adjustment for
	June 30,	restatement of		Correct	Impairment on	Revenue/AR	Recognize	shares pledged in
	2012	Foregiveness of	Foregiveness of	"revaluation" of	Music Assets after	recognized from	adjusted revenue	connection with
	(Audited)	Debt/Interest	Debt/Interest	Series B PS	restatement of PS	SAPLA	from SAPLA	debt	June 30, Restated
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$120,658								$120,658
Accounts receivable, net of allowance for doubtful accounts of $171,062 and $195,623	192,035								192,035
Due from related parties, net	2,116,538								2,116,538
Fee income receivable from related parties	5,896,970					(5,896,970)	3,235,000		3,235,000
Other receivables and prepayments	849,845								849,845
Total Current Assets	9,176,047								6,514,076
Long term receivable from related parties	1,643,928					(1,643,928)			-
Film costs, less amortization and impairment of $10,458,823 and $2,843,734	14,612,608								14,612,608
Music assets	2,923,474			4,400,684	(3,035,000)				4,289,158
Leasehold Improvements	4,551,270								4,551,270
Property and equipment, net of accumulated depreciation of $111,232 and $106,671	16,137								16,137
TOTAL ASSETS	32,923,463								$29,983,249
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	1,152,977								1,152,977
Accrued liabilities	2,758,845								2,758,845
Due to related parties	1,060,906							651,229	1,712,134
Shares to be issued	200,000								200,000
Participation and residuals	114,215								114,215
Other loans	7,163,730	4,458,621	(4,458,621)						7,163,730
Film & production loans	6,124,428								6,124,428
Deferred income	849,080								849,080
VAT	-								-
Provision for earn-out	50,000								50,000
Total Current Liabilities	19,474,181								20,125,409
TOTAL LIABILITIES	$19,474,181								$20,125,409
				4,400,684	(3,035,000)	(7,540,898)	3,235,000	651,229
STOCKHOLDERS' EQUITY
Convertible redeemable Series A preference shares at $10 par value, 125125 authorised and outstanding	$1,251,250								$1,251,250
									-
Convertible redeemable Series B preference shares at $100 par value, 200,000 authorised, 180,000 outstanding	4,762,952			4,400,684					$9,163,636
Convertible redeemable Series B shares held in escrow	(3,163,636)								(3,163,636)
Common stock ; $0.01 par value, 35,992,964 authorised,1,739,900 issued and outstanding	17,399								17,399
Common stock; £ 0.25 par value; 20,527,360 shares authorized;									-
37,759 issued and outstanding	-								-
Deferred stock; £ 0.45 par value; 13,184,000 shares authorized;									-
and 13,184,000 shares issued and outstanding	-								-
Deferred stock; £1.00 par value; 2,268,120									-
shares issued and outstanding	-								-
Additional paid in capital	18,866,060							(651,229)	18,214,831
Convertible debentures	-								-
Receivable from EBT	-								-
Accumulated profit /(deficit)	0	(4,458,621)							(4,458,621)
Comprehensive income	(13,555)								(13,555)
Current Earnings	(8,271,187)		4,458,621		(3,035,000)	(7,540,898)	3,235,000		(11,153,464)
Shareholders' equity	13,449,283								9,857,840
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$32,923,463								$29,983,249
		(4,458,621)	4,458,621	4,400,684	(3,035,000)	(7,540,898)	3,235,000	(651,229)	(0)

F- 44